Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

By and Among

Mindspeed Technologies, Inc.

(a Delaware corporation);

Platinum Acquisition (UK) Limited

(a private company limited by shares and registered in England and Wales);

Platinum Acquisition Corporation

(a Delaware corporation);

picoChip Inc.

(a Delaware corporation);

Picochip Ltd.

(a private company limited by shares and registered in England and Wales);

and

the Stockholder Representative

(as defined herein).

January 5, 2012

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-ii-

EXHIBITS

Exhibit A:	Form of Voting Agreement	130
Exhibit B:	Form of Escrow Agreement	131
Exhibit C:	Form of Certificate of Merger	132
Exhibit D:	Form of Letter of Transmittal	133
Exhibit E:	Form of Legal Opinion	134
Exhibit F:	Form of FIRPTA Certificate	135
Exhibit G:	Form of Declaration of Registration Rights	136

-iii-

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER is made and entered into as of January 5, 2012 by and among Mindspeed Technologies, Inc., a Delaware corporation having its principal place of business at 4000 MacArthur Blvd., East Tower, Newport Beach, California, 92660 (the “Parent”); Platinum Acquisition (UK) Limited, a private company limited by shares registered in England and Wales with registration number 07893808 and having its registered office at 5 New Street Square, London EC4A 3TW, England (the “UK Acquiror”); Platinum Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of UK Acquiror (the “Merger Sub”) having its principal place of business at the same address as Parent; picoChip Inc., a Delaware corporation having its principal place of business at Upper Borough Court, Upper Borough Walls, Bath BA1 1RG, United Kingdom (the “Company”); Picochip Ltd., a private company limited by shares registered in England and Wales with registration number 03463870 and having its principal place of business at Upper Borough Court, Upper Borough Walls, Bath BA1 1RG, United Kingdom (the “UK Subsidiary”); and with respect to certain provisions of this Agreement (including, without limitation, Article VIII), the Stockholder Representative. Capitalized terms not previously or otherwise defined herein shall have the meaning(s) ascribed to them in Article I.

RECITALS

A. The Boards of Directors of each of the Company, Parent, UK Acquiror, and Merger Sub believe it to be in the best interests of each such company and their respective stockholders that UK Acquiror acquire the Company through the statutory merger of Merger Sub with and into the Company (the “Merger”) and, in furtherance thereof, have approved the Merger.

B. The board of directors of the Company has, by resolutions duly adopted, unanimously: (i) declared that the Merger and the other transactions contemplated by this Agreement are advisable, fair to and in the best interests of the Company and its stockholders; (ii) approved this Agreement in accordance with the provisions of Delaware Law; (iii) directed that this Agreement and the Merger be submitted to the stockholders of the Company for their adoption and approval by written consent; and (iv) recommended that the stockholders of the Company adopt this Agreement and approve the Merger (the “Board Recommendation”). Furthermore, the board of directors of the UK Subsidiary has, by resolutions duly adopted, unanimously: (i) declared that the Merger and the other transactions contemplated by this Agreement are in the best interests of the UK Subsidiary and its stockholder and (ii) approved this Agreement in accordance with the provisions of applicable Law.

C. UK Subsidiary is a wholly-owned subsidiary of the Company and is the Company’s principal operating entity for purposes of conducting the Company’s business.

D. Pursuant to the Merger, among other things, all the outstanding shares of capital stock of the Company (“Company Capital Stock”), consisting of the outstanding shares of Common Stock of the Company (“Company Common”) and the outstanding shares of Preferred Stock of the Company (“Company Preferred”), will be converted into the right to receive consideration consisting of cash and shares of Common Stock of Parent, par value $0.01 per share (“Parent Common”), based on the liquidation preferences and other rights applicable to such shares of Company Capital Stock as set forth in the Restated Company Certificate.

E. A portion of the cash consideration otherwise payable to the Consideration Recipients in connection with the Merger shall be placed in escrow pursuant to the terms of this Agreement, and an additional amount of the cash consideration otherwise payable to the Consideration Recipients shall be wired to an account designated by the Stockholder Representative, as in each case the release of such amounts shall be contingent upon certain events and conditions, all as set forth in Article VIII hereof and the Escrow Agreement.

F. The Company, UK Subsidiary, Parent, UK Acquiror, and Merger Sub desire to make certain representations and other agreements in connection with the Merger.

G. Concurrently with the execution of this Agreement, and as a condition and inducement to Parent’s and UK Acquiror’s willingness to enter into this Agreement, each of the stockholders of the Company listed on Schedule 6.30 of the Company Disclosure Schedule is entering into the Voting Agreement substantially in the form attached hereto as Exhibit A (the “Voting Agreement”).

H. Within twenty-four (24) hours after the execution of this Agreement, the Company shall obtain an action by written consent approving this Agreement and the Merger by the Required Stockholder Vote (as defined herein) in accordance with Delaware Law (as defined herein) and the Company Charter Documents (as defined herein).

I. The parties intend, by executing this Agreement, that the Merger shall be, for purposes of the Code, a taxable transaction to the Company and its stockholders.

NOW THEREFORE, in consideration of the covenants, promises, representations, and warranties set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS AND CONSTRUCTION

1.1 Definitions. For purposes of this Agreement, the following terms shall have the meanings ascribed to them below:

“Actual Closing Net Assets Adjustment” shall have the meaning set forth in Section 2.7(b).

“Additional Subsidiaries” shall have the meaning set forth in Section 3.1(c).

“Affiliate” or “a person affiliated with” shall have, with respect to any Person, the meaning set forth in Rule 12b-2 promulgated by the SEC under the Exchange Act.

“Aggregate Closing Transaction Value” shall have the meaning given to that term in Section 2.6(i).

“Aggregate Escrow Amount” shall have the meaning given to that term in Section 2.6(i).

“Aggregate Maximum Merger Consideration Value” shall have the meaning given to that term in Section 2.6(i).

“Agreement” or “this Agreement” shall mean this Agreement and Plan of Merger, dated as of January 5, 2012 by and among Parent, Merger Sub, the Company, UK Subsidiary, and the Stockholder Representative, including the Company Disclosure Schedule, all exhibits and schedules hereto and thereto, and any and all amendments hereto in accordance with Article IX.

“[***] Agreement” shall mean the [***] Agreement for [***] (Agreement Number [***]) dated effective as of [***] by and between [***] and UK Subsidiary.

“Audited Balance Sheets” shall mean the audited consolidated balance sheets of the UK Subsidiary as of December 31, 2009 and December 31, 2010.

“Audited Cashflow Statements” shall mean the audited consolidated cash flow statements of the UK Subsidiary for the years ended December 31, 2009 and December 31, 2010.

“Audited Financial Statements” shall mean, collectively, the Audited Balance Sheets, the Audited Cashflow Statements, and the Audited Operating Statements.

“Audited Operating Statements” shall mean the audited consolidated profit and loss accounts of the UK Subsidiary for the years ended December 31, 2009 and December 31, 2010.

“Banker Fees” shall have the meaning given to that term in Section 2.6(i).

“Barclays Letter” shall have the meaning given to that term in Section 2.6(i).

“Board Recommendation” has the meaning set forth in Recital B.

“Business Day” shall mean any day, other than a Saturday or Sunday, on which banks are open for business in both the City of Newport Beach, California and the City of London, England.

“Cash Amount” shall mean (a) TWENTY-SEVEN MILLION FIVE HUNDRED THOUSAND DOLLARS ($27,500,000) plus the amount of Company Cash less (b) the sum of (i) the MTB Initial Aggregate Amount; (ii) the amount of Transaction Payroll Taxes (excluding any MTB Initial Transaction Payroll Taxes Amount which are included in the MTB Initial Aggregate Amount); (iii) the Debt Payment Amount; (iv) the Employee Accrued Bonus Payments; (v) the Company Transaction Expenses; (vi) the D&O Policy Premium; (vii) the Closing Net Assets

[* * *] Confidential portions of this document have been redacted and filed separately with the Commission.

Adjustment; and (viii) the aggregate amount of any Contract Consent Payments paid on or prior to the Closing or determined to be payable after the Closing; provided, however, that in the event the Net Cash Deficit Amount is positive, the reference in subsection (a) of this definition to TWENTY-SEVEN MILLION FIVE HUNDRED THOUSAND DOLLARS ($27,500,000) shall be reduced by an amount equal to the Net Cash Deficit Amount.

“Certificates” shall have the meaning set forth in Section 2.9(c).

“Closing” and “Closing Date” shall have the meanings set forth in Section 2.2.

“Closing Assets” shall mean the sum of the Qualified Receivables, Qualified Inventory, and the Pre-paid Expenses.

“Closing Estimates Certificate” shall have the meaning set forth in Section 2.7(a).

“Closing Inventory” and “Closing Statement of Inventory” shall have the meanings set forth in Section 3.13(a).

“Closing Liabilities” shall mean the total liabilities of the Company and the Company Subsidiaries based on the line items as reflected on the US Financial Statements as of the close of business on the date two (2) Business Days immediately prior to Closing, determined in accordance with US GAAP; provided, however, that the liabilities of the Company and the Company Subsidiaries associated with the Litigation Settlement Agreement as reflected on the US Financial Statements shall be deemed to not be Closing Liabilities for purposes of this Agreement regardless of their treatment under US GAAP; provided, further, that any liabilities of the Company and the Company Subsidiaries that are deducted from the Cash Amount at the Closing (i.e., those amounts set forth in clause (b)(i), (ii), (iii), (iv), (v), (vi) and (viii) of the definition of “Cash Amount”)) shall not constitute Closing Liabilities for purposes of the calculation thereof.

“Closing Net Assets” shall mean Closing Assets less Closing Liabilities.

“Closing Net Assets Adjustment” shall mean the amount, if any, by which Target Net Assets exceeds Closing Net Assets.

“COBRA” shall have the meaning set forth in Section 3.23(a).

“Code” shall mean the United States Internal Revenue Code of 1986, as amended.

“Companies Act” shall mean the Companies Act 2006, as amended from time to time.

“Company” shall mean picoChip Inc., a Delaware corporation.

“Company Bank Accounts” shall have the meaning set forth in Section 3.19.

“Company Bylaws” shall mean the Amended and Restated Bylaws of the Company as in effect on the date of this Agreement.

“Company Capital Stock” shall have the meaning set forth in the recitals to this Agreement.

“Company Cash” shall mean all cash and cash equivalents (determined in accordance with US GAAP) held on deposit in the Company Bank Accounts as of the close of business on the date two (2) Business Days immediately prior to the Closing. Company Cash shall include the amounts of all checks, drafts, and wires issued to the Company prior to such time but solely to the extent that such checks, drafts, and wires have then cleared. Company Cash shall exclude all checks, drafts, and wires that have not cleared as of such time. For purposes of determining the amount of Company Cash, all amounts held in currencies other than the United States Dollar shall be converted to United States Dollars based on the applicable foreign exchange rates printed in the Wall Street Journal (Western U.S. Edition) dated as of the Business Day falling two (2) Business Days prior to the Closing.

“Company Charter Documents” shall mean the Restated Company Certificate and the Company Bylaws, collectively.

“Company Common” shall have the meaning set forth in the recitals to this Agreement.

“Company Disclosure Schedule” shall have the meaning set forth in the preamble to Article III.

“Company Employee Plan” shall have the meaning set forth in Section 3.23(a).

“Company Indemnification Provisions” shall have the meaning set forth in Section 6.22(a).

“Company Intellectual Property” shall have the meaning set forth in Section 3.14(a).

“Company Options” shall mean options granted pursuant to the Option Plan to employees, directors, and consultants of the Company, the UK Subsidiary, or any other direct or indirect subsidiary of the Company or the UK Subsidiary to acquire shares of Company Common.

“Company Preferred” shall have the meaning set forth in the recitals to this Agreement.

“Company Products” shall have the meaning set forth in Section 3.14(b).

“Company Registered Intellectual Property Rights” shall have the meaning set forth in Section 3.14(c).

“Company Source Code” shall have the meaning set forth in Section 3.14(a).

“Company Subsidiaries” shall mean the Additional Subsidiaries and the UK Subsidiary, collectively, and “Company Subsidiary” shall refer to any of the Additional Subsidiaries or UK Subsidiary.

“Company Transaction Expenses” shall mean all Third Party Expenses incurred by the Company and/or the Company Subsidiaries that remain unpaid as of the Effective Time, including, without limitation, the fees and costs of third parties payable by the Company and/or the Company Subsidiaries with respect to the preparation, audit, review and delivery of the US Financial Statements.

“Company Warrant” shall mean any outstanding right, whether pursuant to Contract or otherwise, to acquire shares of Company Capital Stock, excluding Company Options.

“Conflict” shall mean any event or circumstance that would constitute a conflict, breach, violation, or default (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification, or acceleration of any obligation or loss of any benefit.

“Consideration Recipient” means a Stockholder that is entitled to receive Merger Consideration pursuant to the terms of this Agreement.

“Contaminant” shall have the meaning set forth in Section 3.14(dd).

“Continuing Employees” shall mean the employees of the Company or Company Subsidiaries listed on Schedule 6.15.

“Contract” shall mean any written, oral, or other agreement, contract, subcontract, lease, instrument, note, warranty, insurance policy, benefit plan, or legally binding commitment, undertaking or obligation of any nature.

“Contract Consent Payments” shall mean any fee, expense, charge, or other payment made or required to be made by the Company, UK Subsidiary and/or any other Company Subsidiary (whether before or after the Closing) to any third party as an inducement or consideration for the execution and delivery by such third party of any Consent.

“Convertible Notes” shall mean each of the Subordinated Secured Convertible Promissory Notes issued pursuant to the Note Purchase Agreements dated as of March 31, 2011 and July 26, 2011 between the Company and the lenders named therein.

“Copyrights” shall have the meaning set forth in Section 3.14(a).

“Cronin Agreement” shall mean that certain letter agreement by and between the Company and Cronin Business Solutions Ltd, dated September 6, 2011.

“Data Protection Legislation” shall have the meaning set forth in Section 3.14(a).

“Debt Agreements” shall mean the following Contracts evidencing the Company’s and/or any Company Subsidiary’s obligations with respect to outstanding Indebtedness: (i) the SVB UK Subsidiary Loan; (ii) the Convertible Notes to the extent not otherwise converted into Company Capital Stock pursuant to its terms prior to the Effective Time; and (iii) any and all other Contracts entered into by the Company and/or any Company Subsidiary after the date of this Agreement and on or prior to the Effective Time that relates to Indebtedness.

“Debt Payment Amount” shall mean the aggregate outstanding principal and interest due and owing to (i) Silicon Valley Bank; (ii) the lenders named under the Convertible Notes; and (iii) the counterparties to all other Contracts entered into by the Company and/or any Company Subsidiary after the date of this Agreement and on or prior to the Effective Time that relates to Indebtedness, in full and complete satisfaction of all the Company’s and/or any Company Subsidiary’s obligations under the Debt Agreements as of the Closing Date.

“Delaware Law” shall mean the Delaware General Corporation Law, as amended, and such other provisions of the laws of the State of Delaware as may be applicable under the circumstances.

“Delaware Secretary” shall mean the Secretary of State of the State of Delaware.

“Deloitte” shall mean Deloitte, LLP, an independent public accounting firm, registered in the United States with the Public Company Accounting Oversight Board.

“Disabling Code” shall have the meaning set forth in Section 3.14(dd).

“Dissenting Shares” shall have the meaning set forth in Section 2.8(a).

“D&O Policy” shall have the meaning set forth in Section 6.22(b).

“D&O Policy Premium” shall mean the premium payable at the Closing with respect to the D&O Policy.

“DOL” shall have the meaning set forth in Section 3.23(a).

“Earnout Amount” shall mean the aggregate amount of all Earnout Payment(s).

“Earnout Payment” shall mean the Revenue Earnout Payment, the Production Earnout Payment, the Milestone Earnout Payment, and the Key Customer Access Earnout Payment, if any.

“Effective Time” shall have the meaning set forth in Section 2.2.

“Employee” shall have the meaning set forth in Section 3.23(a).

“Employee Accrued Bonus Payments” shall mean (a) the discretionary bonus payments in the aggregate amount of (i) £388,250 and (ii) 1,326,390 RMB, in each case, approved by the UK Subsidiary for fiscal year 2010 and that remain payable to employees of the UK Subsidiary as of the date of this Agreement and/or as of the Closing Date and as described in greater detail on Schedule 3.23(p) of the Company Disclosure Schedule and (b) any other bonus obligations or Liabilities of the

Company or any Company Subsidiary that remain payable to employees or other service providers of the Company or any Company Subsidiary as of the date of this Agreement and/or as of the Closing Date and as described in greater detail on Schedule 3.23(p) of the Company Disclosure Schedule, in either case with respect to clauses (a) or (b), plus any social insurance, employment or other similar employer payroll Taxes payable by Parent, UK Acquiror, the Company or any Company Subsidiaries with respect to such payments, obligations or Liabilities.

“Employee Agreement” shall have the meaning set forth in Section 3.23(a).

“Entity” shall mean any company (including any non-profit company, limited liability company, or joint stock company, wherever incorporated), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, firm, or other enterprise, association, organization, department, or any other entity, whether acting in an individual, fiduciary, or other capacity.

“Environmental Laws” shall have the meaning set forth in Section 3.21(a).

“Environmental Permits” shall have the meaning set forth in Section 3.21(e).

“ERISA” shall have the meaning set forth in Section 3.23(a).

“ERISA Affiliate” shall have the meaning set forth in Section 3.23(a).

“Escrow Agent” shall mean Computershare Trust Company, N.A.

“Escrow Agreement” shall mean the Escrow Agreement dated as of the Closing Date among the Parent, UK Acquiror, the Escrow Agent, and the Stockholder Representative in the form attached hereto as Exhibit B.

“Escrow Funds” shall have the meaning set forth in Section 8.3(a).

“Escrow Period” shall mean the period during which claims by Indemnified Parties may be made against the Escrow Funds, which shall commence at the Closing and terminate at 11:59 p.m. in Newport Beach, California on June 30, 2013, subject to the terms of Section 8.3.

“ETV” shall have the meaning set forth in Section 7.3(h).

“Event of Acceleration” shall have the meaning set forth in Section 6.23(a).

“Exchange Act” shall mean the United States Securities Exchange Act of 1934, as amended.

“Financial Statements” shall mean, collectively, the Audited Financial Statements and the Interim Financial Statements.

“FSMA” shall mean the UK Financial Services and Markets Act 2000, as amended.

“Governmental Authorization” shall mean any (i) permit, license, certificate, franchise, permission, clearance, registration, qualification, or authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Entity or pursuant to any Legal Requirement or (ii) right under any Contract with any Governmental Entity.

“Governmental Entity” shall mean any (i) nation, state, commonwealth, province, territory, county, municipality, district, or other jurisdiction of any nature; (ii) federal, state, local, municipal, national, supra-national, foreign, or other government; or (iii) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal).

“Governmental Order” shall mean any order, writ, judgment, injunction, decree, stipulation, determination, ruling, or award entered by or with any Governmental Entity.

“Indebtedness” shall mean, with respect to any Person, the following Liabilities: (i) all indebtedness for borrowed money or for the deferred purchase price of products or services; (ii) any other indebtedness that is evidenced by a note, bond, debenture, letter of credit, or similar instrument or facility; (iii) all obligations under financing and operating leases; and (iv) all Indebtedness referred to in clauses (i) through (iii) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and Contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.

“Indemnified Parties” shall have the meaning set forth in Section 8.2.

“Indemnifying Parties” shall have the meaning set forth in Section 8.2.

“Indemnifying Party” shall have the meaning set forth in Section 8.2.

“Independent Accountants” shall have the meaning set forth in Section 2.7(d).

“Independent Accountants’ Notice” shall have the meaning set forth in Section 2.7(d).

“Information Statement” shall have the meaning set forth in Section 6.7(b).

“Insolvency Event” in relation to a person means any of the following: (i) that person ceasing or threatening to cease to carry on business or being deemed to be unable to pay its debts within the meaning of section 123 Insolvency Act 1986 (provided that, for the purposes of this Agreement, the reference to £750 in section 123(1) of that Act shall be construed as a reference to £10,000) or admitting that it is unable to pay its debts as they fall due; (ii) that person giving notice to any of its creditors that it has suspended or is about to suspend payment of any of its debts or commencing negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness by reason of financial difficulties; (iii) a meeting of that person’s creditors being convened or held; (iv) an arrangement or composition with or for the benefit of its creditors (including a voluntary arrangement as defined in the Insolvency Act 1986) being entered into or proposed by or in relation to that person; (iv) a moratorium coming into force in respect of that person in accordance with paragraph 8.1 of Schedule A1 to the Insolvency Act 1986 or that person applying to the court for an interim order under section 253 of the Insolvency Act 1986; (v) a receiver, administrative receiver taking possession of or being appointed over or a mortgagee, chargee or other encumbrancer taking possession of the whole or any material part of the assets of that person; (vi) any distress, execution or other legal process being levied or enforced (and not being discharged, paid out, withdrawn or removed within seven days) on the whole or any material part of the asset of that person; (vii) that person or its directors or the holder of a qualifying floating charge (as defined in Schedule B1 to the Insolvency Act 1986) giving notice of his, their or its intention to appoint an administrator in accordance with paragraphs 18 or 26 of Schedule B1 to the Insolvency Act 1986; (viii) that person or its directors or any of its creditors or the holder of a qualifying floating charge (as defined in Schedule B1 to the Insolvency Act 1986) making an application to the court for the appointment of an administrator; (ix) an administrator being appointed of that person under paragraphs 14 or 22 of Schedule B1 to the Insolvency Act 1986 or otherwise; (x) a petition being presented or a resolution being passed or an order being made for the administration or the winding-up, liquidation or dissolution of that person or that person being struck off the register of companies; or (xi) the happening in relation to that person of an event analogous to any of the above in any jurisdiction outside England.

“Interim Financial Statements” shall mean, collectively, the Interim Balance Sheet, the Interim Cashflow Statement, and the Interim Operating Statement.

“Intellectual Property” and “Intellectual Property Rights” shall have the meanings set forth in Section 3.14(a).

“Interim Balance Sheet” shall mean the UK Subsidiary’s unaudited consolidated balance sheet as of September 30, 2011.

“Interim Cashflow Statement” shall mean the UK Subsidiary’s unaudited consolidated cash flow statement for the nine month period ended September 30, 2011.

“Interim Statement of Operations” shall mean the UK Subsidiary’s unaudited consolidated statement of operations for the nine month period ended September 30, 2011.

“International Employee Plan” shall have the meaning set forth in Section 3.23(a).

“Inventory” or “Inventories” and “Inventory Schedule” shall have the meanings set forth in Section 3.13(a).

“IA Agreement” shall have the meaning set forth in Section 6.17.

“IRS” shall have the meaning set forth in Section 3.23(a).

“Key Employee” shall mean any of the following employees of the Company or the UK Subsidiary: Nigel Toon, Dr. Douglas Pulley, Iain Silvester, Rupert Baines, Jackie Barker, Dr. David Purle, Will Robbins, and Laura Dumpleton.

“Law” shall mean any national, federal, state, municipal, local, foreign, supranational, or other statute, statutory instrument, regulations, law, ordinance, rule, code, or Governmental Order.

“Legal Proceeding” shall mean any claim, action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative, or appellate proceeding), hearing, inquiry, audit, examination, or investigation commenced, brought, conducted, or heard by or before, or otherwise involving, any court or other Governmental Entity or any arbitrator or arbitration panel.

“Legal Requirement” shall mean any federal, state, local, municipal, national or supra-national, foreign, or other law, statute, constitution, judgment, order, principal of common law, resolution, ordinance, code, edict, decree, directive, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented, or otherwise put into effect by or under the authority of any Governmental Entity, whether in the United Kingdom, the United States, or anywhere else in the world (as applicable), provided that as set forth in any representations or warranties set forth in Article III or Article IV, “Legal Requirement” shall refer only to Legal Requirements as in effect on the Effective Time.

“Lender” shall mean Silicon Valley Bank.

“Liability” shall mean any debt, obligation, or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several, or secondary liability), regardless of whether such debt, obligation, or liability would be required to be disclosed on a balance sheet prepared in accordance with generally accepted accounting principles and regardless of whether such debt, obligation, or liability is immediately due and payable.

“Lien” shall mean, other than a Permitted Lien, any lien, pledge, hypothecation, charge, mortgage, security interest, equity, assignment by way of security, encumbrance, claim, infringement, option, title defect (including a retention of title claim), reservation, trust, lease, order, decree, judgment, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset, and any restriction on the possession, exercise, or transfer of any other attribute of ownership of any asset).

“Litigation Settlement Agreement” shall mean that certain agreement set forth on Schedule I of the Company Disclosure Schedules.

“Loss” shall have the meaning set forth in Section 8.2.

“Losses” shall have the meaning set forth in Section 8.2.

“Losses Threshold” shall have the meaning set forth in Section 8.4.

“LT Loss” shall have the meaning set forth in Section 8.3(e).

“Management Accounts” shall have the meaning set forth in Section 3.6(c).

“Management Balance Sheets” shall have the meaning set forth in Section 3.6(c).

“Management Transaction Bonus Plan” shall mean that certain Management Allocation Scheme, which is attached to the Company Disclosure Schedules as Annex 3.9(p).

“Mask Works” shall have the meanings set forth in Section 3.14(a).

“Material Adverse Effect,” when used in connection with an Entity, means any change, event, violation, inaccuracy, circumstance, or effect, individually or when aggregated with other such changes, events, violations, inaccuracies, circumstances or effects (each, an “Effect”), that is materially adverse to the business, assets, liabilities, financial condition, or results of operations of such Entity and its Subsidiaries, taken as a whole; provided, however, that any Effect resulting directly or indirectly from any of the following will not be deemed, either alone or in combination, to constitute, and none of the following will be taken into account in determining whether there has been or will be, a Material Adverse Effect (i) the announcement, pendency, or consummation of any of the transactions contemplated by this Agreement, including the impact thereof on relationships, contractual or otherwise, with vendors, customers or employees; (ii) changes generally affecting the industry in which the Entity operates or participates (provided that the changes do not disproportionally affect such Entity as compared to the other participants in such industry); (iii) changes in the U.S., the U.K. or global economy or capital or financial markets generally, including changes in interest or exchange rates (provided that such changes do not disproportionally affect the Entity as compared to the Entity’s competitors); (iv) the taking of any action expressly consented to or requested in writing by Parent or required by the terms of this Agreement; (v) any breach by Parent or Merger Sub of this Agreement; (vi) any change in accounting requirements or principles or any change in applicable laws, rules or regulations or the interpretation thereof (provided that the changes do not disproportionally affect the Entity as compared to the other participants in such industry); (vii) earthquakes, hurricanes, floods or other natural disasters (provided that the changes do not disproportionally affect the Entity as compared to the other participants in such industries in which such Entity operates or participates); or (viii) hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway as of the date of this Agreement (provided that the changes do not disproportionally affect the Entity as compared to the other participants in such industries in which the Entity operates or participates).

“Material Contract” shall have the meaning set forth in Section 3.15(b).

“Maximum Earnout Payment Amount” shall have the meaning given to that term in Section 2.6(i).

“Merger Certificate” shall have the meaning set forth in Section 2.1.

“Merger Sub” shall mean Platinum Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of UK Acquiror.

“Moral Rights” shall have the meanings set forth in Section 3.14(a).

“MTB Initial Aggregate Amount” shall have the meaning given to that term in Section 2.6(i).

“MTB Initial Cash Amount” shall have the meaning given to that term in Section 2.6(i).

“MTB Initial Transaction Payroll Taxes Amount” shall have the meaning given to that term in Section 2.6(i).

“MTB Plan Participant” shall have the meaning given to that term in Section 2.6(i).

“MTB Plan Percentage” shall have the meaning given to that term in Section 2.6(i).

“MTB Tax Gross-Up Amount” shall have the meaning given to that term in Section 2.6(i).

“Multiemployer Plan” shall have the meaning set forth in Section 3.23(a)

“Net Closing Cash Amount” shall mean the (i) Cash Amount less (ii) the sum of (A) the Primary Escrow Amount, (B) the Secondary Escrow Amount (without taking into account the UK Tax Credit Amount), (C) the Stockholder Representative Escrow Amount, and (D) the amount of the Banker Fees payable by the Company in connection with the Closing.

“Net Assets Calculation” shall have the meaning set forth in Section 2.7(b).

“Net Cash Deficit Amount” shall mean an amount, if any, by which FIVE MILLION DOLLARS ($5,000,000) exceeds the Net Closing Cash Amount (after taking into account any additional funds (if any) that any Consideration Recipient elects, in such Consideration Recipient’s sole discretion, to contribute to the Secondary Escrow).

“Non-binding Documents” shall have the meaning set forth in Section 3.31(a).

“Notice of Disagreement” shall have the meaning set forth in Section 2.7(c).

“Offset Amount” shall have the meaning set forth in Section 6.27.

“Open Source Materials” shall have the meaning set forth in Section 3.14(z).

“Option Plan” shall mean the Company’s 2004 Stock Plan.

“Ordinary Course of Business” shall mean the usual, ordinary, and regular course of a Person’s business, consistent with past practice (including with respect to quantity and frequency).

“Parent” shall mean Mindspeed Technologies, Inc., a Delaware corporation.

“Parent Common” shall have the meaning set forth in the recitals to this Agreement.

“Parent Financial Statements” shall have the meaning set forth in Section 4.4.

“Parent Stock Amount” shall mean FIVE MILLION ONE HUNDRED NINETY THOUSAND SIX HUNDRED TWENTY FIVE (5,190,625) shares of Parent Common.

“Parent Stock Aggregate Value” shall have the meaning given to that term in Section 2.6(i).

“Parent Stock Value Per Share” shall have the meaning given to that term in Section 2.6(i).

“Parent Earnout Price” shall mean the higher of (i) the average of the closing sales prices of Parent Common in trading on the Nasdaq Global Select Market over the ten (10) consecutive Trading Days ending on December 31, 2012 and (ii) the average of the closing sales prices of Parent Common in trading on the Nasdaq Global Select Market over the ten (10) consecutive Trading Days ending on the Trading Day that is the third Trading Day prior to the payment of the Earnout Payment, if any.

“Patents” shall have the meaning set forth in Section 3.14(a).

“Pension Plan” shall have the meaning set forth in Section 3.23(a).

“Permitted Lien” shall mean (i) Permitted Tax Liens, (ii) statutory or common law liens to secure landlords, lessors or renters under leases or rental agreements confined to the premises rented, (iii) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance, old age pension or other social security programs mandated under applicable Legal Requirements, (iv) statutory or common law liens in favor of carriers, warehousemen, mechanics and materialmen to secure claims for labor, materials or supplies incurred in the ordinary course of business and on a basis consistent with past practice securing obligations that are (x) not yet delinquent or (y) being contested in good faith, (v) restrictions on transfer of securities imposed by applicable state and federal securities laws, and (vi) non-exclusive licenses to Company Intellectual Property granted in the Ordinary Course of Business (except where the Contract containing such license grant contains other terms that would be considered to be a Lien).

“Permitted Tax Liens” shall mean statutory liens or encumbrances for Taxes accruing but not yet due and payable or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with the Financial Statements.

“Person” shall mean any natural person, Entity, or Governmental Entity.

“Personally Identifiable Information” shall have the meaning set forth in Section 3.14(a).

“Pre-Paid Expenses” shall mean all pre-paid expenses of the Company and the Company Subsidiaries as of the close of business on the date two (2) Business Days immediately prior to the Closing, as determined in accordance with U.S. GAAP and as reasonably approved by Parent;

provided that, Parent has pre-approved such pre-paid expenses of the Company and the Company Subsidiaries as of October 31, 2011 as set forth on Schedule 2.7 of the Company Disclosure Schedule and any pre-paid expenses of the Company and the Company Subsidiaries not included on, or otherwise increases such expenses reflected on, Schedule 2.7 of the Company Disclosure Schedule that Company intends to constitute “Pre-Paid Expenses” shall require the reasonable approval of Parent.

“Primary Escrow Amount” shall mean cash in the amount of the sum of (i) TEN MILLION DOLLARS ($10,000,000) and (ii) if and when the UK Tax Credit Amount has been received by the UK Subsidiary, the UK Tax Credit Amount.

“Primary Escrow Fund” shall have the meaning set forth in Section 8.3(a).

“Post-Closing Employee Termination Liability” shall mean any Termination Liability incurred by the Company and/or Company Subsidiary as a result of the termination prior to the one (1) year anniversary of the Effective Time of any employee of the Company or a Company Subsidiary who was an employee of the Company or a Company Subsidiary at the Effective Time. For purposes of calculating the Post-Closing Employee Termination Liability with respect to any employee, such calculation shall be made based on the salary, compensation, and benefits to which such employee was ordinarily entitled at the Effective Time.

“Pro Rata Share” shall mean, with respect to any Consideration Recipient, the aggregate amount of Merger Consideration then received by such Consideration Recipient divided by the aggregate amount of Merger Consideration then received by all such Consideration Recipients (with shares of Parent Common received by such Consideration Recipient hereunder valued at (i) the Parent Stock Value Per Share for those shares of Parent Common issued at the Closing and (ii) the then Parent Earnout Price for those shares of Parent Common issued in connection with payment of the Earnout Amount, if any).

“Properties” shall have the meaning set forth in Section 3.12.

“Qualified Trade Receivables” shall mean all trade accounts receivable of the Company and the Companies Subsidiaries outstanding for less than 60 days from the applicable invoice date as of the close of business on the date two (2) Business Days immediately prior to the Closing, as determined in accordance with U.S. GAAP.

“Qualified Inventory” shall mean the gross inventory of the Company and the Company Subsidiaries less the allowance for excess and obsolete inventory as of the close of business on the date two (2) Business Days immediately prior to the Closing, as determined in accordance with U.S. GAAP.

“Registered Intellectual Property Rights” shall have the meaning set forth in Section 3.14(a).

“Required Stockholder Vote” shall have the meaning set forth in Section 3.3.

“Restated Company Certificate” shall mean the Amended and Restated Certificate of Incorporation of the Company as filed with the Delaware Secretary on June 14, 2010, as amended by the Certificate of Amendment thereto filed with the Delaware Secretary on March 31, 2011 and the Certificate of Amendment thereto filed with the Delaware Secretary on July 22, 2011, and as in effect on the date of this Agreement.

“Returns” shall have the meaning set forth in Section 3.10(b).

“SAS 100” shall mean Statement on Auditing Standards No. 100 (Interim Financial Information) issued by the Auditing Standards Board of the American Institute of Certified Public Accountants.

“SEC” shall mean the United States Securities and Exchange Commission.

“SEC Documents” shall have the meaning set forth in Section 4.4.

“Secondary Covered Claim” shall mean any individual claim for indemnification by an Indemnified Party for which such Indemnify Party is entitled to recovery under Article VIII with Losses suffered or incurred by such Indemnified Party in excess of the Secondary Covered Claim Threshold Amount, including, without limitation, any such claim made by an Indemnified Party against the Primary Escrow Fund for which the Primary Escrow Fund was not sufficient to fully compensate such Indemnified Party for such Losses and, for purposes of calculating whether the Secondary Covered Claim Threshold Amount has been met, any amounts with respect to such claim for which for which indemnification claims were satisfied from the Primary Escrow Fund shall count towards the Secondary Covered Claim Threshold Amount.

“Secondary Covered Claim Threshold Amount” shall mean FIFTY THOUSAND DOLLARS ($50,000).

“Secondary Covered Losses” shall mean all Losses arising from Secondary Covered Claims.

“Secondary Escrow Amount” shall mean cash in the amount of the greater of (i) the Net Closing Cash Amount less an amount as determined on Schedule 2.6(d) of the Company Disclosure Schedule and (ii) FIVE MILLION DOLLARS ($5,000,000), but, in no event, shall the Secondary Escrow Amount exceed TEN MILLION DOLLARS ($10,000,000); provided that, in the event the Net Cash Deficit Amount is positive, then the reference to FIVE MILLION DOLLARS ($5,000,000) in subsection (a) of this definition shall be reduced by an amount equal to the Net Cash Deficit Amount; provided further, that if and to the extent that the amount of the Secondary Escrow Amount exceeds TEN MILLION DOLLARS ($10,000,000), any such excess amount will be paid to the Consideration Recipients pursuant to Section 2.6(d).

“Secondary Escrow Fund” shall have the meaning set forth in Section 8.3(a).

“Securities Act” shall mean the United States Securities Act of 1933, as amended.

“Series D Aggregate Closing Transaction Value” shall have the meaning given to that term in Section 2.6(l).

“Series D Aggregate Liquidation Preference” shall have the meaning given to that term in Section 2.6(l).

“Series D Cash Amount” shall have the meaning given to that term in Section 2.6(l).

“Series D Exchange Ratio” shall have the meaning given to that term in Section 2.6(l).

“Series D Liquidation Preference Per Share” shall have the meaning given to that term in Section 2.6(l).

“Series D Percentage” shall have the meaning given to that term in Section 2.6(l).

“Series D Pro Rata Escrow / Earnout Amount” shall have the meaning given to that term in Section 2.6(l).

“Series D Escrow / Earnout Percentage” shall have the meaning given to that term in Section 2.6(l).

“Series E Aggregate Closing Transaction Value” shall have the meaning given to that term in Section 2.6(k).

“Series E Aggregate Liquidation Preference” shall have the meaning given to that term in Section 2.6(k).

“Series E Cash Amount” shall have the meaning given to that term in Section 2.6(k).

“Series E Exchange Ratio” shall have the meaning given to that term in Section 2.6(k).

“Series E Liquidation Preference Per Share” shall have the meaning given to that term in Section 2.6(k).

“Series E Percentage” shall have the meaning given to that term in Section 2.6(k).

“Series E Pro Rata Escrow / Earnout Amount” shall have the meaning given to that term in Section 2.6(k).

“Series E Escrow / Earnout Percentage” shall have the meaning given to that term in Section 2.6(k).

“Series E Remaining Liquidation Preference Per Share” shall have the meaning given to that term in Section 2.6(k).

“Series E Upfront Consideration Per Share” shall have the meaning given to that term in Section 2.6(k).

“Series F Aggregate Closing Transaction Value” shall have the meaning given to that term in Section 2.6(j).

“Series F Aggregate Liquidation Preference” shall have the meaning given to that term in Section 2.6(j).

“Series F Cash Amount” shall have the meaning given to that term in Section 2.6(j).

“Series F Exchange Ratio” shall have the meaning given to that term in Section 2.6(j).

“Series F Liquidation Preference Per Share” shall have the meaning given to that term in Section 2.6(j).

“Series F Percentage” shall have the meaning given to that term in Section 2.6(j).

“Series F Pro Rata Escrow / Earnout Amount” shall have the meaning given to that term in Section 2.6(j).

“Series F Escrow / Earnout Percentage” shall have the meaning given to that term in Section 2.6(j).

“Series F Remaining Liquidation Preference Per Share” shall have the meaning given to that term in Section 2.6(ij).

“Series F Upfront Consideration Per Share” shall have the meaning given to that term in Section 2.6(j).

“Shrinkwrap Agreements” shall have the meaning set forth in Section 3.14(a).

“Special Liability Losses” shall have the meaning set forth in Section 8.2.

“Stockholder” shall mean each holder of Company Capital Stock and collectively, the “Stockholders”.

“Stockholders Agreement” means that certain Fourth Amended and Restated Stockholder Agreement dated as of June 15, 2010, by and among the Company and the Stockholders party thereto.

“Stockholder Representative” shall have the meaning set forth in Section 8.6(a).

“Stockholder Representative Escrow Amount” shall mean $250,000.

“Stockholder Representative Expenses” shall have the meaning set forth in Section 8.6(c).

“Survival Period” shall have the meaning set forth in Section 8.1.

“Surviving Corporation” shall have the meaning set forth in Section 2.1.

“SVB UK Subsidiary Loan” shall mean the Loan and Security Agreement between the UK Subsidiary and Silicon Valley Bank, dated November 5, 2010, as amended by the Loan Modification Agreement between the UK Subsidiary and Silicon Valley Bank dated April 13, 2011 and the Loan Modification Agreement between the UK Subsidiary and Silicon Valley Bank dated July 20, 2011, as may be further amended prior to the Effective Time as contemplated by Schedule 6.2 of the Company Disclosure Schedule, and all other documents related thereto.

“Target Net Assets” shall mean $0.

“Tax” or “Taxes” shall have the meaning set forth in Section 3.10(a).

“Technology” shall have the meaning set forth in Section 3.14(a).

“Termination Liability” shall mean and all Liabilities for severance payments; termination payments; deferred compensation; forgiveness of Indebtedness; change of control payments (to the extent arising from the Merger); accrued vacation or paid time off; accrued bonuses (including retention or similar bonuses); employer paid Taxes (including, without limitation, any employer contribution required under FICA, PAYE, or under any similar requirement for an employer contribution pursuant to any Legal Requirement or Employee Plan); any gross up for Taxes to which a person may be entitled by Contract or which may otherwise be provided; any fees, expenses, contributions, payments, or other Liabilities resulting from accrual of benefits under any Employee Plan; any amounts paid in consideration of any Contract for settlement or compromise entered in connection with a termination of employment; or any other Liabilities to or for the benefit of any employee, in the case of the foregoing to the extent that such Liability accrues or becomes payable upon a termination of employment.

“Third Party Claim” shall have the meaning set forth in Section 8.5.

“Third Party Expenses” shall have the meaning set forth in Section 10.5.

“Trademark Opposition Matter” shall mean that certain Opposition (Opposition No. 91202851) filed in USPTO Trademark Trial and Appeal Board by Endevco Corporation against Picochip Limited’s U.S. federal trademark application (Application Ser. No. 79088486) for the mark PICOCHIP.

“Transaction Payroll Taxes” shall mean any social insurance, employment or other similar employer payroll Taxes with respect to the Management Transaction Bonus Plan, any bonuses, severance, or other compensatory payments in connection with the transactions contemplated by this Agreement, whether payable by Parent, UK Acquiror, the Company, or any of the Company Subsidiaries, other than any amounts reflected in the calculation of the Post-Closing Employee Termination Liability.

“Trademarks” shall have the meaning set forth in Section 3.14(a).

“Trading Day” means any day in which the NASDAQ Stock Market is open for trading.

“UK Acquiror” shall mean Platinum Acquisition (UK) Limited, a private company limited by shares registered under the laws of England and Wales under registration number 07893808 and a wholly owned subsidiary of Parent.

“UK Articles” means articles of association of UK Subsidiary as in effect on the date of this Agreement.

“UK Certificate” means the certificate of incorporation of UK Subsidiary as in effect on the date of this Agreement.

“UK Charter Documents” means the UK Certificate and the UK Articles, collectively.

“UK GAAP” shall mean generally accepted accounting principles as in effect in the United Kingdom.

“UK Subsidiary” shall mean Picochip Ltd., a private company limited by shares registered under the laws of England and Wales under registration number 03463870 and a wholly owned subsidiary of the Company.

“UK Tax Credit” shall mean a potential tax credit to UK Subsidiary provided under Part 13 of the United Kingdom Corporation Tax Act 2009 in relation to the accounting period beginning on January 1, 2011 through and including December 31, 2011 in respect of which such tax credit has been claimed by UK Subsidiary.

“UK Tax Credit Amount” shall have the meaning set forth in Section 6.28.

“UK Tax Credit Losses” shall have the meaning set forth in Section 8.2.

“UK Tax Credit Value” shall have the meaning given to that term in Section 2.6(i).

“US Audited Balance Sheets” shall mean the consolidated balance sheets of the Company, prepared by the Company and audited by Deloitte in accordance with US GAAP, as of December 31, 2009, December 31, 2010, and if the Closing has not occurred on or before February 6, 2012, December 31, 2011.

“US Audited Cashflow Statements” shall mean the consolidated statements of cashflows of the Company, prepared by the Company and audited by Deloitte in accordance with US GAAP, for the fiscal years ended December 31, 2009, December 31, 2010, and if the Closing has not occurred on or before February 6, 2012, December 31, 2011.

“US Audited Operating Statements” shall mean the consolidated statements of operations of the Company, prepared by the Company and audited by Deloitte in accordance with US GAAP, for the fiscal years ended December 31, 2009, December 31, 2010, and if the Closing has not occurred on or before February 6, 2012, December 31, 2011.

“US Financial Statements” means the US Audited Balance Sheets, the US Audited Cashflow Statements, the US Audited Operating Statements, and the US Interim Financial Statements.

“US Interim Balance Sheet” shall mean the Company’s consolidated balance sheet as of September 30, 2011, prepared by the Company in accordance with US GAAP and reviewed by Deloitte in accordance with US GAAP and SAS 100.

“US Interim Cashflow Statement” shall mean the Company’s consolidated statement of cashflows for the nine months ended September 30, 2011, prepared by the Company in accordance with US GAAP and reviewed by Deloitte in accordance with US GAAP and SAS 100.

“US Interim Financial Statements” shall mean the US Interim Balance Sheet, the US Interim Cashflow Statement, and the US Interim Statement of Operations.

“US Interim Statement of Operations” shall mean the Company’s consolidated statement of operations for the nine months ended September 30, 2011, prepared by the Company in accordance with US GAAP and reviewed by Deloitte in accordance with US GAAP and SAS 100.

“US GAAP” shall mean generally accepted accounting principles as in effect in the United States.

“Voting Agreement” shall have the meaning set forth in the recitals to this Agreement.

“[***] Litigation” shall mean the litigation initiated by the complaint filed by [***] in United States District Court for the [***] Division of [***] ([***] Division) against [***] and certain other defendants and any Legal Proceedings arising at any time out of such complaint or the claims asserted therein.

“Written Consent” shall have the meaning set forth in Section 6.7(a).

1.2 Interpretation. In this Agreement, unless the context requires otherwise:

(a) The words “include,” “includes,” and “including” and words of similar import, when used herein, shall be deemed in each case to be followed by the words “without limitation.” The word “agreement” when used herein shall be deemed in each case to mean any Contract that is legally binding. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

[* * *] Confidential portions of this document have been redacted and filed separately with the Commission.

(b) The words “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.

(c) Except as otherwise indicated, references to “Articles,” “Sections,” “Recitals,” and “Schedules” are references to articles, sections, recitals of, and schedules to this Agreement.

(d) References to the “business of” an Entity shall be deemed to include the businesses of all direct or indirect subsidiaries of such Entity. References to the subsidiaries of an Entity shall be deemed to include all its direct or indirect subsidiaries.

(e) The singular shall include the plural and vice versa, and references to any gender shall include references to the other gender.

(f) References to the “knowledge” or “awareness” of the Company or the UK Subsidiary shall refer to the actual knowledge of each of the Key Employees and to the constructive knowledge that each such individual, as an officer or director of the Company or the UK Subsidiary, would reasonably be expected to have with respect to any matter if such Key Employee conducted a reasonable inquiry of the employees charged with administrative or operational responsibility for such matter. References to the “knowledge” or “awareness” of the Company shall in all contexts include the UK Subsidiary and vice versa.

(g) Any reference to a party to this Agreement shall mean any party identified in the preamble to this Agreement.

(h) The table of contents and headings in this Agreement are for convenience of reference only, will not be deemed to be a part of this Agreement, and will not be referred to in connection with the construction or interpretation of this Agreement.

1.3 Currency. All references to “$” or “dollars” in this Agreement refer to the lawful currency of the United States of America. All references to “£,” “STG£,” “pounds,” “sterling,” or “pounds sterling” shall refer to the lawful currency of the United Kingdom. All references to “€,” “EUR,” or “Euro” refer to the lawful currency of the member states of the European Union that have adopted the single European currency in accordance with the Treaty of Rome dated March 25, 1957 establishing the European Economic Community.

1.4 Agreement Not to be Construed Against Drafter. In entering into this Agreement, each party represents that such party has been represented by legal counsel of such party’s choosing, or chose not to be represented by legal counsel. Each party and counsel for such party has reviewed this Agreement, has had the opportunity to negotiate its terms and suggest changes to the language herein, and accordingly, each party hereby waives the application of any law, regulation, holding, rule of construction or other Legal Requirement providing that ambiguities in an agreement are to be construed against the party drafting such agreement.

ARTICLE II

THE MERGER

2.1 The Merger. At the Effective Time (as defined in Section 2.2) and subject to and upon the terms and conditions of this Agreement, the Certificate of Merger attached hereto as Exhibit C (the “Merger Certificate”), and the applicable provisions of Delaware Law, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation and as a wholly owned subsidiary of UK Acquiror. The Company, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the “Surviving Corporation.”

2.2 Effective Time. Unless this Agreement is earlier terminated pursuant to Article IX hereof, the closing of the Merger (the “Closing”) shall occur as promptly as practicable following the satisfaction or waiver of the conditions set forth in Article VII. The Closing shall take place at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 12235 El Camino Real, Suite 200, San Diego, California 92130, unless another place or time is agreed among Parent, UK Acquiror, and the Company. The date upon which the Closing actually occurs is referred to herein as the “Closing Date.” On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing the Merger Certificate or like instrument with the Delaware Secretary in accordance with the relevant provisions of Delaware Law (the time of acceptance by the Delaware Secretary of such filing, or such later time and date as may be mutually agreed and set forth in the Merger Certificate, being referred to herein as the “Effective Time”).

2.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers, and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, and duties of the Company and Merger Sub shall become the debts, liabilities, and duties of the Surviving Corporation.

2.4 Certificate of Incorporation; Bylaws

(a) Unless otherwise determined by Parent or UK Acquiror prior to the Effective Time, at the Effective Time, the Certificate of Incorporation of Merger Sub shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by applicable Law and such Certificate of Incorporation; provided, however, that Article I of the Certificate of Incorporation of the Surviving Corporation shall be amended to read as follows: “The name of the corporation is Picochip, Inc.”

(b) The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended.

2.5 Directors and Officers. The director(s) of Merger Sub immediately prior to the Effective Time shall be the initial director(s) of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation. The officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Bylaws of the Surviving Corporation.

2.6 Effect on Company Capital Stock. Subject to the terms and conditions of this Agreement, as of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any of the issued and outstanding shares of Company Capital Stock:

(a) Merger Consideration. The aggregate consideration to be provided in exchange for the acquisition by UK Acquiror (through the merger of Merger Sub with and into the Company pursuant to the terms of this Agreement) of all outstanding Company Capital Stock shall consist of (i) the Cash Amount; (ii) the Parent Stock Amount; (iii) the Earnout Amount, if any; and (iv) the UK Tax Credit Amount, if any. The Earnout Amount and the UK Tax Credit Amount, if any, shall constitute additional consideration for the Merger pursuant to this Agreement. The Cash Amount, the Parent Stock Amount, the Earnout Amount, if any, and the UK Tax Credit Amount, if any, are collectively referred to herein as the “Merger Consideration.” The parties to this Agreement acknowledge and agree that the shares of Parent Common issuable in connection with the Merger shall be issued on behalf of UK Acquiror by Parent to Consideration Recipients, in compliance with the Securities Act and applicable Legal Requirements as set forth in Article V. The parties further acknowledge and agree that in no event may the aggregate number of shares of Parent Common issuable to the Consideration Recipients as Merger Consideration (consisting of the Parent Stock Amount issuable at the Closing and any shares of Parent Common that Parent and UK Acquiror may elect to issue pursuant to Section 6.23, Section 6.24, Section 6.25, and Section 6.26 of this Agreement in connection with payment of the Earnout Amount, if any) exceed 19.99% of the outstanding shares or voting power of Parent Common as of the Effective Time (the “Nasdaq Limitation Rule”). In the event that Parent and UK Acquiror determine to issue shares of Parent Common in connection with any payment of the Earnout Amount and the Nasdaq Limitation Rule limits the number of shares of Parent Common so issuable, UK Acquiror shall cause the balance of the Earnout Amount to be paid entirely in cash, and such cash amount shall equal the difference between (i) the aggregate Earnout Amount determined to be payable in accordance with Section 6.23, Section 6.24, Section 6.25, and Section 6.26 and (ii) the aggregate value, determined based on the Parent Earnout Price, of the shares of Parent Common that Parent and UK Acquiror determine to issue in connection with the stock portion of the Earnout Payment (as limited by the Nasdaq Limitation Rule).

(b) Primary Escrow Amount, Secondary Escrow Amount and Stockholder Representative Escrow Amount. A portion of the Cash Amount otherwise distributable to the Consideration Recipients shall be set aside and constitute the Primary Escrow Amount, the Secondary Escrow Amount and the Stockholder Representative Escrow Amount, respectively. The Primary Escrow Amount and the Secondary Escrow Amount shall be subject to, and distributable in accordance with, the Escrow Fund established pursuant to Article VIII below and the Escrow Agreement. The Stockholder Representative Escrow Amount shall be established in accordance with Section 8.6(c). Promptly at the Effective Time, UK Acquiror shall deposit each of the Primary Escrow Amount and the Secondary Escrow Amount (not including any UK Tax Credit Amount) into the Escrow Fund and the Stockholder Representative Escrow Amount into the account designated in writing by the Stockholder Representative pursuant to Section 8.6(c).

(c) Cancellation of Parent Owned and Company Owned Stock. All shares of Company Capital Stock that are owned directly or indirectly by the Company or any subsidiary of the Company, or by Parent or any subsidiary of Parent, shall be cancelled and extinguished, and no stock of Parent or other consideration shall be delivered in exchange therefor.

(d) Conversion of Company Capital Stock. Other than shares to be cancelled pursuant to Section 2.6(c) above, Dissenting Shares (as defined in Section 2.8(a) below), and fractional shares, if any, as provided in Section 2.6(p) below, each outstanding share of Company Capital Stock issued and outstanding immediately prior to the Effective Time shall, upon the Effective Time, be cancelled and extinguished and shall be converted automatically, without any action on the part of the holder thereof , into the right to receive, upon surrender in the manner provided in Section 2.9 hereof of the certificate(s) representing such shares of Company Capital Stock, that amount of cash and that number of shares of Parent Common in connection with the Closing as set forth in this Section 2.6(d) and the right to receive additional consideration pursuant to Section 2.6(f) and Section 2.6(g):

(i) Each share of Series F Preferred Stock shall be converted into the right to receive a cash amount equal to the Series F Cash Amount and a fraction of a share of Parent Common equal to the Series F Exchange Ratio.

(ii) Each share of Series E Preferred Stock shall be converted into the right to receive a cash amount equal to the Series E Cash Amount and a fraction of a share of Parent Common equal to the Series E Exchange Ratio.

(iii) Each share of Series D Preferred Stock shall be converted into the right to receive a cash amount equal to the Series D Cash Amount and a fraction of a share of Parent Common equal to the Series D Exchange Ratio.

(iv) Each share of Series B Preferred Stock, Series C Preferred Stock, Series D-1 Preferred Stock, Series E-1 Preferred Stock, Series F-1 Preferred Stock and Common Stock shall be cancelled and extinguished for no consideration.

(e) Management Transaction Bonus Plan.

(i) At or promptly after the Effective Time, UK Acquiror shall pay or cause to be paid the MTB Initial Cash Amount and the MTB Tax Gross-Up Amount to the MTB Plan Participants, in each case, in the amounts to be set forth opposite each MTB Plan Participant’s name on Schedule 2.6(e) of the Company Disclosure Schedule.

(ii) With respect to any Contingent Payment payable by UK Acquiror pursuant to the terms of this Agreement, UK Acquiror shall pay or cause to be paid to the MTB Plan Participants an aggregate amount equal to the MTB Contingent Payment Amount. All MTB Contingent Payment Amounts paid to the MTB Plan Participants shall be paid to the MTB Plan Participants (less any amounts required to be deducted and withheld by Parent, UK Acquiror, the Surviving Corporation and/or any Company Subsidiary under applicable Law in connection with such MTB Contingent Payment Amount and all Transaction Payroll Taxes associated with such MTB Contingent Payment Amount payable by Parent, UK Acquiror, the Surviving Corporation and/or any Company Subsidiary).

(f) Allocation of Net Released Escrow Amounts. At or promptly following the release of any Released Escrow Amount pursuant to the terms of Section 8.3 of this Agreement and the Escrow Agreement, such Net Released Escrow Amount shall be paid as follows:

(i) First, such Net Released Escrow Amount shall be paid to the holders of Series F Preferred Stock on a pro rata pari passu basis, up to an amount per share of Series F Preferred Stock held by each such holder of Series F Preferred Stock equal to the Series F Remaining Liquidation Preference Per Share.

(ii) Second, any remaining such Net Released Escrow Amount shall be paid to the holders of Series E Preferred Stock on a pro rata pari passu basis, up to an amount per share of Series E Preferred Stock held by each such holder of Series E Preferred Stock equal to the Series E Remaining Liquidation Preference Per Share.

(iii) Third, any remaining such Net Released Escrow Amount shall be paid to the holders of Series D Preferred Stock on a pro rata pari passu basis.

(g) Allocation of Net Earnout Payments. If and when UK Acquiror is obligated to make the Earnout Payment in accordance with Section 6.23, Section 6.24, Section 6.25, and Section 6.26 of this Agreement, the Net Earnout Payment Amount shall be paid as follows:

(i) First, the Net Earnout Payment shall be paid to the holders of Series F Preferred Stock on a pro rata pari passu basis, up to an amount per share of Series F Preferred Stock held by each such holder of Series F Preferred Stock equal to the Series F Remaining Liquidation Preference Per Share.

(ii) Second, any remaining Net Earnout Payment shall be paid to the holders of Series E Preferred Stock on a pro rata pari passu basis, up to an amount per share of Series E Preferred Stock held by each such holder of Series E Preferred Stock equal to the Series E Remaining Liquidation Preference Per Share.

(iii) Third, any remaining Net Earnout Payment shall be paid to the holders of Series D Preferred Stock on a pro rata pari passu basis.

(h) Intentionally Left Blank.

(i) For purposes of this Agreement, the following defined terms shall have the following meanings:

(i) “Aggregate Closing Transaction Value” means the sum of (A) the Cash Amount and (B) Parent Stock Aggregate Value.

(ii) “Aggregate Escrow Amount” means the sum of (A) the Primary Escrow Amount, (B) the Secondary Escrow Amount (without taking into account the UK Tax Credit Amount) and (C) Stockholder Representative Escrow Amount.

(iii) “Aggregate Maximum Merger Consideration Value” means the sum of (A) the Cash Amount, (B) Parent Stock Aggregate Value, (C) the Maximum Earnout Payment Amount, and (D) UK Tax Credit Value.

(iv) “Banker Fees” means all fees and costs of Barclays Capital payable by the Company pursuant to the terms of the Barclays Letter.

(v) “Barclays Letter” means the Engagement Letter between the Company and Barclays Capital dated March 9, 2011.

(vi) “Contingent Payment” shall mean an Earnout Payment, Released Escrow Payment or UK Tax Credit Payment, as applicable.

(vii) “Contingent Payment Amount” shall mean each of the Earnout Payment, Released Escrow Payment and UK Tax Credit Payment, as applicable.

(viii) “Maximum Earnout Payment Amount” means an aggregate amount equal to $25,000,000.

(ix) “MTB Contingent Payment Amount” means with respect to any Contingent Payment, the product of the (A) MTB Plan Percentage and (B) the Contingent Payment Amount.

(x) “MTB Plan Participants” means those employees of the Company and/or any Company Subsidiary set forth on Schedule 2.6(e) of the Company Disclosure Schedule.

(xi) “MTB Plan Percentage” means a percentage equal to three percent (3%).

(xii) MTB Initial Aggregate Amount” means an amount equal to the sum of (A) the MTB Initial Cash Amount, (B) the MTB Tax Gross-Up Amount and (C) the MTB Initial Transaction Payroll Taxes Amount.

(xiii) “MTB Initial Cash Amount” means an amount equal to the product of (A) the sum of (i) the means the Net Closing Cash Amount (without taking into account any reduction for the MTB Initial Aggregate Amount) and (ii) Parent Stock Aggregate Value and (B) the MTB Plan Percentage.

(xiv) “MTB Tax Gross-Up Amount” means the amount of the tax gross-up payments to those MTB Plan Participants as set forth on Schedule 2.6(e) of the Company Disclosure Schedule.

(xv) “MTB Initial Transaction Payroll Taxes Amount” means all Transaction Payroll Taxes associated with the sum of (A) the MTB Initial Cash Amount and (B) the MTB Tax Gross-Up Amount.

(xvi) “Net Earnout Payment Amount” means, with respect to each Earnout Payment, an amount equal to the Earnout Payment Amount less the sum of (A) the MTB Contingent Payment Amount payable with respect to such Earnout Payment and (B) all Banker Fees paid or payable by the Surviving Corporation pursuant to the Barclays Letter in connection with such Earnout Payment.

(xvii) “Net Released Escrow Amount” means, with respect to any Released Escrow Payment, an amount equal to the Released Escrow Amount less the sum of (A) the MTB Contingent Payment Amount payable with respect to such Released Escrow Payment and (B) all Banker Fees paid or payable by the Surviving Corporation pursuant to the Barclays Letter in connection with such Released Escrow Payment.

(xviii) “Parent Stock Aggregate Value” means an aggregate amount equal to the product of the (A) Parent Stock Amount and (B) the Parent Stock Value Per Share.

(xix) “Parent Stock Value Per Share” means an amount equal to $5.30 for each one (1) share of Parent Common.

(xx) “UK Tax Credit Value” means, with respect to the UK Tax Credit, an amount equal to $2,770,000, solely for purposes of calculating the Aggregate Maximum Merger Consideration Value.

(j) For purposes of this Agreement, the following defined terms shall have the following meanings with respect to the consideration payable to the holders of Series F Preferred Stock under this Agreement:

(i) “Series F Aggregate Closing Transaction Value” means an amount equal to (A) the Series F Aggregate Liquidation Preference less (B) the Series F Pro Rata Escrow / Earnout Amount.

(ii) “Series F Aggregate Liquidation Preference” means an amount equal to the product of the Series F Liquidation Preference Per Share and the number of shares of Series F Preferred Stock that are issued and outstanding on a fully exercised, fully converted basis immediately prior to the Effective Time.

(iii) “Series F Cash Amount” means an amount equal to the product of the Net Closing Cash Amount and the Series F Percentage, divided by the number of shares of Series F Preferred Stock that are issued and outstanding on a fully exercised, fully converted basis immediately prior to the Effective Time.

(iv) “Series F Exchange Ratio” means a fraction, calculated to seven decimal places, equal to the product of the Parent Stock Amount and the Series F Percentage, divided by the number of shares of Series F Preferred Stock that are issued and outstanding on a fully exercised, fully converted basis immediately prior to the Effective Time.

(v) “Series F Liquidation Preference Per Share” means an amount per share of Series F Preferred Stock equal to $2.858112345.

(vi) “Series F Percentage” means a fraction, calculated to seven decimal places, equal to the Series F Aggregate Closing Transaction Value, divided by the Aggregate Closing Transaction Value.

(vii) “Series F Pro Rata Escrow / Earnout Amount” means an amount equal to the product of the Series F Pro Rata Escrow / Earnout Percentage and the aggregate of (A) the Aggregate Escrow Amount and (B) the Maximum Earnout Payment Amount.

(viii) “Series F Escrow / Earnout Percentage” means a fraction, calculated to seven decimal places, equal to the Series F Aggregate Liquidation Preference, divided by the Aggregate Maximum Merger Consideration Value.

(ix) “Series F Remaining Liquidation Preference Per Share” means an amount per share of Series F Preferred Stock equal to the (A) the Series F Liquidation Preference Per Share less (B) Series F Upfront Consideration Per Share, reduced by (x) all prior payment(s) to the holders of Series F Preferred Stock of any Escrow Fund amounts under Section 2.6(f), as calculated on a per share of Series F Preferred Stock basis and/or (y) all prior payment(s) to the holders of Series F Preferred Stock of any Earnout Payment under Section 2.6(g), as calculated on a per share of Series F Preferred Stock basis.

(x) “Series F Upfront Consideration Per Share” means an amount per share of Series F Preferred Stock equal to the sum of (A) the Series F Cash Amount and (B) the Series F Exchange Ratio, multiplied by the Parent Stock Value Per Share.

(k) For purposes of this Agreement, the following defined terms shall have the following meanings with respect to the consideration payable to the holders of Series E Preferred Stock under this Agreement:

(i) “Series E Aggregate Closing Transaction Value” means an amount equal to (A) the Series E Aggregate Liquidation Preference less (B) the Series E Pro Rata Escrow / Earnout Amount.

(ii) “Series E Aggregate Liquidation Preference” means an amount equal to the product of the Series E Liquidation Preference Per Share and the number of shares of Series E Preferred Stock that are issued and outstanding on a fully exercised, fully converted basis immediately prior to the Effective Time.

(iii) “Series E Cash Amount” means an amount equal to the product of the Net Closing Cash Amount and the Series E Percentage, divided by the number of shares of Series E Preferred Stock that are issued and outstanding on a fully exercised, fully converted basis immediately prior to the Effective Time.

(iv) “Series E Exchange Ratio” means a fraction, calculated to seven decimal places, equal to the product of the Parent Stock Amount and the Series E Percentage, divided by the number of shares of Series E Preferred Stock that are issued and outstanding on a fully exercised, fully converted basis immediately prior to the Effective Time.

(v) “Series E Liquidation Preference Per Share” means an amount per share of Series E Preferred Stock equal to $3.099334.

(vi) “Series E Percentage” means a fraction, calculated to seven decimal places, equal to the Series E Aggregate Closing Transaction Value, divided by the Aggregate Closing Transaction Value.

(vii) “Series E Pro Rata Escrow / Earnout Amount” means an amount equal to the product of the Series E Pro Rata Escrow / Earnout Percentage and the aggregate of (A) the Aggregate Escrow Amount and (B) the Maximum Earnout Payment Amount.

(viii) “Series E Escrow / Earnout Percentage” means a fraction, calculated to seven decimal places, equal to the Series E Aggregate Liquidation Preference, divided by the Aggregate Maximum Merger Consideration Value.

(ix) “Series E Remaining Liquidation Preference Per Share” means an amount per share of Series E Preferred Stock equal to (A) the Series E Liquidation Preference Per Share less (B) Series E Upfront Consideration Per Share, reduced by (x) all prior payment(s) to the holders of Series E Preferred Stock of any Escrow Fund amounts under Section 2.6(f), as calculated on a per share of Series E Preferred Stock basis and/or (y) all prior payment(s) to the holders of Series E Preferred Stock of any Earnout Payment under Section 2.6(g), as calculated on a per share of Series E Preferred Stock basis.

(x) “Series E Upfront Consideration Per Share” means an amount per share of Series E Preferred Stock equal to the sum of (A) the Series E Cash Amount and (B) the Series E Exchange Ratio, multiplied by the Parent Stock Value Per Share.

(l) For purposes of this Agreement, the following defined terms shall have the following meanings with respect to the consideration payable to the holders of Series D Preferred Stock under this Agreement:

(i) “Series D Aggregate Closing Transaction Value” means an amount equal to (A) the Series D Aggregate Liquidation Preference less (B) the Series D Pro Rata Escrow / Earnout Amount.

(ii) “Series D Aggregate Liquidation Preference” means an amount equal to (i) the Aggregate Maximum Merger Consideration Value less (ii) the sum of the Series F Aggregate Liquidation Preference and the Series E Aggregate Liquidation Preference.

(iii) “Series D Cash Amount” means an amount equal to the product of the Net Closing Cash Amount and the Series D Percentage, divided by the number of shares of Series D Preferred Stock that are issued and outstanding on a fully exercised, fully converted basis immediately prior to the Effective Time.

(iv) “Series D Exchange Ratio” means a fraction, calculated to seven decimal places, equal to the product of the Parent Stock Amount and the Series D Percentage, divided by the number of shares of Series D Preferred Stock that are issued and outstanding on a fully exercised, fully converted basis immediately prior to the Effective Time.

(v) “Series D Liquidation Preference Per Share” means an amount equal to the Series D Aggregate Liquidation Preference, divided by the number of shares of Series D Preferred Stock that are issued and outstanding on a fully exercised, fully converted basis immediately prior to the Effective Time.

(vi) “Series D Percentage” means a fraction, calculated to seven decimal places, equal to the Series D Aggregate Closing Transaction Value, divided by the Aggregate Closing Transaction Value.

(vii) “Series D Pro Rata Escrow / Earnout Amount” means an amount equal to the product of the Series D Pro Rata Escrow / Earnout Percentage and the aggregate of (A) the Aggregate Escrow Amount and (B) the Maximum Earnout Payment Amount.

(viii) “Series D Escrow / Earnout Percentage” means a fraction, calculated to seven decimal places, equal to the Series D Aggregate Liquidation Preference, divided by the Aggregate Maximum Merger Consideration Value.

(m) No Assumption of Company Options.

(i) No Company Options outstanding under the Option Plan (or any stock options otherwise outstanding) shall be assumed by Parent, and the vesting of all such options, in accordance with the terms of the Option Plan or otherwise, shall accelerate, and all such options shall become exercisable in full as a result of the transactions contemplated by this Agreement and such non assumption. The Company shall provide, or shall have provided, a notice to each optionee informing him or her of such acceleration and that any stock options outstanding under the Option Plan or otherwise and not exercised prior to the Effective Time shall terminate as of the Effective Time, unless such optionee shall have agreed to the earlier termination of his or her options prior to such time.

(ii) Prior to the Effective Time, the Company shall take all action necessary to effect a termination of all Company Options outstanding under the Option Plan (or any stock options otherwise outstanding), including, but not limited to, the giving of any notice required by this Section 2.6(m) or under any agreements relating to the stock options.

(n) No Assumption of Company Warrants. On or prior to the Effective Time, the Company shall cause each outstanding and unexercised Company Warrant to be exercised and or terminated by the holder thereof.

(o) Capital Stock of Merger Sub. Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid, and nonassessable share of common stock, $0.01 par value, of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

(p) Fractional Shares. No fractional shares of Parent Common shall be issued, but in lieu thereof, each holder of shares of Company Capital Stock who would otherwise be entitled to receive a fraction of a share of Parent Common (after aggregating all fractional shares of Parent Common to be received by such holder) shall be entitled to receive from Parent an amount of cash equal to the product of (i) such fraction and (ii) $5.30.

2.7 Closing Adjustments

(a) Not later than 12:00 p.m. in Newport Beach, California on the Business Day falling two (2) Business Days prior to the Closing, the Company shall deliver to Parent a certificate (the “Closing Estimates Certificate”), signed by its Chief Executive Officer and Chief Financial Officer, certifying the Company’s good faith best estimates of (i) the Management Transaction Bonus Plan

Amount; (ii) Company Cash (which shall include confirmation of such amounts by each bank or depository institution holding Company Cash); (iii) the Debt Payment Amount; (iv) the Employee Accrued Bonus Payments; (v) the Company Transaction Expenses; (vi) the D&O Policy Premium; (vii) the Transaction Payroll Taxes; (viii) Closing Assets; (ix) Closing Liabilities; and (x) the Closing Net Assets Adjustment. The amounts set forth in the Closing Estimates Certificate shall be used for calculating the Cash Amount at the Closing. All amounts set forth in the Closing Estimates Certificate shall be determined in accordance with US GAAP. Notwithstanding anything contained herein to the contrary, the Closing Net Assets Adjustment may solely reduce (and not increase) the Cash Amount.

(b) Parent, UK Acquiror, the Company, UK Subsidiary, and the Stockholder Representative contemplate that Closing Net Assets and the actual Closing Net Assets calculated by Parent pursuant to the Net Assets Calculation will be equivalent to, and will equal, Target Net Assets. Within forty-five (45) days after the Closing Date, Parent shall submit to the Stockholder Representative a written calculation (the “Net Assets Calculation”) of the actual and final Closing Net Assets Adjustment based upon the Company’s books and records, together with such schedules and supporting documentation as may be reasonable and appropriate to support Parent’s calculations of such actual and final amount (the “Actual Closing Net Assets Adjustment”). Subject to resolution of any disagreement with the Stockholder Representative as set forth herein, UK Acquiror, Parent shall be entitled to recover, through a claim against the Escrow Fund as set forth in Article VIII and the Escrow Agreement, the amount, if any, by which the Actual Closing Net Assets Adjustment exceeds the Closing Net Assets Adjustment. Notwithstanding anything contained herein to the contrary, the Consideration Recipients shall not have the right to receive any additional consideration as a result of the Actual Closing Net Assets Adjustment (even if the Closing Net Assets Adjustment exceeds the Actual Closing Net Assets Adjustment).

(c) If the Stockholder Representative disagrees in whole or in part with the Net Assets Calculation, then within thirty (30) days after his or her receipt of the Net Assets Calculation, the Stockholder Representative shall notify Parent of such disagreement in writing (a “Notice of Disagreement”). Any Notice of Disagreement shall set forth in reasonable detail the particulars of the Stockholder Representative’s dispute and shall include a marked copy of the Net Assets Calculation accompanied by a statement of the Stockholder Representative identifying each specific line item that is in dispute and the basis therefor. During such thirty (30)-day period, the Stockholder Representative and its representatives and agents shall have access (including electronic access, to the extent available), during normal business hours, to the Company’s books, records, working papers, and other documentation used in the preparation of the Net Assets Calculation and access to such personnel or representatives of the Surviving Corporation and Parent, including but not limited to the individuals responsible for preparing the Net Assets Calculation, as they may reasonably require for the purposes of investigating or resolving any disputes or responding to any matters or inquiries raised in the Net Assets Calculation. If the Stockholder Representative does not deliver a Notice of Disagreement with the required thirty (30)-day period, the Actual Closing Net Assets Adjustment set forth in the Net Assets Calculation shall be binding and conclusive on the parties and for all purposes under the Agreement and the Escrow Agreement.

(d) In the event a Notice of Disagreement has been delivered, Parent and the Stockholder Representative shall use commercially reasonable efforts for a period of fifteen (15) days (or such longer period as they may mutually agree) to resolve any disputed line items set forth in the Notice of Disagreement. If Parent and the Stockholder Representative fail to resolve the matters set forth in the Notice of Disagreement within such period, Parent and the Stockholder Representative shall submit the issues remaining in dispute to an independent registered public accounting firm with headquarters based in the United States reasonably acceptable to Parent and the Stockholder Representative (the “Independent Accountants”) for resolution applying the principles, policies, and practices referred to in this Section 2.7. If issues are submitted to the Independent Accountants for resolution, (i) the Stockholder Representative and Parent shall furnish or cause to be furnished to the Independent Accountants such work papers and other documents and information relating to the disputed issues as the Independent Accountants may request and as are available to such party or its agents and representatives, and (ii) each of the Stockholder Representative and Parent shall be afforded the opportunity to present to the Independent Accountants any material relating to the disputed issues and to discuss the issues with the Independent Accountants. The Independent Accountants shall resolve all such disputed issues in accordance U.S. GAAP. The determination by the Independent Accountants of the Actual Closing Net Assets Adjustment shall be set forth in a written notice (the “Independent Accountants’ Notice”) to be delivered to each of the Stockholder Representative and Parent within thirty (30) days of the submission to the Independent Accountants of the issues remaining in dispute. The determination of the Independent Accountants as set forth in the Independent Accountants Notice shall be a final, binding, and conclusive of the Actual Net Assets Adjustment used for all purposes under this Agreement and the Escrow Agreement. The fees and expenses of the Independent Accountants shall be allocated between Parent and the Stockholder Representative in such manner that the Stockholder Representative (solely on behalf of the Indemnifying Parties and in its capacity as the Stockholder Representative, not in its individual capacity) shall be responsible for that portion of such fees and expenses equal to such fees and expenses multiplied by a fraction, the numerator of which is the aggregate dollar value of disputed line items submitted in the Notice of Disagreement that were resolved in a manner further from the position set forth in the Notice of Disagreement and closer to the position submitted by Parent in the Net Assets Calculation and the denominator of which is the total dollar value of the disputed line items so submitted; Parent shall be responsible for the remainder of any such fees and expenses. Payment of any fees and expenses of the Independent Accountants payable by the Stockholder Representative may be paid from the Stockholder Representative Escrow Amount.

2.8 Appraisal Rights

(a) Notwithstanding any provision of this Agreement to the contrary, any shares of Company Capital Stock held by a holder who has demanded and perfected appraisal rights for such shares in accordance with Section 262 of Delaware Law or and who, as of the Effective Time, has not effectively withdrawn or lost such appraisal rights (“Dissenting Shares”), shall not be converted into or represent a right to receive the Merger Consideration pursuant to Section 2.6, but the holder thereof shall only be entitled to such rights as are granted by Delaware Law. From and after the Effective Time, a holder of Dissenting Shares shall not be entitled to exercise any of the voting rights or other rights of a stockholder of the Surviving Corporation.

(b) Notwithstanding the provisions of Section 2.8(a), if any holder of shares of Company Capital Stock who demands appraisal of such shares under Delaware Law shall effectively withdraw or lose (through failure to perfect or otherwise) the right to appraisal then, as of the later of the Effective Time and the occurrence of such event, such holder’s shares shall automatically be converted into and represent only the right to receive the Merger Consideration as provided in Section 2.6, without interest thereon, upon surrender of the certificate representing such shares of Company Capital Stock.

(c) The Company shall give Parent (i) prompt notice of any written demands for appraisal of any shares of Company Capital Stock, withdrawals of such demands, and any other instruments served pursuant to Delaware Law and received by the Company and (ii) the opportunity to manage and direct all negotiations and proceedings with respect to demands for appraisal under Delaware Law. The Company shall not, except with the prior written consent of Parent, (i) voluntarily make any payment with respect to any demands for appraisal of Company Capital Stock or (ii) offer to settle or settle any such demands or exercises.

2.9 Exchange of Certificates

(a) Exchange Agent. Mellon Investor Services LLC shall act as exchange agent (the “Exchange Agent”) in the Merger.

(b) Exchange Fund. As soon as practicable after the Effective Time, but in any event within two (2) Business Days, UK Acquiror shall make available (or cause to be made available) to the Exchange Agent for exchange in accordance with this Article II, through such reasonable procedures as UK Acquiror may adopt, (i) an amount of cash equal to the Net Closing Cash Amount; (ii) the aggregate number of shares of Parent Common equal to the Parent Stock Amount; (iii) and the aggregate cash payment owing pursuant to Section 2.6(p) in exchange for fractional shares of Company Capital Stock.

(c) Exchange Procedures. The Company shall cause the Exchange Agent to mail, within five (5) days of the Closing Date, to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Capital Stock (the “Certificates”) whose shares were converted into the right to receive a portion of the Merger Consideration pursuant to Section 2.6, (i) a letter of transmittal in the form attached hereto as Exhibit D (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, and shall be in such form and have such other provisions as necessary to effect the intent of this Agreement as

Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common and a cash payment. Upon surrender of a Certificate for cancellation to the Exchange Agent (or, following the Closing, to such other agent or agents as may be appointed by Parent with the reasonable consent of the Stockholder Representative), together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration payable in respect of such Company Capital Stock, plus cash in lieu of fractional shares in accordance with Section 2.6(p), to which such holder is entitled pursuant to Section 2.6, and the Certificate so surrendered shall forthwith be cancelled. Until so surrendered as contemplated by this Section 2.9, each outstanding Certificate that, immediately prior to the Effective Time, represented shares of Company Capital Stock will be deemed from and after the Effective Time, for all corporate purposes, to evidence (i) the ownership of the number of full shares of Parent Common into which such shares of Company Capital Stock shall have been so converted pursuant to this Agreement and Delaware Law; (ii) the right to receive an amount of cash pursuant to Section 2.6(d); and (iii) the right to receive an amount of cash in lieu of the issuance of any fractional shares in accordance with Section 2.6(p).

(d) Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to Parent Common with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common represented thereby until the holder of record of such Certificate shall surrender such Certificate. Subject to applicable Law, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Parent Common issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common.

(e) Transfers of Ownership. If any certificate for shares of Parent Common is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange (i) will demonstrate to Parent’s reasonable satisfaction that such transfer was made in compliance with applicable securities laws and (ii) will have paid to Parent or any agent designated by it any transfer or other Taxes required by reason of the issuance of a certificate for shares of Parent Common in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of Parent or any agent designated by it that such Tax has been paid or is not payable.

(f) No Liability. Notwithstanding anything to the contrary in this Section 2.9, none of the Exchange Agent, the Surviving Corporation, or any party hereto shall be liable to a holder of shares of Parent Common or Company Capital Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat, or similar law.

2.10 No Further Ownership Rights in Company Capital Stock. The Merger Consideration issued upon the surrender for exchange of shares of Company Capital Stock in accordance with the terms hereof (including any cash paid in respect thereof) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Capital Stock. There shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Capital Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article II.

2.11 Lost, Stolen, or Destroyed Certificates. In the event any certificates evidencing shares of Company Capital Stock shall have been lost, stolen, or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen, or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof, such Merger Consideration and cash for fractional shares, if any, as may be required pursuant to Section 2.6; provided, however, that either of Parent or the Exchange Agent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent or the Exchange Agent with respect to the certificates alleged to have been lost, stolen, or destroyed.

2.12 Tax and Accounting Consequences. It is intended by the parties hereto that the Merger shall (i) for purposes of the Code be deemed a taxable transaction to the Stockholders and (ii) qualify for accounting treatment as a purchase transaction.

2.13 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Company and Merger Sub shall be fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

2.14 Withholding Taxes. Parent, UK Acquiror, the Company, the Surviving Corporation, the Escrow Agent, and the Exchange Agent shall be entitled to deduct and withhold from any amounts payable or otherwise issuable pursuant to this Agreement to any Person such amounts as required to be deducted or withheld therefrom under any applicable Law relating to Taxes or under any applicable Legal Requirement relating to Taxes, and to request and be provided any necessary and validly executed Tax forms, including valid Internal Revenue Service Form W-9 or the appropriate version of Form W-8, as applicable, and any similar information. To the extent such amounts are so deducted or withheld and paid to the appropriate Governmental Entity, such amounts shall be treated for all purposes under the Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Each of the Company and UK Subsidiary hereby represents and warrants to Parent and Merger Sub, subject to such exceptions as are specifically disclosed in the disclosure letter and schedules delivered thereto, supplied by the Company and UK Subsidiary to Parent and dated as of the date hereof (the “Company Disclosure Schedule”), as follows below. The Company Disclosure Schedule shall be arranged in sections corresponding to the numbered sections of this Article III, and each disclosure item in the Company Disclosure Schedule shall clearly reference the specific section numbers of this Agreement to which such disclosure applies.

3.1 Organization of the Company and Company Subsidiaries.

(a) The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. The Company has all requisite corporate power to own, lease, and operate its properties and to carry on its business as now being conducted. The Company is duly qualified or licensed to do business and is in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would reasonably be expected to have a Material Adverse Effect on the Company or UK Subsidiary. The Company has delivered to counsel for Parent a true and correct copy of the Company Charter Documents.

(b) UK Subsidiary is a corporation duly organized, validly existing, and in good standing under the laws of England and Wales. UK Subsidiary has all requisite corporate power and authority to own, lease, and operate its properties and to carry on its business as now being conducted. UK Subsidiary has delivered to Parent a true and correct copy of the UK Certificate and each certificate of incorporation on a change of name (having embodied in it or annexed to it a copy of each resolution or agreement referred to in Section 29(1) of the Companies Act and all such resolutions having been properly passed as resolutions of UK Subsidiary and duly filed with the Registrar of Companies for England and Wales) and a true and correct copy of the UK Articles, each in full force and effect on the date of this Agreement. UK Subsidiary is not in violation of any of the provisions of the UK Charter Documents. The rights, preferences, privileges, and restrictions of the issued share capital of UK Subsidiary are as stated in the UK Articles, and no other documents or Contracts contain any rights, preferences, privileges, or restrictions applicable to the share capital of UK Subsidiary. The operations now being conducted by UK Subsidiary are not now and have never been conducted by UK Subsidiary under any other name. UK Subsidiary is duly qualified or licensed to do business and, where such legal concept exists, is in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would reasonably be expected to have a Material Adverse Effect on UK Subsidiary or the Company. The Company holds all of the outstanding and issued share capital of UK Subsidiary, free and clear of any Liens.

(c) Schedule 3.1(c) of the Company Disclosure Schedule sets forth a complete and accurate list of each corporation, partnership, limited liability company, joint venture, business trust or association, or other Entity in which the Company or UK Subsidiary holds any direct or indirect equity or similar ownership interest (the “Additional Subsidiaries”) and any permanent establishment (as that expression is defined in the relevant double tax treaty relief orders) of UK Subsidiary outside the United Kingdom. Each of the Additional Subsidiaries is a corporation duly organized, validly existing, and in good standing under the Laws of its jurisdiction of incorporation. Each of the Additional Subsidiaries has all requisite corporate power and authority to own, lease, and operate its properties and to carry on its business as now being conducted. Each of the Additional Subsidiaries is not in violation of any of the provisions of its organizational documents equivalent to the UK Charter Documents, and such documents contain full details of the rights and restrictions attached to the share capital of each such Additional Subsidiary. Each of the Additional Subsidiaries is duly qualified or licensed to do business and, where such legal concept exists, is in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would reasonably be expected to have a Material Adverse Effect on the Company, UK Subsidiary, or such Additional Subsidiary.

(d) Schedule 3.1(d) of the Company Disclosure Schedule identifies for each of the Company Subsidiaries the issued and outstanding capital stock (which term includes, for the avoidance of doubt, the entire issued share capital of UK Subsidiary), the identity and address of each legal and beneficial owner of the issued and outstanding capital stock of such Company Subsidiary, and the number of shares of capital stock of such Company Subsidiary held by such holder. The issued and outstanding capital stock of each of the Company Subsidiaries has been duly authorized and validly issued, is fully paid and nonassessable, and is wholly owned legally and beneficially by the Company, the UK Subsidiary, or an Additional Subsidiary, free and clear of any Lien. There are no options, warrants, calls, rights, commitments, or Contracts of any character to which the Company or any Company Subsidiary is a party, or by which the Company or any Company Subsidiary is bound, obligating the Company or any Company Subsidiary to issue, deliver, sell, repurchase, or redeem, or cause to be issued, delivered, sold, repurchased, or redeemed, any shares of the capital stock of any Company Subsidiary. No person has the right to call for the allotment, conversion or transfer of or to be entered on the register of members as the holder of any share or loan capital of UK Subsidiary and there are no obligations or arrangements to create any Liens on the share capital of UK Subsidiary and no claim has been made by any person to be entitled to any of the above.

(e) Schedule 3.1(e) of the Company Disclosure Schedule identifies (i) the directors and officers of the Company and each of the Company Subsidiaries and (ii) the identities and jurisdictions of employment of any employee of the Company and the Company Subsidiaries. The only directors of UK Subsidiary are the persons identified in Schedule 3.1(e) of the Company Disclosure Schedule as its directors and UK Subsidiary has no alternate, de facto or shadow directors nor any observer or other person entitled or accustomed to attend at or receive notice of board meetings or have any say or right to vote at board meetings.

(f) UK Subsidiary has not provided any financial assistance as defined in section 152(1) of the Companies Act 1985 or section 677 of the Companies Act (in either case to the extent applicable to the assistance given by UK Subsidiary) directly or indirectly for the purpose of acquiring its own shares or those of any of its holding companies or reducing or discharging any liability so incurred. UK Subsidiary has not redeemed or purchased or agreed to redeem or purchase any of its share capital or passed any resolutions authorizing any such redemption or purchase or entered into or agreed to enter into any contract relating to shares in UK Subsidiary that does not amount to a contract to purchase the shares but under which UK Subsidiary may (subject to any conditions) become entitled or obliged to purchase those shares or passed any resolutions approving any such contract or made any capitalization of reserves. No share in the capital of UK Subsidiary has been issued for a consideration other than cash.

3.2 Company Capital Structure

(a) The authorized capital stock of the Company consists of 51,000,000 shares of Company Common and 32,182,830 shares of Company Preferred. Of the authorized Company Preferred, 371,034 shares have been designated Series B Preferred Stock; 2,277,189 shares have been designated Series C Preferred Stock; 2,967,704 shares have been designated Series D Preferred Stock; 275,043 shares have been designated Series D-1 Preferred Stock; 5,627,109 shares have been designated Series E Preferred Stock; 3,664,751 shares have been designated Series E-1 Preferred Stock; 16,500,000 shares have been designated Series F Preferred Stock; and 500,000 shares have been designated Series F-1 Preferred Stock. As of the date of this Agreement, the Company has issued and outstanding 2,246,748 shares of Company Common; 359,968 shares of Series B Preferred; 2,176,187 shares of Series C Preferred; 2,967,704 shares of Series D Preferred; no shares of Series D-1 Preferred; 5,408,568 shares of Series E Preferred; 3,552,083 shares of Series E-1 Preferred; 10,230,098 shares of Series F Preferred; and 437,783 shares of Series F-1 Preferred. Except as set forth on Schedule 3.2(a) of the Company Disclosure Schedule, which sets forth the number of shares exercisable under each Company Warrant, and the acquisition date of each such Company Warrant and the identity of the holder thereof, the Company has neither any Company Warrants outstanding nor any obligation or Contract to issue any Company Warrant.

(b) Schedule 3.2(b) sets forth a complete and accurate list of all issued and outstanding shares of Company Capital Stock, identifying the name of the registered holder thereof, the class and/or series of shares held, the number of shares of each such class or series held, and each respective acquisition date. All outstanding shares of Company Capital Stock are, and any shares of Company Capital Stock issuable upon exercise of any outstanding Company Options, Company Warrants, conversion rights, or other rights, will be, duly authorized, validly issued, fully paid, and non assessable and not subject to any preemptive rights created by statute, the Company Charter Documents, or any Contract to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary is bound. All outstanding Company Capital Stock and all other outstanding securities of the Company have been issued in compliance with all applicable Legal Requirements (including, without limitation, federal and state securities Laws in the United States and the United Kingdom). There are no declared or accrued but unpaid dividends with respect to any shares of Company Capital Stock. Each outstanding share of Company Preferred is currently convertible into the number of shares of Company Common set forth in Schedule 3.2(b). Neither the Company, its stockholders nor any Company Subsidiary has communicated with any stockholder of the Company in relation to the Merger in breach of section 21 of FSMA or engaged in any regulated activity in breach of section 19 of FSMA. To the knowledge of the Company, to the extent each Stockholder has received any investment advice or transaction arrangement services regarding the sale of its Company Capital Stock, or has been invited or induced to sell such shares by a party other than the Parent: (i) any such advice or transaction arrangement services has been received from a person who is authorized by the UK Financial Services Authority to provide investment advice or transaction arrangement services; or (ii) any such invitation or inducement has been issued by a person authorized by the UK Financial Services Authority. The Company shall not, through any of its communications or other dealings with any Company stockholder, be in breach of section 397 of the FSMA.

(c) The Company has reserved 7,239,209 shares of Company Common for issuance to employees, directors and consultants pursuant to the Option Plan, of which 954,666 shares have been issued upon exercise of Company Options and are reflected as outstanding Company Common in Section 3.2(a) above; of which Company Options to acquire 5,348,688 shares of Company Common are outstanding and unexercised; and of which 935,855 shares remain available for future grants under the Option Plan. Schedule 3.2(c) of the Company Disclosure Schedule sets forth in chronological order for each outstanding Company Option, the name of the holder of such Company Option, an indication of whether such holder is an employee of or consultant to the Company, the status of the option as either an incentive stock option under Section 422 of the Code or a nonstatutory stock option, the date of grant or issuance of such Company Option, the number or amount of securities as to which such Company Option is exercisable, the exercise price of such Company Option.

(d) Except as set forth in Schedules 3.2(a) through 3.2(c) of the Company Disclosure Schedule and except for conversion rights of the Company Preferred, the Company has no commitment or obligation of any character (including pursuant to any Contract), either firm or conditional, written or oral, to issue, deliver or sell, or repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, under offers, stock option agreements, stock bonus agreements, stock purchase plans, incentive compensation plans, warrants, calls, conversion rights, or otherwise, any shares of the capital stock or other securities of the Company. There are no voting trusts or other agreements or understandings to which the Company or UK Subsidiary is a party with respect to the shares of capital stock of the Company. Except as set forth in Schedules 3.2(a) through 3.2(c) of the Company Disclosure Schedule, there are no securities of the Company issued, reserved for issuance, or outstanding. Other than the Option Plan, neither the Company nor any Company Subsidiary has ever adopted or maintained any stock option plan, stock purchase plan, or similar plan providing for the equity compensation of any Person. There are no (and have never been any) outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to the Company or any Company Subsidiary. No repricing of options or stock purchase rights or similar program to effectively reduce the exercise price of an option or purchase price of a stock purchase right has occurred since the date of the Company’s incorporation. No Employee or director (or previous employee or director) of UK Subsidiary holds (or holds options over or holds any other right to acquire) any stock in the Company other than of description set out in Section 2.6(d)(iv). There are no employee share incentive plans (such as share option plans, savings-related share option schemes, employee share ownership plans or share incentive plans) established by the Company or any Company Subsidiary under which any UK resident (or previously UK resident) Employee will hold any subsisting right as at Closing.

(e) Under the terms of the Option Plan, as a result of the Merger and the transactions contemplated hereby, all stock options outstanding under the Option Plan shall (i) become fully vested and exercisable to the extent not fully vested and exercisable and (ii) terminate as of the Effective Time, unless earlier terminated.

(f) Neither the Company nor any Company Subsidiary has issued or created any securities, interests in securities or securities options to which Chapters 2, 3, 3A, 3B, 3C, 3D, 4 or 5 of Part 7 of the Income Tax (Earnings and Pensions) Act 2003 (UK) would apply.

(g) As a result of the Merger, Parent will be the record and sole beneficial owner of all outstanding shares of the Company’s capital stock and, indirectly (through the Surviving Corporation as the record holder), of all the outstanding shares of capital stock of the Company Subsidiaries and all rights to acquire or receive such capital stock of the Company and the Company Subsidiaries. At or before the Effective Time, any rights of any holder or prospective holder of the Company’s securities to cause such securities to be registered under the Securities Act, and any information rights, voting rights, rights of co sale, rights to maintain equity percentage, rights of first refusal and the like that may exist for the benefit of any such holder or prospective holder shall have been terminated.

3.3 Authority. Each of the Company and UK Subsidiary has all requisite power and authority, including any requisite corporate power or authority, to enter this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated hereby have been duly authorized by all necessary corporate action (if applicable) on the part of the Company and UK Subsidiary, subject only to the approval of the Merger and this Agreement by the Stockholders as contemplated by Section 6.7. The affirmative vote or consent of (i) the holders of a majority of the outstanding shares of Company Common and Company Preferred (voting together as a single class on an as-converted to Company Common basis) outstanding on the record date chosen for purposes of determining the Stockholders of the Company entitled to vote on the adoption of this Agreement, and (ii) the approval by (A) Highland Capital Partners VII Limited Partnership, Highland Capital Partners VII-B Limited Partnership, Highland Capital Partners VII-C Limited Partnership and Highland Entrepreneurs’ Fund VII Limited Partnership; (B) Atlas Venture Fund V, L.P. and Atlas Venture Entrepreneurs’ Fund V, L.P.; and (C) at least one other Stockholder who (together with its affiliated entities) holds five percent (5%) or more of the outstanding shares of Company Preferred (on an as-converted to Company Common basis) on the record date chosen for purposes of determining the Stockholders of the Company entitled to vote on the adoption of this Agreement are the only votes of the holders of any Company Capital Stock necessary under Delaware Law and the Company Charter Documents to adopt and approve this Agreement and the Merger (the “Required Stockholder Vote”). The Required Stockholder Vote is sufficient for the holders of the Company Capital Stock to adopt and approve this Agreement and the Merger, and no other corporate proceedings are necessary to authorize this Agreement or to consummate the Merger and the other transactions contemplated hereby (other than the filing and recordation of the Certificate of Merger and such other documents as required by Delaware Law). The Board of Directors of the Company has unanimously (i) declared that the Merger and the other transactions contemplated by this Agreement are advisable, fair and in the best interests of the Company and its stockholders, (ii) adopted this Agreement in accordance with the provisions of Delaware Law, (iii) directed that this Agreement and the Merger be submitted to the stockholders of the Company for their adoption and approval by written consent, and (iv) resolved to recommend that the stockholders of the Company vote in favor of the adoption of this Agreement and the approval of the Merger. The Board of Directors of the UK Subsidiary has unanimously (i) declared that the Merger and the other transactions contemplated by this Agreement are in the best interests of the UK Subsidiary and its stockholder and (ii) adopted this Agreement in accordance with the provisions of applicable Law. This Agreement has been duly executed and delivered by each of the Company and UK Subsidiary and constitutes the valid and binding obligation of each of the Company and UK Subsidiary, enforceable against each in accordance with its terms.

3.4 No Conflict. The execution and delivery of this Agreement by the Company and UK Subsidiary do not, and as of the Effective Time, the consummation of the transactions contemplated hereby will not, Conflict with (i) any provision of the Company Charter Documents, the UK Charter Documents, or the similar constituent documents of any Additional Subsidiary; (ii) any Contract applicable to the Company or any Company Subsidiary or their respective properties or assets; or (iii) any Lien, Law, Legal Requirement, or Governmental Order applicable to the Company or any Company Subsidiary or their respective properties or assets where such Conflict, solely with respect to this clause (iii), has a Material Adverse Effect on the Company or any Company Subsidiary.

3.5 Consents. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or other Person is required by or with respect to the Company or any Company Subsidiary in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the Merger Certificate with the Secretary of State of the State of Delaware; (ii) such consents, waivers, approvals, orders, authorizations, registrations, declarations, and filings as may be required under applicable federal and state securities Laws in the United States; and (iii) such other consents, waivers, authorizations, filings, approvals and registrations as are set forth on Schedule 3.5 of the Company Disclosure Schedule.

3.6 UK Subsidiary Financial Statements

(a) Attached as Schedule 3.6(a) of the Company Disclosure Schedule are true, correct, and accurate copies of each of the Financial Statements.

(b) The Financial Statements are complete and correct in all material respects and have been prepared in accordance with all applicable Laws and UK GAAP applied on a consistent basis throughout the periods indicated, and consistent with each other, except for the absence of footnotes in the Interim Financial Statements. The Financial Statements present fairly the consolidated financial condition and consolidated operating results of the Company and the Company Subsidiaries as of the respective dates and for the periods indicated therein, subject in the case of the Interim Financial Statements to normal year-end adjustments, which are not material in amount or significance in any individual case or in the aggregate, and, in the case of UK Subsidiary, show a true and fair view of the assets and Liabilities and state the affairs of UK Subsidiary and its profits and losses for the period concerned and make provision for, reserve for, or disclose, as appropriate, all Liabilities whether actual, contingent, unquantified or disputed, all capital commitments, whether actual or contingent, and bad or doubtful debts of UK Subsidiary at the date to which they are made. The Company does not have, other than cash raised from equity or debt financings (and Liabilities associated with such debt financings) and all of which cash and Liabilities have been accurately reflected on the Financial Statements, and has never had any material assets or Liabilities other than those arising from its equity interest in the UK Subsidiary. The Company has never on an unconsolidated basis recognized any revenues, and the Company’s expenditures have never exceeded $5,000 in any twelve month period.

(c) Attached as Schedule 3.6(c) of the Company Disclosure Schedule are true and correct copies of the unaudited monthly management accounts of each of the Company and the UK Subsidiary, consisting for each of a balance sheet as at October 31, 2011 and a profit and loss account for the period beginning on January 1, 2011 and ended on October 31, 2011 (the “Management Accounts”). The Management Accounts were prepared in conformity with UK GAAP on a consistent basis with the Financial Statements. The profit and loss accounts included in the Management Accounts truly and fairly present the results of operations of the Company or the UK Subsidiary, as applicable, for the periods presented, and the balance sheets contained in the Management Accounts fairly and accurately present the assets and Liabilities of the Company or the UK Subsidiary, as applicable, as at the dates presented; provided, however, that the Management Accounts are subject to normal recurring year-end audit adjustments (which will not be material either individually or in the aggregate). The “Management Balance Sheets” consists of the balance sheets dated as at October 31, 2011 for each of the Company and the UK Subsidiary, which are included in the Management Accounts.

(d) Schedule 3.6(d) of the Company Disclosure Schedule provides an accurate breakdown of all amounts (including loans, advances, receivables, or other indebtedness) owed to the Company and the Company Subsidiaries by any current or former director, officer, employee, or stockholder of the Company or any affiliated Person thereof (“Affiliate Receivables”). All Affiliate Receivables (including those receivables reflected in the Management Accounts that have not yet been collected and those receivables that have arisen since the date of the Management Balance Sheet and that have not yet been collected) (i) represent valid obligations arising from bona fide transactions entered into in the Ordinary Course of Business and (ii) are current and will be collected in full when due, without any counterclaim or set off.

(e) Schedule 3.6(e) of the Company Disclosure Schedule provides an accurate breakdown of all amounts (including loans, advances, payables, or other Indebtedness) owed by either the Company or any of the Company Subsidiaries to any current or former director, officer, employee, or stockholder of the Company or any affiliated Person of any of the foregoing.

(f) Schedule 3.6(f) of the Company Disclosure Schedule identifies each customer or other Person from whom either the Company or any of the Company Subsidiaries recognized or received revenues during the 2011 fiscal year, in each case identifying the aggregate amount of revenues recognized or received from such customer or other Person as of November 30, 2011. For purposes of the Closing, the Company shall update Schedule 3.6(f) for the period beginning on the date of this Agreement and ending on the Effective Time. The Company has delivered to Parent a complete and accurate copy of each Contract between either the Company or any of the Company Subsidiaries and any customer or Person identified on Schedule 3.6(f).

(g) Schedule 3.6(g) of the Company Disclosure Schedule contains a backlog report dated as of November 30, 2011 that sets forth a true and correct list of all outstanding but unfilled orders for the products of the Company and any Company Subsidiary as of the close-of-business on such date, in each case identifying the customer, the product, the quantity ordered, and the per unit and gross sales price.

(h) The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions of the Company and the Company Subsidiaries are executed in accordance with management’s general or specific authorizations; (ii) transactions of the Company and the Company Subsidiaries are recorded as necessary to permit preparation of financial statements in conformity with US GAAP or UK GAAP, as applicable, and to maintain asset accountability; (iii) access to assets of the Company and the Company Subsidiaries is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets of the Company and the Company Subsidiaries is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The accounts, books, and ledgers and financial and other records of the UK Subsidiary have been properly kept in accordance with Sections 221 and 222 of the Companies Act 1985 in respect of financial years beginning before 6 April 2008 and sections 386 to 389 of the Companies Act in respect of subsequent financial years, where relevant, and are within UK Subsidiary’s possession and control. Except as set forth in Schedule 3.6(h) of the Company Disclosure Schedule, the Company is in material compliance with its system of internal accounting controls.

3.7 Liabilities

(a) None of the Company or the Company Subsidiaries has any Liabilities except (i) Liabilities set forth or fully reserved against in the Interim Balance Sheet; or (ii) Liabilities incurred since the date of the Interim Balance Sheet and prior to the date hereof in the Ordinary Course of Business (excluding Company Transaction Expenses); and (iii) Liabilities incurred after the date hereof in accordance with the terms of this Agreement.

(b) Schedule 3.7(b) of the Company Disclosure Schedule provides, and the Closing Estimates Certificate will provide, an accurate breakdown of, and ageing for, (i) all accounts payable of the Company and the Company Subsidiaries in the case of the execution and delivery of this Agreement, as of December 23, 2011, and in the case of the Closing Estimates Certificate, as of the Effective Time; (ii) all Liabilities of the Company and any of the Company Subsidiaries for outstanding Indebtedness, in each case identifying the amount owed, the identity of the party to whom funds are owed, and the nature of the transaction under which the Liability was incurred, in the case of the execution and delivery of this Agreement as of December 23, 2011, and in the case of the Closing Estimates Certificate, as of the Effective Time; and (iii) all other accrued Liabilities of the Company and any of the Company Subsidiaries, in each case identifying the amount owed, the identity of the party to whom funds are owed, and the nature of the transaction under which the Liability was incurred, in the case of the execution and delivery of this Agreement as of December 23, 2011, and in the case of the Closing Estimates Certificate, as of the Effective Time.

(c) Neither the Company nor any of the Company Subsidiaries has effected or otherwise been involved in any transaction, Contract, or other arrangement to which an Entity unconsolidated with the Company or any of the Company Subsidiaries is a party, under which the Company or any of the Company Subsidiaries has (i) any obligation under a guarantee Contract or under any indemnity, suretyship or comfort; (ii) a retained or contingent interest in assets transferred to an unconsolidated Entity or similar arrangement that serves as credit, liquidity, or market risk support to such Entity for such assets; (iii) any obligation, including a contingent obligation, under a Contract that would be accounted for as a derivative instrument, except that it is both indexed to such Entity’s own stock and classified in stockholders’ equity in such Entity’s statement of financial position; or (iv) any obligation, including a contingent obligation, arising out of a variable interest in an unconsolidated Entity that is held by, and material to, such Entity, where such Entity provides, financing, liquidity, market risk, or credit risk support to, or engages in leasing, hedging, or research and development services with, such Entity. Without limiting the generality of the foregoing, neither the Company nor any of the Company Subsidiaries is or has ever been a guarantor of any Indebtedness, obligation, or Liability of any other Person.

(d) No Insolvency Event has occurred in relation to the Company or any of the Company Subsidiaries, and neither the Company nor any of the Company Subsidiaries has been a party to any transaction with any third party which, in the event of such third party going into liquidation or an administration order or a bankruptcy order being made in relation to it or to him/her, would constitute a transaction at an undervalue, a preference, an invalid floating charge or an extortionate credit transaction or part of a general assignment of debts, under sections 238 to 245 and sections 339 to 344 of the UK Insolvency Act 1986 (or the similar Laws of any other applicable jurisdiction). No Person who is or has at any time within the last three years been a director or officer of the Company or any of the Company Subsidiaries has at any material time been subject to any disqualification order under the Companies Act or under any other Legal Requirement relating to the disqualification of directors and officers, or which, to the Company’s knowledge, was the subject of any investigation or proceedings capable of leading to a disqualification order being made.

3.8 Accounts Receivable. Schedule 3.8 of the Company Disclosure Schedule provides a complete and accurate list of all accounts receivable of the Company and each of the Company Subsidiaries and sets forth for each (i) the identity of the party from whom the receivable is collectible and the Entity to which such receivable is owed; (ii) when such receivable becomes due and the current ageing thereof; and (iii) the amount of such receivable. All accounts receivable shown on Schedule 3.8 of the Company Disclosure Schedule and/or the Management Balance Sheets (net of reserves indicated on the Management Balance Sheets) or thereafter acquired until the Effective Time (net of reserves accrued in the Ordinary Course of Business) will be collectible within 60 days of the applicable invoice date (subject to Parent’s using commercially reasonable efforts after the Effective Time to collect the same) (the representation set forth in this sentence of Section 3.8 shall be referred to herein as the “AR Collectability Representation”). The values at which accounts receivable are carried on the books of the Company and each of the Company Subsidiaries reflect the accounts receivable valuation policy of the Company and are in accordance with US GAAP or UK GAAP, as applicable. None of the receivables of the Company or any of the Company Subsidiaries is subject to any claim of recoupment, set off, or counterclaim (whether asserted or unasserted), and, to the knowledge of the Company, there are no facts or circumstances (whether asserted or unasserted) that would reasonably be expected to give rise to any such claim. No accounts receivable of the Company or any of the Company Subsidiaries are contingent upon the performance by the Company or any of the Company Subsidiaries of any obligation. None of the Company or any of the Company Subsidiaries has granted to any Person any Lien on any such receivables, and no agreement for deduction or discount has been made with respect to any of such receivables.

3.9 Business Changes. Since March 31, 2011 (or such other date specifically set out in this Section 3.9) to the date of this Agreement and continuing through the Effective Time, except as otherwise contemplated by this Agreement, the Company and each of the Company Subsidiaries has conducted its business only in the Ordinary Course of Business, and without limiting the generality of the foregoing:

(a) Neither the Company nor any of the Company Subsidiaries has sustained any damage, destruction, or loss by reason of fire, explosion, earthquake, labor trouble (including but not limited to any claim of unfair dismissal, constructive dismissal, wrongful dismissal, or other unlawful labor practice), requisition or taking of property by any government or agent thereof, windstorm, embargo, riot, act of God or public enemy, flood, accident, revocation of license or right to do business, total or partial termination, suspension, default or modification of Contracts, governmental restriction or Legal Requirement, other calamity, or other similar or dissimilar event (whether or not covered by insurance) that would reasonably be expected to have a Material Adverse Effect on the Company or any Company Subsidiary, as the case may require.

(b) There have been no changes in the financial condition, business, net worth, assets, properties, operations, obligations or Liabilities of the Company or any of the Company Subsidiaries which, individually or in the aggregate, have resulted or could be expected (whether before or after the Effective Time) to result in a Material Adverse Effect on the Company or any of the Company Subsidiaries.

(c) Neither the Company nor any of the Company Subsidiaries has issued, or authorized for issuance, any equity security, bond, note or other security. Neither the Company nor any of the Company Subsidiaries has granted or entered into any commitment or obligation to issue or sell any such equity security, bond, note or other security of the Company or any of the Company Subsidiaries, whether pursuant to offers, stock option agreements, stock bonus agreements, stock purchase plans, incentive compensation plans, warrants, calls, conversion rights, or otherwise.

(d) None of the Company or any of the Company Subsidiaries has paid any Liability or discharged or satisfied any Lien, or settled any Liability, claim, dispute, proceeding, suit, or appeal, pending or threatened against it or any of its assets or properties, except for current Liabilities included in the Interim Balance Sheet and current Liabilities incurred since the date of such Interim Balance Sheet in the Ordinary Course of Business.

(e) Neither the Company nor any of the Company Subsidiaries has declared, set aside for payment, or paid any dividend, payment, or other distribution on or with respect to any of its share capital.

(f) Neither the Company nor any of the Company Subsidiaries has purchased, redeemed, or otherwise acquired or committed itself to acquire, directly or indirectly, any share or shares of its share capital.

(g) None of the Company or any of the Company Subsidiaries has mortgaged, pledged, otherwise encumbered, or subjected to Lien any of its assets or properties, tangible or intangible, nor has the Company or any of the Company Subsidiaries committed itself to do any of the foregoing, except for Liens for current Taxes which are not yet due and payable and purchase money Liens or retention of title provisions arising out of the purchase or sale of products or services made in the Ordinary Course of Business.

(h) Neither the Company nor any of the Company Subsidiaries has subdivided or consolidated or varied any rights of any shares in the Company or any of the Company Subsidiaries or agreed to do so.

(i) None of the Company or any of the Company Subsidiaries has disposed of, or agreed to dispose of, any asset or property, tangible or intangible, except in the Ordinary Course of Business, and in each case for a consideration at least equal to the book value of such asset or property, nor has the Company or any of the Company Subsidiaries leased or licensed to others (including officers and directors of the Company or any of the Company Subsidiaries), or agreed to so lease or license, any asset or property, nor has the Company or any of the Company Subsidiaries discontinued any product line or the production, sale, or other disposition of any of its products or services.

(j) Neither the Company nor any of the Company Subsidiaries has purchased or agreed to purchase or otherwise acquire any debt or equity securities of any corporation, partnership, joint venture, firm, or other Entity (including by way of merger, consolidation, amalgamation, or similar transactions under applicable Laws).

(k) Neither the Company nor any of the Company Subsidiaries has made any expenditure or commitment for the purchase, acquisition, construction, or improvement of a capital asset, except in the Ordinary Course of Business.

(l) Neither the Company nor any of the Company Subsidiaries has entered into any transaction or Contract, or made any commitment to do the same, except in the Ordinary Course of Business.

(m) Neither the Company nor any of the Company Subsidiaries has waived any right or cancelled any debts or claims or voluntarily suffered any extraordinary losses other than in the Ordinary Course of Business.

(n) Neither the Company nor any of the Company Subsidiaries has sold, licensed, assigned, transferred, or conveyed, or committed itself to sell, license, assign, transfer or convey, any Company Intellectual Property other than non-exclusive licenses to Company Intellectual Property granted in the Ordinary Course of Business, and neither the Company nor any of the Company Subsidiaries has entered into any product development, technology or product sharing, or similar strategic arrangement with any other party.

(o) Neither the Company nor any of the Company Subsidiaries has effected or agreed to effect any amendment or supplement to any employee profit sharing, stock option, stock purchase, pension, bonus, incentive, retirement, medical reimbursement, life insurance, deferred compensation, or any other employee benefit plan or arrangement.

(p) Neither the Company nor any of the Company Subsidiaries has paid or committed itself to pay to or for the benefit of any of its directors, officers, or employees any compensation of any kind other than wages, salaries, and benefits at times and rates in effect on December 31, 2010.

(q) Neither the Company nor any of the Company Subsidiaries has effected or agreed to effect any change, including by way of hiring or involuntary termination, in the employment or engagement terms of any of its directors, executive officers, employees, or consultants.

(r) Neither the Company, nor the UK Subsidiary, nor any of the Additional Subsidiaries has proposed and is not currently committed to effect any amendment or modification of the Company Charter Documents, the UK Charter Documents, or the similar constituent or charter documents of any Additional Subsidiary.

(s) Neither the Company nor any of the Company Subsidiaries has changed in any way its accounting methods or practices (including any change in depreciation or amortization polices or rates, or any changes in policies in making or reversing accruals).

(t) Neither the Company nor any of the Company Subsidiaries has made any loan to any Person, nor has it guaranteed the payment of any loan or Indebtedness of any Person, except for (i) travel or similar advances made to employees in connection with their employment duties in the Ordinary Course of Business and (ii) accounts receivable incurred in the Ordinary Course of Business.

(u) Neither the Company nor any of the Company Subsidiaries has changed the prices or royalties set or charged by it to its customers.

(v) No supplier, distributor, or customer of the Company or any of the Company Subsidiaries has ceased to do business with the Company or any of the Company Subsidiaries, and neither the Company nor any of the Company Subsidiaries has been notified that, or otherwise has reason to believe, that any such supplier, distributor, or customer of the Company or any of the Company Subsidiaries will, whether on or before the Closing, cease to do business with the Company or any of the Company Subsidiaries.

(w) None of the Company or any of the Company Subsidiaries is in negotiations or is committed to do any of the things described in the preceding clauses (a) to (v) (other than negotiations with Parent and its representatives regarding the transactions contemplated by this Agreement).

3.10 Tax and Other Returns and Reports.

(a) Definition of Taxes. For the purposes of this Agreement, “Tax” or, collectively, “Taxes,” means (i) any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, and impositions, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment (including UK PAYE), social security or equivalent, excise and property taxes, unclaimed property, together with all interest, penalties and additions imposed with respect to such amounts; (ii) any Liability for the payment of any amounts of the type described in clause (i) of this Section 3.10(a) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period (including any arrangement for group or consortium relief or similar arrangement); and (iii) any Liability for the payment of any amounts of the type described in clause (i) or (ii) of this Section 3.10(a) as a result of any express or implied obligation to indemnify any other Person or as a result of any obligations under any Contracts with any other Person with respect to such amounts and including any Liability for taxes of a predecessor or transferor entity or as a result of the provision or payment of any consideration to any stockholder under this Agreement or the exercise of any Company Option(s) as contemplated by Section 2.6(e).

(b) Tax Returns and Audits.

(i) The Company and each Company Subsidiary have accurately prepared and timely filed, taking into effect any extension of time within which to file all federal, state, local and foreign returns, estimates, reports, and information returns required to be filed with any Governmental Entity in connection with the determination, assessment, or collection of any Tax (“Returns”) by the Company or Company Subsidiary, and such Returns are true and correct in all material respects and have been completed in accordance with applicable Law and Legal Requirements. None of the above is the subject of any dispute with any taxing authority.

(ii) The Company and each Company Subsidiary (A) have paid all Taxes it is required to have paid and accrued all Taxes it is required to accrue and (B) has withheld with respect to its employees (and timely paid over to the appropriate taxing authority) all federal and state income taxes, FICA, FUTA, PAYE and other Taxes required to be withheld.

(iii) Neither the Company nor any Company Subsidiary has been delinquent in the payment of any material Tax nor is there any Tax deficiency outstanding, proposed or assessed against the Company or any Company Subsidiary, nor has the Company or any Company Subsidiary executed any waiver of any statute of limitations on or extended the period for the assessment or collection of any Tax.

(iv) No audit or other examination of any Return of the Company or any Company Subsidiary is currently in progress, nor has the Company or any Company Subsidiary been notified in writing of any request for such an audit or similar examination.

(v) Neither the Company nor any Company Subsidiary has any Liability for unpaid federal, state, local or foreign Taxes which has not been accrued or reserved against in the Financial Statements or Management Accounts. The accruals for the Taxes of the Company and the Company Subsidiaries shown on the Financial Statements or Management Accounts are sufficient to discharge the Taxes for all periods (or the portion of any period) ending on or prior to the date of the Management Balance Sheet. Neither the Company nor any Company Subsidiary has incurred any Liability for Taxes since the date of the Management Balance Sheet other than in the ordinary and usual course of business, consistent with past practices.

(vi) The Company has provided or made available to Parent copies of all federal, state, local, and foreign income and other material Tax Returns of the Company and each Company Subsidiary for all periods since 2006.

(vii) There are not now, will not be before the Closing, and will not be immediately after the Closing any Liens on the assets of the Company or any Company Subsidiary relating to or attributable to Taxes, other than Liens for Taxes not yet due and payable as of such time.

(viii) The Company has no knowledge of any reasonable basis for the assertion of any claim relating or attributable to Taxes that, if adversely determined, would result in any Lien on the assets of the Company or any Company Subsidiary.

(ix) None of the assets of the Company or any Company Subsidiary are treated as “tax-exempt use property” within the meaning of Section 168(h) of the Code.

(x) There is no Contract to which the Company or any Company Subsidiary is a party, including but not limited to the provisions of this Agreement, covering any employee or former employee of, or current or former independent contractor or service provider to, the Company or any Company Subsidiary that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code.

(xi) Neither the Company nor any Company Subsidiary is a party to a Tax sharing or allocation agreement, nor does the Company owe any amount under any such agreement. Neither the Company nor any Company Subsidiary has been a member of an affiliated group (within the meaning of Section 1504(a) of the Code) filing a consolidated income Tax Return or a Return under similar state, local or non-U.S. Tax Laws (other than a group the common parent of which is the Company) or has any Liability for the Taxes of any Person (other than the Company or such Company Subsidiary, as the case may require) under Treas. Reg. § 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by Contract, or otherwise. Neither the Company nor any Company Subsidiary has ever been a party to any joint venture, partnership, or other arrangement that could be treated as a partnership, for Tax purposes.

(xii) Neither the Company nor any Company Subsidiary is or has been at any time a “United States real property holding corporation” within the meaning of Section 897 of the Code.

(xiii) No adjustment or deficiency relating to any Return filed or required to be filed by the Company or any Company Subsidiary has been proposed in writing by any Tax authority to the Company or any Company Subsidiary or any representative thereof.

(xiv) The Company and the Company Subsidiaries utilize the accrual method of accounting for U.S. federal income tax purposes.

(xv) Neither the Company nor any Company Subsidiary has been either a distributing corporation or a controlled corporation in a distribution occurring during the last two years in which the parties to such distribution treated the distribution as one to which § 355 of the Code is applicable.

(xvi) The Company and each Company Subsidiary maintain complete and accurate records, invoices and other information in relation to Tax that meet all legal requirements and enable the Tax Liabilities of the Company and each Company Subsidiary to be calculated accurately in all material respects.

(xvii) The gross book value shown in, or adopted for the purposes of, the Management Accounts of UK Subsidiary as the value of each of the capital assets of UK Subsidiary, on the disposal of which a chargeable gain or allowable loss could arise under the United Kingdom Taxation of Chargeable Gains Act of 1992, does not exceed the amount which on a disposal of such asset at the date of this agreement would be deductible, in each case, disregarding any statutory right to claim any allowance or relief (other than amounts deductible under section 38 of the United Kingdom Taxation of Chargeable Gains Act 1992).

(xviii) UK Subsidiary has not claimed first-year tax credits within the meaning of Schedule A1 of the United Kingdom Capital Allowances Act 2001 or owned at the date of the Management Accounts any asset which, if disposed of at the Effective Time for consideration equal to its net book value as included in the Management Accounts of UK Subsidiary, would give rise to a balancing charge or claw-back of allowances.

(xix) Neither the Company nor any Company Subsidiary is or has ever been a member of a group of companies for any Tax purpose other than a group consisting solely of the Company and the Company Subsidiaries (taken together).

(xx) UK Subsidiary has incurred no expenditure on intangible fixed assets, within the meaning of Part 8 of the United Kingdom Corporation Tax Act 2009, in respect of which any debit relating to expenditure has been or could have been taken into account in the Financial Statements or the Management Accounts of UK Subsidiary and no such expenditure has been incurred since the date of the Management Accounts.

(xxi) The Company and the Company Subsidiaries have since their incorporation at all times been resident for Tax purposes solely in their jurisdiction of incorporation and neither the Company nor any Company Subsidiary has or has ever had a branch, agency, place of business or permanent establishment outside the jurisdiction of its incorporation.

(xxii) All supplies made by UK Subsidiary are taxable supplies for the purposes of United Kingdom value added tax and UK Subsidiary has not been, nor are there any circumstances in existence at the date of this Agreement that could result in UK Subsidiary being, denied full credit for all input value added tax paid by it.

(xxiii) UK Subsidiary does not own any assets that are capital items subject to the capital goods scheme under Part XV of the United Kingdom VAT Regulations 1995.

(xxiv) The Company and the Company Subsidiaries are in compliance with all terms and conditions of any Tax exemption, Tax holiday or other Tax reduction agreement or order (each, a “Tax Incentive”) and to the Company’s knowledge, the consummation of the transactions contemplated by this Agreement will not have any adverse effect on the continued validity and effectiveness of any such Tax Incentive.

(xxv) The Company and the Company Subsidiaries are in compliance in all material respects with all applicable transfer pricing laws and regulations, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of the Company and the Company Subsidiaries.

3.11 Restrictions on Business Activities. There is no Contract (non-competition, field of use, “most favored nation,” or otherwise), judgment, injunction, order, or decree to which the Company or any of the Company Subsidiaries is a party, or otherwise binding on the Company or any of the Company Subsidiaries, which has or could be expected to have the effect of prohibiting or impairing any business practice of the Company or any of the Company Subsidiaries, any acquisition of property (whether tangible or intangible) by the Company or any of the Company Subsidiaries, or the conduct of business by the Company or any of the Company Subsidiaries. Without limiting the foregoing, none of the Company or any of the Company Subsidiaries is (i) restricted from selling, licensing, or otherwise distributing any products or services to any class of customers, in any geographic area, during any period of time, or in any segment of the market or (ii) is required to offer or sell any products or services to any Person on terms that are not less favorable than the terms under which such products or services may be offered or sold to other parties.

3.12 Title of Properties; Absence of Liens; Condition of Equipment.

(a) Neither the Company nor any Company Subsidiary owns the freehold of any real property, nor has the Company or any Company Subsidiary ever owned the freehold of any real property. Schedule 3.12(a) of the Company Disclosure Schedule sets forth a list of all real property (the “Properties”) currently leased or which will be leased to the Company or any Company Subsidiary, the name of the lessor, the date of the lease and each amendment thereto, the aggregate annual rental and/or other monies payable under any such lease including details of all applicable supplemental documents. The operations of the Company and/or the Company Subsidiaries, as the case may require, on the Properties do not violate any applicable Legal Requirement, including, without limitation, any applicable building regulation, planning requirement, planning act, or other statute or Laws. There is not, under any of such leases and/or headleases, any existing default or event of default, or, to the knowledge of the Company, any event or circumstance which would reasonably be expected to give rise to any default or event of default. The Company or a Company Subsidiary, as the case may be, is the sole occupier of the Properties and sole beneficial owner of its interests in the Properties, and no lease, underlease, license, or other agreement exists permitting other Persons to use or occupy the Properties.

(b) The Company and the Company Subsidiaries have good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of their respective tangible properties and tangible assets, real, personal and mixed, used or held for use in their businesses, free and clear of any Lien except (i) as reflected in the Financial Statements or Management Accounts, (ii) for Liens created by the lessors of such properties or assets, and (iii) for Liens for Taxes not yet due and payable.

(c) The premises occupied by the Company or the Company Subsidiaries are currently used with all necessary access and services fit for the purposes for which they are currently used. No notice relating to the use and enjoyment of the premises occupied by the Company has been received or given and there are no restrictions in any of the headleases or leases that prevent them from being used now or in the future for its present uses.

(d) All equipment owned or leased by the Company or a Company Subsidiary is listed in Schedule 3.12(d) of the Company Disclosure Schedule, specifically identifying the Company or Company Subsidiary owning or leasing such property. All machinery, equipment, fixtures and vehicles owned, leased, or used by the Company or a Company Subsidiary are in good operating condition taking into account their age, except for ordinary wear and tear, and are in a reasonable state of repair and condition for the purposes for which they are being used.

3.13 Inventory

(a) Schedule 3.13(a) of the Company Disclosure Schedule (the “Inventory Schedule”) sets forth a complete and accurate listing of all inventory, merchandise, finished goods, raw materials, work-in-process, packaging, and parts inventory of the Company and the Company Subsidiaries as of November 30, 2011 (the “Inventory” or “Inventories”). At the Closing, the Inventory Schedule shall be updated to reflect the Inventory as of the Effective Time (such inventory, the “Closing Inventory” and such updated Inventory Schedule, the “Closing Statement of Inventory”). The Closing Statement of Inventory shall set forth a complete and accurate list of all Closing Inventory. Subject to such write-downs to net realizable value as shall be identified on the Inventory Schedule or the Closing Statement of Inventory, as the case may require, the Inventory has been, and the Closing Inventory will be, valued at the lower of cost price or market value on a first in, first out basis.

(b) The Inventory consists and the Closing Inventory will consist of a quantity and quality usable in the Ordinary Course of Business of the Company and the Company Subsidiaries, except for items of below-standard quality or obsolete items, all as have been reflected on the Inventory Schedule or the Closing Statement of Inventory, as applicable. The quantities of Inventory are reasonable in the present circumstances of the Company and the Company Subsidiaries. Either the Company or one of the Company Subsidiaries has good and marketable title to all Inventories and will have good and marketable title to all Closing Inventories, in each case free and clear of all Liens. The Inventories do not consist and the Closing Inventory will not consist of any item held on consignment. Neither the Company nor any of the Company Subsidiaries is or will be under an obligation or Liability with respect to accepting returns of items of Inventory or Closing Inventory or any other merchandise, other than in the Ordinary Course of Business. No clearance or extraordinary sale of the Inventories has been conducted, other than in the Ordinary Course of Business.

(c) Since January 1, 2011, the Company and each of the Company Subsidiaries has manufactured, inspected, tested, and maintained all of the Inventory, and will have manufactured, inspected, tested, and maintained all Closing Inventory, in the Ordinary Course of Business, and based on such operations, neither the Company nor any of the Company Subsidiaries has experienced any issues associated with product defects or qualities that differ materially from prior experience.

(d) All inventories are located at the address of UK Subsidiary.

3.14 Intellectual Property

(a) Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:

“Company Intellectual Property” shall mean any Intellectual Property that is owned, purported to be owned, filed by, held in the name of, or exclusively licensed to, the Company or any of the Company Subsidiaries, including Company Registered Intellectual Property Rights. All Intellectual Property that is exclusively licensed to the Company or any Company Subsidiary is set forth in Schedule 3.14(a)(ii) of the Company Disclosure Schedule.

“Company Source Code” shall mean, collectively, all or any portion of any software source code, human-readable descriptions of integrated circuits, hardware description language (HDL) code, register-transfer level (RTL) code, or confidential manufacturing specifications or designs, or any confidential information or algorithm contained in or relating to any software source code, of any Company Intellectual Property or any Company Product.

“Data Protection Legislation” means any legislation or regulations relating to data protection and/or privacy, including the Data Protection Act 1998 and the Privacy and Electronic Communications (EC Directive) Regulations 2003 of the United Kingdom and any other legislation intended to implement in any country Directive 95/46/EC of 24 October 1995 on the protection of individuals with regard to the processing of personal data and on the free movement of such data.

“Intellectual Property” shall mean Technology and Intellectual Property Rights.

“Intellectual Property Rights” shall mean any or all of the following and all rights in, arising out of, or associated therewith: (i) all United States and foreign patents, provisional patents and utility models and applications therefor and all reissues, divisions, reexaminations, renewals, extensions, provisionals, continuations and continuations in part thereof, patents of addition, supplemental protection certificates and equivalent or similar rights anywhere in the world in inventions and discoveries (“Patents”); (ii) all trade secrets, invention disclosures, and similar rights in know how and confidential or proprietary information; (iii) all copyrights, copyright registrations and applications therefor, and all rights in databases (“Copyrights”); (iv) all industrial designs and any registrations and applications therefor throughout the world; (v) mask works, mask work registrations and applications therefor (“Mask Works”); (vi) all rights in World Wide Web addresses, uniform resource locators and domain names and applications and registrations therefor; (vii) all rights in all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor (“Trademarks”); (viii) Moral Rights; and (ix) any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world.

“Moral Rights” means any right to claim authorship to or to object to any distortion, mutilation, or other modification or other derogatory action in relation to a work, whether or not such would be prejudicial to the author’s reputation, and any similar right, existing under common or statutory law of any country in the world or under any treaty, regardless of whether or not such right is denominated or generally referred to as a “moral right.”

“Personally Identifiable Information” means any data or information collected or obtained by or on behalf of the Company or any Company Subsidiary at any time from which data or information (alone or together with any other information or data accessible by the Company or any of the Company Subsidiaries) it is possible to identify a name, physical address, email address, or other contact details or any other information identifying a specific individual anywhere in the world. “Personally Identifiable Information” includes “personal data” as that concept is defined by Directive 95/46/EC of the European Commission and applicable national legislation.

“Registered Intellectual Property Rights” shall mean all United States, international and foreign: (i) applied for or issued Patents, including applications therefor; (ii) registered Trademarks and applications for registration thereof; (iii) Copyright registrations and applications to register Copyrights; (iv) registered Mask Works and applications to register Mask Works; (v) registered World Wide Web addresses, uniform resource locators and domain names, and applications for registration thereof; and (vi) any other Intellectual Property Right that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any private, state, government or other public legal authority at any time.

“Shrinkwrap Agreements” shall mean inbound generally available commercial binary code non-exclusive end user licenses that provide the rights to use Intellectual Property for total consideration, with respect to each such Contract, of less than $1,000 (including support and maintenance fees). “Shrinkwrap Agreements” exclude those Contracts relating to Open Source Materials.

“Technology” shall mean any or all of the following tangibles (including any and all instantiations thereof in any form and embodied in any media): (i) works of authorship and copyright works including, without limitation, computer programs, mathematical models, algorithms, routines, source code and executable code, whether embodied in software or otherwise, documentation, designs, specifications, files, records and similar data; (ii) inventions (whether or not patentable) and improvements; (iii) proprietary and confidential information, including technical data models, methodologies and customer and supplier lists, trade secrets, show-how, know-how and techniques; (iv) databases, data compilations and collections and technical data; (v) processes, tools, devices, methods, prototypes, schematics, breadboards, net lists, mask works, test methodologies and development tools. “Technology” excludes any Intellectual Property Rights in any of the foregoing.

(b) Schedule 3.14(b) of the Company Disclosure Schedule contains a complete and accurate list (by name and version number) of all products, software or service offerings of the Company and the Company Subsidiaries that have been sold, distributed, or otherwise disposed of by the Company and the Company Subsidiaries in the past five (5) years or which the Company and the Company Subsidiaries intend to sell, distribute, or otherwise dispose of in the future, including any products, software or service offerings under development (collectively, the “Company Products”).

(c) Schedule 3.14(c) of the Company Disclosure Schedule lists all Registered Intellectual Property Rights owned by, or applied for, by the Company and the Company Subsidiaries (the “Company Registered Intellectual Property Rights”) and lists any proceedings or actions before any court, tribunal (including the United States Patent and Trademark Office or equivalent authority anywhere in the world) related to any of Company Registered Intellectual Property Rights or Company Products.

(d) As of the date of this Agreement and as of the Effective Time, all necessary documents and certificates in connection with such Company Registered Intellectual Property Rights have been filed with the relevant patent, copyright, trademark or other authorities in the United States and foreign jurisdictions, for the purposes of perfecting, prosecuting and maintaining Company Registered Intellectual Property Rights. Except as set forth in Schedule 3.14(d) of the Company Disclosure Schedule, as of the date of this Agreement, there are no actions that must be taken by the Company or any of the Company Subsidiaries within one hundred twenty (120) days of the date of this Agreement, including the payment of any registration, maintenance, or renewal fees or the filing of any responses to office actions, documents, applications, or certificates for the purposes of obtaining, maintaining, or preserving or renewing any Company Registered Intellectual Property Rights.

(e) In each case in which the Company or any of the Company Subsidiaries has acquired, other than through a license, any Intellectual Property Right from any Person, the Company or such Company Subsidiary has obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in and to all such Intellectual Property Rights (including the right to seek past and future damages with respect thereto) to the Company or such Company Subsidiary, as applicable. The Company or such Company Subsidiary, as applicable, has recorded each such assignment of Registered Intellectual Property Right assigned to the Company or such Company Subsidiary, as applicable, with the relevant Governmental Entity in accordance with applicable Laws and Legal Requirements in each jurisdiction in which such assignment is required to be recorded.

(f) Each Company Registered Intellectual Property Right is subsisting and, to the Company’s knowledge, is valid and enforceable. To the Company’s knowledge, there are no facts, information, or circumstances (including, without limitation, prior art) that would render any Intellectual Property Right that is Company Intellectual Property invalid or unenforceable.

(g) Except as set forth in Schedule 3.14(g)(i) of the Company Disclosure Schedule, all Company Intellectual Property other than that licensed to the Company or any of the Company Subsidiaries is and will be fully transferable, alienable, or licensable by the Company or any of the Company Subsidiaries without restriction and without payment of any kind to any third party and is owned exclusively by the Company or a Company Subsidiary. Except as set forth in Schedule 3.14(g)(ii) of the Company Disclosure Schedule, all Company Intellectual Property that is exclusively licensed to the Company or any of the Company Subsidiaries is and will after the Closing be fully licensable by the Company or any of the Company Subsidiaries without restriction and without payment of any kind to any third party.

(h) The Company and any Company Subsidiary’s interest in each item of Company Intellectual Property that is exclusively licensed from a Person other than Company or a Company Subsidiary, and each other item of Company Intellectual Property, is free and clear of any Liens, except as set forth in Schedule 3.14(h) of the Company Disclosure Schedule. The Company has provided to the Parent a true and complete copy of all of the standard form Contracts for sale or licensing of Company Products entered into by the Company or any of the Company Subsidiaries in the past five (5) years.

(i) The Company or a Company Subsidiary is the exclusive owner or exclusive licensee of all Intellectual Property Rights that are Company Intellectual Property. Without limiting the generality of the foregoing, and except as set forth in Schedule 3.14(i) of the Company Disclosure Schedule, (i) the Company or a Company Subsidiary is the exclusive owner of all Trademarks used in connection with the operation or conduct of the business of the Company, including the sale, distribution or provision of any the Company Products by the Company and Company Subsidiaries; (ii) the Company or a Company Subsidiary owns exclusively all copyrighted works that are included or incorporated into Company Products or which the Company otherwise purports to own; and (iii) to the extent that any Patents would be infringed by any Company Products, the Company or a Company Subsidiary is the owner or licensee of such Patents.

(j) Except as set forth in Schedule 3.14(j) of the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries have (i) transferred ownership of, or entered into any Contract under which any of them has, or may have, the obligation to transfer any ownership of, or granted any exclusive license to use or distribute (or entered into any Contract under which any of them has, or may have, the obligation to grant any exclusive license to use or distribute), or authorized the retention of any exclusive rights to use or joint ownership of, any Intellectual Property Right that is Company Intellectual Property, to any other Person; (ii) permitted, where commercially reasonable actions by the Company or any of the Company Subsidiaries could have prevented, the rights of the Company or any Company Subsidiary in such Company Intellectual Property to lapse or enter the public domain; (iii) entered into any Contract under which any of the Company or a Company Subsidiary has granted any covenant not to sue, assert, or exploit any Intellectual Property Right of the Company or any of the Company Subsidiaries; or (iv) entered into any Contract under which it has granted any Person the right to bring a lawsuit for infringement or misappropriation of any Company Intellectual Property.

(k) Except for Company Intellectual Property that is exclusively licensed from a Person other than Company or a Company Subsidiary, all Intellectual Property Rights that are Company Intellectual Property were created solely by either (i) employees of the Company or a Company Subsidiary or (ii) by third parties, and in each case such employee or third party has validly and irrevocably assigned all of their rights, including Intellectual Property Rights therein, to the Company or a Company Subsidiary, and no third party owns or has any ownership interest to any Intellectual Property Rights that are Company Intellectual Property. The Company has provided to Parent true and correct copies of the forms for such assignments.

(l) Except as set forth in Schedule 3.14(l) of the Company Disclosure Schedule, to the extent that any Intellectual Property has been developed or created by a third party for the Company or any of the Company Subsidiaries and is incorporated into any Company Products, the Company or a Company Subsidiary has a written Contract with such third party with respect thereto, and the Company or a Company Subsidiary thereby either (i) has obtained ownership of, and is the exclusive owner of, all Intellectual Property Rights in such Intellectual Property, including any improvements, enhancements or other modifications or derivatives made by the Company or a Company Subsidiary or on their behalf by such third party to such Intellectual Property, or (ii) has obtained a perpetual, royalty free, fully paid up, non terminable license (sufficient for the conduct of its business as currently conducted and as currently proposed to be conducted) to all such third party’s Intellectual Property Rights in such Intellectual Property.

(m) The Company Intellectual Property (and Intellectual Property that the Company or a Company Subsidiary has obtained pursuant to a Shrinkwrap Agreement), and the rights described in Schedule 3.14(m), constitute all the Intellectual Property which is used in or necessary to the conduct of the businesses of the Company and the Company Subsidiaries as they currently are conducted and as they are currently planned by the Company and the Company Subsidiaries to be conducted, including the design, development, manufacture, use, import, licensing, and sale of Company Products.

(n) Schedule 3.14(n)(i) of the Company Disclosure Schedule lists all Contracts to which Company or any of the Company Subsidiaries is a party in which the Company or any of the Company Subsidiaries has licensed or transferred, or under which it may have an obligation to license or transfer (contingent or otherwise), or authorized the retention of any exclusive rights to use, or joint or sole ownership of, any Intellectual Property Right that is or was Company Intellectual Property to any third party (other than non-disclosure Contracts entered into in the Ordinary Course of Business). Schedule 3.14(n)(ii) of the Company Disclosure Schedule lists all Contracts to which Company or any of the Company Subsidiaries is a party pursuant to which a third party has licensed or transferred any Intellectual Property to Company or the Company Subsidiaries (other than Shrinkwrap Agreements). All such Contracts are in full force and effect. Neither the Company nor any Company Subsidiary is in breach of, and neither the Company nor any Company Subsidiary failed to perform under, any of the foregoing Contracts (including those entered into after the date of this Agreement but on or before the Effective Time) and, as of the date hereof, no other party to any such Contract is in breach thereof or has failed to perform thereunder. Except as set forth in Schedule 3.14(n)(iii) of the Company Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will neither violate nor result in the breach, modification, cancellation, termination, right of termination or suspension of such Contracts (including those entered into after the date of this Agreement but on or before the Effective Time). Except as set forth in Schedule 3.14(n)(iv) of the Company Disclosure Schedule, following the Effective Time, each of the Surviving Corporation and the Company Subsidiaries, as applicable, will be permitted to exercise all of their respective rights under such Contracts to the same extent the Company or a

Company Subsidiary, as applicable, would have been able to had the transactions contemplated by this Agreement not occurred and without being required to pay any additional amounts or consideration other than fees, royalties, or payments which the Company or a Company Subsidiary, as applicable, would otherwise have been required to pay had such transactions contemplated hereby not occurred.

(o) No Person who has provided or licensed any Intellectual Property to the Company or any of the Company Subsidiaries has ownership rights or license rights to improvements, enhancements, or other modifications or derivatives made by or for the Company or any of the Company Subsidiaries in such Intellectual Property.

(p) The Company and/or the Company Subsidiaries have the right to use, pursuant to valid licenses, all software development tools, library functions, compilers, and all other third party software that are used or necessary to create, modify, compile, operate, or support any software that is Company Intellectual Property or is incorporated into any Company Product.

(q) Except to Company’s knowledge with respect to Company Intellectual Property that is exclusively licensed from a Person other than Company or a Company Subsidiary, no government, military or quasi governmental funding, facilities of a university, college, other educational institution or research center or funding from similar third parties was used in the development of any Intellectual Property Right that is Company Intellectual Property. Except to Company’s knowledge with respect to Company Intellectual Property that is exclusively licensed from a Person other than Company or a Company Subsidiary, no current or former employee, consultant, or independent contractor of the Company or any of the Company Subsidiaries, who was involved in, or who contributed to, the creation or development of any Company Intellectual Property, has (i) performed services for the government, university, college, or other educational institution or research center, or any other Entity or other Person during a period of time during which such employee, consultant or independent contractor was also performing services for the Company or any of the Company Subsidiaries and (ii) entered into a Contract with such an Entity providing for an exclusive license to such Entity.

(r) The operation of the business of the Company and the Company Subsidiaries as currently conducted and as currently planned by the Company and the Company Subsidiaries to be conducted, including the design, development, use, import, branding, advertising, promotion, marketing, manufacture, distribution, licensing, and sale of Company Products does not and will not, and will not when conducted by the Parent, the Surviving Corporation, or a Company Subsidiary following the Closing in substantially the same manner as currently conducted or currently planned to be conducted by Company and the Company Subsidiaries, directly, indirectly, or contributorily infringe or misappropriate any Intellectual Property Right of any Person, violate any right of any Person (including any right to privacy or publicity), or constitute unfair competition or trade practices under the Laws of any jurisdiction in which the Company or the Company Subsidiaries currently conduct business. Neither the Company nor any of the Company Subsidiaries has received written notice or notice via electronic mail, nor has the Company or any of the Company Subsidiaries received any other notice, from any Person claiming that such operation of the

Company’s or the Company Subsidiaries’ business or any design, development, use, import, branding, advertising, promotion, marketing, manufacture, distribution, licensing or sale of any Company Product, or act, product, technology, or service (including products, technology or services currently under development) of the Company or any of the Company Subsidiaries directly, indirectly, or contributorily infringes or misappropriates any Intellectual Property Right of any Person or constitutes unfair competition or trade practices under the Laws of any jurisdiction (nor, to the Company’s knowledge, is there any basis therefor). The Company and the Company Subsidiaries do not, without proper authorization, possess, or have within their custody or control any customer lists, marketing materials, or technical information or data. Neither the Company nor any Company Subsidiary has received any opinion of counsel that any third party patent directly or indirectly applies to any Company Product.

(s) Excluding applicable Laws, no Company Intellectual Property or Company Product is subject to any proceeding or outstanding decree, order, judgment or settlement Contract or regulation that restricts in any manner the use, distribution, transfer or licensing thereof by the Company or any of the Company Subsidiaries or may be reasonably expected to adversely affect the validity, use or enforceability of such Company Intellectual Property. The operation of the business as it has been, and is currently conducted and as currently planned by the Company and the Company Subsidiaries to be conducted (including the use, distribution, transfer or licensing of Company Products) has not, does not, and would not violate any applicable Laws or Legal Requirements.

(t) Schedule 3.14(t) of the Company Disclosure Schedule lists all Contracts between the Company or any of the Company Subsidiaries and any other Person, wherein or whereby the Company or any of its Subsidiaries have agreed to, or assumed, any obligation or duty to warrant, indemnify, reimburse, hold harmless, guaranty, or otherwise assume or incur any obligation or Liability or provide a right of rescission in each case with respect to the infringement or misappropriation by the Company, a Company Subsidiary, or such other Person of the Intellectual Property Rights of any Person other than the Company and the Company Subsidiaries.

(u) There are no Contracts between the Company or any Company Subsidiary and any other Person with respect to Intellectual Property under which there is any dispute regarding the scope of such Contract, or performance under such Contract, including with respect to any payments to be made or received by the Company or any of the Company Subsidiaries thereunder.

(v) Neither the Company nor any of the Company Subsidiaries has brought any action, suit or proceeding for infringement of any Intellectual Property Right that is or was Company Intellectual Property or breach of any license or Contract involving Intellectual Property against any third party. Except as set forth in Schedule 3.14(v) of the Company Disclosure Schedule, to the Company’s knowledge, no Person is infringing or misappropriating any Intellectual Property Right that is Company Intellectual Property.

(w) The Company and the Company Subsidiaries have protected their rights in their confidential information and trade secrets and have protected those provided by any other Person to the Company or any of the Company Subsidiaries to the extent reasonable and customary in the industry in which the Company and the Company Subsidiaries operate. The Company and the Company

Subsidiaries have and enforce a policy requiring each employee and consultant of the Company or any of the Company Subsidiaries to execute a proprietary rights and confidentiality Contract substantially in the form set forth in Schedule 3.14(w) of the Company Disclosure Schedule, and all current and former employees and consultants of the Company and the Company Subsidiaries who have created, modified, or contributed any of the Company Intellectual Property have executed such a Contract assigning all of such employees’ or consultants’ rights in and to Company Intellectual Property to the Company or a Company Subsidiary, as applicable.

(x) Except as set forth in Schedule 3.14(x) of the Company Disclosure Schedule, neither this Agreement nor the transactions contemplated by this Agreement, including the assignment to the Parent, by operation of law or otherwise, of any Contracts to which the Company or any of the Company Subsidiaries is a party, will result in (i) any third party’s being granted rights or access to, or the placement in or release from escrow, of any Company Intellectual Property (including source code for any software belonging to the Company or a Company Subsidiary), (ii) the Parent, the Company, or a Company Subsidiary granting to any third party any right, title or interest to or with respect to any Intellectual Property owned by, or licensed to, the Parent pursuant to any Contract to which the Company or a Company Subsidiary is a party or by which it is bound, (iii) the Parent, the Company or a Company Subsidiary being bound by, or subject to, any non compete or other restriction on the operation or scope of their respective businesses pursuant to any Contract to which the Company or any Company Subsidiaries are a party or by which they are bound, (iv) any restriction on the ability of the Company or a Company Subsidiary to share information relating to their ongoing business or operations with the Parent or any of the Parent’s subsidiaries pursuant to any Contract to which the Company or any of the Company Subsidiaries is a party or by which they are bound, or (v) either the Parent, the Company, or a Company Subsidiary being obligated to pay any royalties or other amounts to any third party in excess of those payable by Parent, the Company, or a Company Subsidiary, respectively, prior to the Effective Time pursuant to any Contract to which the Company or a Company Subsidiary is a party or by which it is bound.

(y) Except as set forth in Schedule 3.14(y) of the Company Disclosure Schedule, the Company and the Company Subsidiaries own, or have valid licenses, and possess source code for all products owned, distributed and presently supported by them. The Company and the Company Subsidiaries have taken all actions customary in the software industry to document the software which is Company Intellectual Property and its operation, such that such software, including the source code and documentation, have been written in a clear and professional manner so that they may be understood, modified, and maintained in an efficient manner by reasonably competent programmers.

(z) Schedule 3.14(z)(i) of the Company Disclosure Schedule lists all software or other material that is distributed as “free software,” “open source software,” or under a similar licensing or distribution model (including but not limited to the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), the Sun

Industry Standards License (SISL) and the Apache License) (“Open Source Materials”) used by the Company in any way, and describes the manner in which such Open Source Materials were used (such description shall include, without limitation, whether the Open Source Materials were modified or distributed by the Company). Except as set forth in Schedule 3.14(z)(ii) of the Company Disclosure Schedule, the Company and its Subsidiaries have not (a) incorporated Open Source Materials into, or combined Open Source Materials with, the Company Intellectual Property or Company Products, (b) distributed Open Source Materials in conjunction with any Company Intellectual Property or Company Products, or (c) used Open Source Materials that create, or purport to create, obligations for the Company with respect to Company Intellectual Property or Company Products or grant, or purport to grant, to any third party, any rights or immunities under Company Intellectual Property (including, but not limited to, using any Open Source Materials that require, as a condition of use, modification or distribution of such Open Source Materials that other software incorporated into, derived from or distributed with such Open Source Materials be (i) disclosed or distributed in source code form, (ii) be licensed for the purpose of making derivative works, or (iii) be redistributable at no charge). No Company Product or Intellectual Property Right that is Company Intellectual Property is subject to the terms of license of any such Open Source Materials.

(aa) All Company Products conform in all material respects to applicable contractual commitments, express and implied warranties, product specifications and product documentation and to any representations provided to customers. The Company and the Company Subsidiaries have no liability (and to the Company’s knowledge there is no legitimate basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against the Company giving rise to any material liability relating to the foregoing contracts) for replacement or repair thereof or other damages in connection therewith in excess of any reserves therefor reflected on the Current Balance Sheet.

(bb) Except as set forth on Schedule 3.14(bb) of the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries has collected or possesses any Personally Identifiable Information. The Company and the Company Subsidiaries have complied with all applicable Laws, including Data Protection Legislation and their respective internal privacy policies including in relation to (i) the privacy of users of their products and services and all worldwide web addresses and domain names owned, maintained or operated by the Company and (ii) the collection, storage and transfer of any Personally Identifiable Information collected by the Company or any of the Company Subsidiaries or by third parties having authorized access to the records of the Company or the Company Subsidiaries. The execution, delivery, and performance of this Agreement does not violate any applicable Laws, including Data Protection Legislation relating to privacy or conflict with or violate the privacy policies of the Company or the Company Subsidiaries. Copies of all current and prior privacy policies of the Company and the Company Subsidiaries, including the privacy policies included in the Company’s and any of the Company Subsidiaries’ worldwide web addresses and domain names, have been provided to Parent. Each such privacy policy and all materials distributed or marketed by the Company and the Company Subsidiaries has at all times made all disclosures to users or customers required by applicable Laws, and none of such disclosures made or contained in any such privacy policy or in any such materials has been inaccurate, misleading or deceptive, or in violation of any applicable Laws. Neither the

Company nor any of the Company Subsidiaries has at any time received any actual or threatened claim, allegation, or complaint that the Company, any of the Company Subsidiaries, or any customer of either has been in contravention of any applicable Laws, including Data Protection Legislation and/or applicable privacy policies.

(cc) Except as set forth in Schedule 3.14(cc)(i) of the Company Disclosure Schedule, neither the Company, the Company Subsidiaries, nor any other Person acting on their behalf has disclosed, delivered, or licensed to any Person, agreed to disclose, deliver, or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, any Company Source Code. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure, delivery or license by the Company or a Company Subsidiary or any Person acting on their behalf to any Person of any Company Source Code. Schedule 3.14(cc)(ii) of the Company Disclosure Schedule identifies each Contract pursuant to which the Company or a Company Subsidiary has deposited, or is or may be required to deposit, with an escrow holder or any other Person, any Company Source Code, and describes whether the execution of this Agreement or any of the other transactions contemplated by this Agreement, in and of itself, would reasonably be expected to result in the release from escrow of any Company Source Code.

(dd) Company Products (but not including demonstration or evaluation products) are free of any disabling codes or instructions (each a “Disabling Code”), and any virus or other intentionally created, undocumented contaminant (each a “Contaminant”), that may, or may be used to, provide unauthorized access, or unauthorized modifications or deletions, or otherwise damage or disable Company Products (or systems which interact or interoperate with such Company Products) or that may result in damage to any of the foregoing. To the Company’s knowledge, components used in or with Company Products obtained from third party suppliers are free of any Disabling Codes or Contaminants that may, or may be used to, access, modify, delete, damage or disable any Company Products (or systems which interact or interoperate with such Company Products) or that might result in damage thereto. The Company and the Company Subsidiaries have taken reasonable steps and implemented reasonable procedures (based on standard industry practices) to ensure that information technology systems utilized by the Company and the Company Subsidiaries in the operation of their business are free from Disabling Codes and Contaminants. The Company and the Company Subsidiaries have in place appropriate disaster recovery plans, procedures and facilities and have taken reasonable steps to safeguard the information technology systems utilized in the operation of their business and to restrict unauthorized access thereto.

(ee) A description of each Company Product is set forth in Schedule 3.14(ee) of the Company Disclosure Schedule.

3.15 Agreements, Contracts and Commitments.

(a) Except as contemplated by this Agreement or as set forth in Schedule 3.15(a) of the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries is a party to or bound by any of the following, which are subsisting or outstanding or in respect of which the Company or any of the Company Subsidiaries has any current or potential future Liability:

(i) any Contract that was entered into outside the Ordinary Course of Business;

(ii) any collective bargaining agreement;

(iii) any Contract that contains any redundancy or severance pay or creates post-employment Liabilities;

(iv) any Contract or plan, including, without limitation, any stock option plan, stock appreciation rights plan or stock purchase plan, the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(v) any fidelity or surety bond or completion bond;

(vi) any Contract or group of related Contracts for the lease of personal property having a value in excess of $5,000 individually or $25,000 in the aggregate;

(vii) any lease of real property;

(viii) any Contract of indemnification or guarantee;

(ix) any Contract or commitment relating to capital expenditures and involving future payments in excess of $5,000;

(x) any Contract or commitment relating to the disposition or acquisition of assets or any interest in any business enterprise outside the Ordinary Course of Business;

(xi) any mortgages, indentures, guarantees, loans or credit agreements, security agreements, or other agreements or instruments relating to the borrowing of money, extension of credit, or creation of Indebtedness;

(xii) any purchase order or Contract for the purchase of materials involving payments in excess of $10,000 individually or $50,000 in the aggregate;

(xiii) any construction Contracts;

(xiv) any partnership, dealer, distribution, agency, joint marketing, joint venture, strategic alliance, affiliate, development Contract or similar Contract or any Contract which is or contains a power of attorney given by the Company or any of the Company Subsidiaries;

(xv) any Contract or commitment to alter the Company’s interest in any corporation, association, joint venture, partnership or Entity in which the Company directly or indirectly holds any interest;

(xvi) any sales representative, original equipment manufacturer, manufacturing, value added, remarketer, reseller, or independent software vendor, or other Contract for manufacturing, use or distribution of the products, technology, or services of the Company or any of the Company Subsidiaries;

(xvii) any nondisclosure, confidentiality, or similar Contract, other than those entered into with any actual or prospective customer, distributor, or vendor in the Ordinary Course of Business;

(xviii) any Contracts terminable by the counterparty thereto upon an assignment or change in control of the Company or any of the Company Subsidiaries or requiring notification to counterparties in the event of assignment or change in control of the Company or any of the Company Subsidiaries;

(xix) any Contract pursuant to which any exclusive licenses or rights (including, without limitation, covenants not to sue or non-assertion provisions) in or to the Company Intellectual Property are granted by the Company or any of the Company Subsidiaries;

(xx) any Contract pursuant to which any exclusive licenses or rights to Intellectual Property Rights are granted to the Company or any of the Company Subsidiaries;

(xxi) other than nondisclosure and confidentiality Contracts entered into in the Ordinary Course of Business and containing standard terms and conditions, all licenses, sublicenses and other Contracts to which the Company or any of the Company Subsidiaries is a party and pursuant to which the Company or any of its Subsidiaries acquired or is authorized to use any Technology or Intellectual Property Rights of a third party, other than Open Source Materials (and excluding non exclusive licenses to Intellectual Property Rights owned by third parties granted to the Company or any of the Company Subsidiaries in the Ordinary Course of Business, where the license is merely incidental to the transaction contemplated in such Contract, the commercial purpose of which is something other than such license, such as a sales or marketing Contract that includes an incidental license to use the third party’s Trademarks in advertising and selling the third party’s products or otherwise performing under such Contract);

(xxii) any Contract, other than with employees of the Company or any of the Company Subsidiaries, providing for the development of any Company Product or other Technology, independently or jointly, by or for the Company and the Company Subsidiaries;

(xxiii) any Contract limiting in any respect the right of the Company or any of the Company Subsidiaries to engage or participate, or compete with any Person, in any line of business, market or geographic area, or to make use of any Intellectual Property, or any Contract granting most favored nation pricing, exclusive sales, distribution, marketing or other exclusive rights, rights of first refusal, rights of first negotiation or similar rights or terms to any person, or any Contract otherwise limiting the right of the Company or any of the Company Subsidiaries to sell, distribute or manufacture any Company Product or to purchase or otherwise obtain any software, components, parts or services;

(xxiv) any Contract with any Governmental Entity;

(xxv) any agreement or arrangement to which the following provisions of the Companies Act apply: section 317, section 320, and/or section 330;

(xxvi) any settlement or litigation “standstill” agreement; or

(xxvii) any other Contract or commitment not otherwise disclosed in Schedule 3.15(a) of the Company Disclosure Schedule that involves payments in excess of $5,000 individually or $25,000 in the aggregate;

(b) True and complete copies of each Contract set forth (or required to be set forth) in Schedule 3.15 of the Company Disclosure Schedule, each a “Material Contract” and collectively, the “Material Contracts”) have been delivered or made available to Parent. Each Material Contract is a valid and binding agreement of the Company or a Company Subsidiary, as applicable, is enforceable against the Company or a Company Subsidiary and each other party thereto in accordance with its terms, and is in full force and effect with respect to the Company or the Company Subsidiary. The Company and each of the Company Subsidiaries, as applicable, are in compliance with and have not breached, violated, or defaulted under, or received written notice or notice via electronic mail that it has breached, violated, or defaulted under, any of the terms or conditions of any such Material Contract. No party obligated to the Company or a Company Subsidiary pursuant to any such Material Contract has breached, violated, or defaulted under such Material Contract, or taken any action or failed to act, such that, with the lapse of time, giving of notice or both, such action or failure to act would constitute such a breach, violation, or default under such Material Contract by any such party.

(c) Schedule 3.15(c) of the Company Disclosure Schedule includes a list of any Contracts that contain uncapped indemnification obligations for any current or potential future Liability of the Company or any of the Company Subsidiaries.

3.16 Change of Control Payments. Schedule 3.16 of the Company Disclosure Schedule sets forth each plan or Contract pursuant to which any amounts may become payable in cash or otherwise (whether currently or in the future) to any current or former officer, director, employee of, or consultant to, the Company or any of the Company Subsidiaries as a result of or in connection with the Merger.

3.17 Related Party Transactions. No current or former officer or director (or spouse of any such Persons or, to the Company’s knowledge, any sibling or descendant of any such Persons, or any Entity in which any of such Persons has or has had an interest) or to the knowledge of the Company, any stockholder or other affiliated Person of the Company or any of the Company Subsidiaries (nor spouse of any such Persons or, to the Company’s knowledge, any sibling or descendant of any such Persons, or any Entity in which any of such Persons has or has had an interest), has or has had, directly or indirectly, (i) an interest in any Entity which furnished or sold, or furnishes or sells, services, products or technology that the Company or any of the Company Subsidiaries furnishes or sells, or proposes to furnish or sell; (ii) any interest in any Entity that purchases from or sells or furnishes to the Company or any of the Company Subsidiaries, any goods or services; or (iii) a beneficial interest in any Contract to which the Company or any of the Company Subsidiaries is a party; provided, however, that for purposes of this Section 3.17, an “interest in any Entity” or “beneficial interest in any Contract” shall not include any passive ownership interest of less than 10% of any Entity by any current or former officer, director or stockholder for which such officer, director or stockholder has no managerial authority in such Entity.

3.18 Compliance with Laws; Governmental Authorization.

(a) The Company and each of the Company Subsidiaries has complied in all material respects with, is not in violation of, and has not received any notices of violation with respect to, any Legal Requirements. Neither the Company nor any of the Company Subsidiaries has received any notice or communication from any Governmental Entity regarding any actual or possible violation of, or failure to comply with, any Legal Requirement.

(b) The Company and/or each Company Subsidiary holds each material Governmental Authorization that is required for the Company or any of the Company Subsidiaries to operate its business or hold any such interest.

(c) All Governmental Authorizations held by the Company and each Company Subsidiary are valid and current and in full force and effect. The Company and each of the Company Subsidiaries is in material compliance with the terms of each of the Governmental Authorizations held by the Company and the Company Subsidiaries. Neither the Company nor any of the Company Subsidiaries has at any time received any notice or other communication from any Governmental Entity concerning (i) any actual or possible violation of, or failure to comply with, any term or requirement of any Governmental Authorization or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination, or modification of any Governmental Authorization.

3.19 Bank Accounts. In respect of the Company and each of the Company Subsidiaries, Schedule 3.19 of the Company Disclosure Schedule constitutes a full and complete list of all the bank, investment, and deposit accounts and safe deposits (or similar accounts held with other financial institutions (collectively, the “Company Bank Accounts”)), the number of each such account or box, the names of the Persons authorized to draw on such accounts or to access such boxes, and the balances on such accounts as of a most recent practicable date. All cash in such accounts is held in demand deposits and is not subject to any restriction or documentation as to withdrawal.

3.20 Legal Proceedings. Neither the Company nor any of the Company Subsidiaries is a party to or otherwise involved in any Legal Proceeding. No officer, director, employee, or, to the knowledge of the Company, stockholder of the Company or any Company Subsidiary (and no other person for whose acts or defaults the Company or any of the Company Subsidiaries may be vicariously liable) is involved in any Legal Proceeding that is related directly or indirectly to his or her capacity as an officer, director, employee, or stockholder of the Company or any of the Company Subsidiaries. To the knowledge of the Company, no such Legal Proceeding is pending or has been threatened. There are no judgments, orders, decrees, citations, fines, or penalties assessed against the Company or any of the Company Subsidiaries or, to the extent relating to any properties or assets of the Company or any of the Company Subsidiaries or the employment of any Person or otherwise to their relationship with the Company or any of the Company Subsidiaries, against any officer, director, or employee of the Company or any of the Company Subsidiaries. No Governmental Entity has at any time challenged or questioned in writing, or to the knowledge of the Company, otherwise challenged or questioned, the legal right of the Company or any of the Company Subsidiaries to manufacture, offer, or sell any product.

3.21 Environmental Matters.

(a) The Company and each of the Company Subsidiaries have complied in all material respects with all applicable Legal Requirements relating to the protection of the environment (including, without limitation, the prevention of the pollution of any land, water, or air due to the release, escape or other emission of any substance (including, without limitation, radioactive substances) or the production, transportation, storage, treatment, recycling, or disposal of waste, or the making of noise) that are now in existence and have force of Law and are in force at the date of this Agreement (the “Environmental Laws”), both in respect of the Company’s and each of the Company Subsidiaries’ businesses as carried on from time to time and with respect to any real property each may lease or own.

(b) There are no past or pending Legal Proceedings, or to the knowledge of the Company, threatened Legal Proceedings against the Company or any of the Company Subsidiaries brought under the Environmental Laws before any Governmental Entity or other body.

(c) To the knowledge of the Company, none of the Properties or any other real property that is or was owned or leased by the Company or any of the Company Subsidiaries is or has been deemed at any time contaminated land (whether by the deposit, spillage, or disposal or leaching of any hazardous or toxic material, or other pollutant or otherwise). Neither the Company nor any of the Company Subsidiaries or, to the knowledge of the Company, any prior occupant or any third party has used, generated, manufactured, treated, stored, emitted, released, discharged or disposed of, from, on, under, or about such properties or any property previously occupied by the Company or any of the Company Subsidiaries, or transported to or from such properties or such previously occupied properties, any hazardous substances, other than hazardous substances used in the Ordinary Course of Business and in compliance with all Environmental Laws and Environmental Permits.

(d) Schedule 3.21(d) lists all reports, data, correspondence, investigations, surveys, and other documents commissioned by the Company or any of the Company Subsidiaries relevant to the application of the Environmental Laws to the Company or any of the Company Subsidiaries, its properties, leasehold interests, and businesses (including, without limitation, environmental audits, environmental impact assessments, and documents relating to hazardous or other waste), and complete and accurate copies thereof have been delivered to Parent.

(e) The Company and the Company Subsidiaries have all material permits and authorizations required by any Governmental Entity under any Environmental Laws applicable to the Company or any of the Company Subsidiaries and its business or operations (the “Environmental Permits”). Each of the Environmental Permits is in full force and effect. Neither the Company or any of the Company Subsidiaries is aware of a breach of any applicable Environmental Law or Environmental Permit.

3.22 Brokers’ and Finders’ Fees. Except as set forth on Schedule 3.22 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has incurred, nor will the Company or any Company Subsidiary incur, directly or indirectly, any Liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking, or any similar charges in connection with the Agreement or any transaction contemplated hereby.

3.23 Employee and Employee Benefit Matters.

(a) Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:

“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Company Employee Plan” shall mean any plan, program, policy, contract, agreement or other binding arrangement, or undertaking or assurance, providing for compensation, severance, termination pay, deferred compensation, performance awards, commission, bonus, stock or stock related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten, arising through custom or practice, or otherwise, funded or unfunded, including, without limitation, each “employee benefit plan,” within the meaning of Section 3(3) of ERISA and each employment benefit plan applicable to Employees which is or has been maintained, contributed to, or required to be contributed to, by the Company or to any ERISA Affiliate for the benefit of any Employee, or with respect to which the Company, or any ERISA Affiliate has or may have any liability or obligation.

“DOL” shall mean the United States Department of Labor.

“Employee” shall mean any current employee, officer, consultant or director of the Company or any ERISA Affiliate.

“Employee Agreement” shall mean each management, employment, severance, change of control, consulting, consultancy, relocation, repatriation, expatriation, loan, visa, work permit or other agreement, contract, or understanding (including, without limitation, any offer letter or any agreement providing for compensation or benefits) between the Company or any ERISA Affiliate and any Employee or with respect to which the Company, or any ERISA Affiliate has or may have any liability or obligation.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean each Company Subsidiary and any other Person or entity currently or in the past under common control with the Company or any of the Company Subsidiaries within the meaning of Section 414(b), (c), (m) or (o) and the regulations issued thereunder.

“International Employee Plan” shall mean each Company Employee Plan or Employee Agreement that has been adopted or maintained by the Company or any ERISA Affiliate, whether formally or informally, or with respect to which the Company or any ERISA Affiliate will or may have any liability with respect to Employees who perform their services outside the United States.

“IRS” shall mean the United States Internal Revenue Service.

“Multiemployer Plan” shall mean any Pension Plan, which is a “multiemployer plan,” as defined in Section 3(37) of ERISA.

“Pension Plan” shall mean each Company Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.

(b) Schedule. Schedule 3.23(b) of the Company Disclosure Schedule contains an accurate and complete list of each Company Employee Plan and each Employee Agreement. Neither the Company nor any ERISA Affiliate has any plan or commitment to establish any new Company Employee Plan or Employee Agreement or modify or terminate any Company Employee Plan or Employee Agreement (except to the extent required by law, or as required by this Agreement), or to adopt or enter into any Company Employee Plan or Employee Agreement. Schedule 3.23(b) of the Company Disclosure Schedule sets forth a table setting forth the name, job title, date of commencement, salary or fee, notice period, confidentiality provisions and other benefits (excluding as to benefits required by statute) of each Employee as of the date hereof and, in relation to the UK Subsidiary, full and accurate details of the contributions or premiums payable by it to each Company Employee Plan, including the amounts of contributions payable by it to the group personal pension plan provided by AEGON.

(c) Documents. The Company and each ERISA Affiliate has provided to the Parent (i) correct and complete copies of all documents embodying each Company Employee Plan and each Employee Agreement including, without limitation, all amendments thereto and all related trust documents; (ii) the most recent annual actuarial valuations, if any, prepared for each Company Employee Plan; (iii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan; (iv) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets; (v) the most recent summary plan description together with the summary(ies) of modifications thereto, if any, required under ERISA with respect to each Company Employee Plan; (vi) all material written agreements and contracts relating to each Company Employee Plan, including, without limitation, administrative service agreements and group insurance contracts; (vii) all material communications within the past three years to any Employee or Employees relating to any Company Employee Plan and any proposed Company Employee Plan, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any Liability to the Company or UK Subsidiary; (viii) all correspondence to or from any Governmental Entity relating to any Company Employee Plan within the three (3) most recent plan years; (ix) all discrimination tests (if any) for each Company Employee Plan for the three (3) most recent plan years; and (xi) all IRS determination opinion, notifications, and advisory letters issued with respect to each Company Employee Plan and all applications and correspondence to or from the IRS or the DOL with respect to any such application or letter.

(d) Employee Plan Compliance. The Company and each of its ERISA Affiliates have performed all obligations required to be performed by them under, are not in default or violation of, and neither the Company nor UK Subsidiary has knowledge of any default or violation by any other party to any Company Employee Plan, and each Company Employee Plan has been established and maintained in accordance with its terms and in compliance with all applicable Legal Requirements, including but not limited to ERISA or the Code. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has obtained a favorable determination letter (or notification, advisory, or opinion letter, as applicable) as to its qualified status under the Code. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan. There are no actions, suits, complaints, investigations or claims pending or to the knowledge of the Company or UK Subsidiary threatened or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan or relating to any service of an Employee or former employee as a fiduciary of a Company Employee Plan or Employee Agreement, or against UK Subsidiary in relation to any Company Employee Plan. Each Company Employee Plan in relation to U.S. employees can be amended, terminated, or otherwise discontinued after the Effective Time in accordance with its terms, without Liability to Parent, the Surviving Corporation, or any ERISA Affiliate (other than ordinary administration expenses). There are no audits, inquiries or proceedings pending or to the knowledge of the Company or any ERISA Affiliates, threatened by the IRS, DOL, or any other Governmental Entity with respect to any Company Employee Plan. The Company and each ERISA Affiliate have in all respects made in a timely manner all contributions and other payments required by and due under the terms of each Company Employee Plan.

(e) Pension or Welfare Plans. Neither the Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any (i) Pension Plan subject to Title IV of ERISA or Section 412 of the Code; (ii) Multiemployer Plan; (iii) “multiple employer plan” as defined in ERISA or the Code; or (iv) a “funded welfare plan” subject to Section 419 of the Code. No Company Employee Plan provides health benefits that are not fully insured through an insurance contract. Neither the Company nor the UK Subsidiary is or has at any time after April 26, 2004 been connected with or an associate of an employer in relation to an occupational pension scheme for the purposes of sections 38 or 43 of the Pensions Act 2004 (enacted and applicable under the laws of England and Wales) and neither is or has at any time itself been such an employer

(f) No Post Employment Obligations. No Company Employee Plan or Employee Agreement provides, or reflects or represents any Liability to provide, retiree life insurance, retiree health or other retiree employee welfare benefits to any Person for any reason, except as may be required by COBRA or other applicable statute, and neither the Company nor any ERISA Affiliate has ever represented, promised, or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other Person that such Employee(s) or other Person would be provided with retiree life insurance, retiree health, or other retiree employee welfare benefits, except to the extent required by applicable Legal Requirements.

(g) Effect of Transaction. Except as contemplated by this Agreement, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee, or will or may entitle any Employee to treat their Employment Agreement as terminated or otherwise released from any obligation to the Company or any ERISA Affiliate.

(h) Parachute Payments. There is no agreement, plan, arrangement or other Contract to which the Company or any ERISA Affiliate is a party covering any Employee that, considered individually or considered collectively with any other such agreements, plans, arrangements or other contracts to which the Company or any ERISA Affiliate is a party, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would be characterized as a “parachute payment” within the meaning of Section 280G(b)(2) of the Code. There is no agreement, plan, arrangement, or other Contract by which the Company or any of its ERISA Affiliates is bound to compensate any Employee for excise taxes paid pursuant to Section 4999 of the Code. Schedule 3.23(h) of the Company Disclosure Schedule lists all persons who the Company reasonably believes are “disqualified individuals” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder) as determined as of the date hereof.

(i) 409A Compliance. Neither the Company nor any ERISA Affiliate has ever sponsored or maintained a nonqualified deferred compensation plan (as defined in Section 409A(d)(1) of the Code). Each Company Option, stock appreciation right, or other similar right to acquire Company Common Stock or other equity of the Company, granted to or held by an individual or entity who is or may be subject to United States taxation, (1) has an exercise price that that is not less than the fair market value of the underlying equity as of the date such Company Option, stock appreciation right or other similar right was granted, (2) has no feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such Company Option, stock appreciation right or other similar right, (3) to the extent it was granted after December 31, 2004, was granted with respect to a class of stock of the Company that is “service recipient stock” (within the meaning of Section 409A and the proposed or final regulations or other IRS guidance issued with respect thereto), and (4) has been properly accounted for in accordance with US GAAP in the Financial Statements.

(j) Employment Matters. The Company and each ERISA Affiliate is in compliance in all material respects with all applicable Laws and Legal Requirements respecting employment, terms and conditions of employment, employee safety, and wages and hours, and in each case, with respect to Employees or former employees, directors or consultants, or any dependant of those Employees and former employees, directors or consultants: (i) has withheld and reported all amounts required by Law or by Contract to be withheld and reported with respect to wages, salaries, fees and other payments to Employees, (ii) is not liable for any arrears of wages, severance pay or any taxes (including PAYE) or National Insurance contributions save for such wages, pay, Taxes or contributions which relate to the current payroll period and are not due for payment before the date of this Agreement or any penalty for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity, with respect to unemployment compensation benefits, social security, National Insurance or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice), (iv) is not to the knowledge of the Company liable for breach of any Contract of service or for services, including, without limitation, redundancy payments, protective awards or for compensation for wrongful dismissal, unfair dismissal, for any claim in respect of an accident or injury or failure to comply with any order for the reinstatement or re-engagement of any Employee or former employee, director or consultant or any dependant of that former employee, director or consultant. Neither the Company nor any ERISA Affiliate is bound to pay after the date of this Agreement any compensation or any other payment to any former employee, director or consultant. No gratuitous payments have been made within the period of twelve (12) months ending on the date of this Agreement or promised in respect of the actual or proposed termination, suspension or variation of any Employee Agreement. There is not in existence nor is it proposed to introduce any share incentive, share option, profit sharing, bonus or other incentive, arrangements for or affecting any Employees or former employees, directors or consultants. No Employee is on sick leave which (at the date of this Agreement) has continued for more than 28 days in aggregate in the previous 12 months, is on maternity, paternity, parental or adoption leave, is on a fixed term contract or either has made an application to work flexibly or is so doing. There are no pending or, to the knowledge of the Company threatened claims or actions against Company, any ERISA Affiliate, any Company trustee, or any trustee of any Company Employee Plan under any worker’s compensation policy or long term disability policy. The services provided by the Company’s ERISA Affiliates’ Employees who are employed in the United States of America are terminable at the will of the ERISA Affiliates, as applicable, except where not permissible under applicable Law, and any such termination would result in no Liability to the Company or any ERISA Affiliate, except as required by applicable Law. To the knowledge of the Company, neither the Company nor any ERISA Affiliate has direct or indirect Liability with respect to any misclassification of any Person as an independent contractor rather than as an employee, or with respect to any employee leased from another employer. To the knowledge of the Company, there are no matters which might reasonably be considered grounds for dismissal of any employee, director, or consultant. No grievance or complaint of discrimination has been raised within the period of twelve (12) months ending on the date of this Agreement by any Employee or former employee, director or consultant of the Company or any of the Company Subsidiaries. All Employees who require a work permit have such a permit in force, and such permit will remain in force for at least three months following Closing. No Person has been employed by the Company or any ERISA Affiliate in the UK who does not have leave to enter or remain in the UK or otherwise in breach of section 8 of the Asylum and Immigration Act 1996 or sections 15-21 of the Immigration, Asylum and Nationality Act 2006 (as applicable).

(k) Labor. No work stoppage, labor strike, or industrial action against the Company or any ERISA Affiliate is pending or, to the knowledge of the Company, threatened or reasonably anticipated. The Company has no knowledge of any activities or proceedings of any labor or trade union to organize any Employees. There are no and have not been in the past two years any actions, suits, claims or labor, industrial or trade disputes pending or, to the knowledge of the Company, threatened relating to any labor matters involving any Employee or involving any trade union or other body (whether recognized or unrecognized), including, without limitation, charges of unfair labor practices or discrimination complaints. Neither the Company nor any ERISA Affiliate has engaged in any unfair labor practices within the meaning of the National Labor Relations Act, in the case of the UK Subsidiary to the extent that it would apply or any corresponding UK legislation. Neither the Company nor any ERISA Affiliate is presently, nor has it been in the past, a party to, or bound by, any union membership, security of employment, redundancy, recognition or other collective bargaining agreement (whether legally binding or not) or union contract with respect to Employees with a trade union (whether recognized or unrecognized), associate of trade unions, works council, staff association or other organization, and no collective bargaining agreement is being negotiated by the Company or any of the Company Subsidiaries. Neither the Company nor the Company Subsidiaries has received an application for recognition nor have they done any act which, to the knowledge of the Company, may be construed as recognition nor do they have a works council. Neither the Company nor any ERISA Affiliate has incurred any Liability or obligation under the Worker Adjustment and Retraining Notification Act or any similar state or local law in the United States (“WARN Act”) that remains unsatisfied.

(l) No Interference or Conflict. No Employee is obligated under any contract or agreement, subject to any judgment, decree, or order of any Governmental Entity that would interfere to any material extent with such Person’s duties or obligations to the Company or any of its ERISA Affiliates or, to the knowledge of the Company, would interfere with the Company’s business. To the knowledge of the Company, neither the execution nor delivery of this Agreement, nor the carrying on of the Company’s business as presently conducted nor any activity of the Employees in connection with the carrying on of the Company’s business as presently conducted will Conflict with the terms, conditions, or provisions of, or constitute a default under, any Contract under which any of such Employee is now bound.

(m) International Employee Plan. Schedule 3.23(m) of the Company Disclosure Schedule lists each International Employee Plan. Each International Employee Plan has been established, maintained and administered in all material respects in compliance with its terms and conditions and with the requirements prescribed by any and all Legal Requirements that are applicable to such International Employee Plan. No International Employee Plan has unfunded Liabilities, that as of the Effective Time, will not be offset by insurance or fully accrued. Except as required by Law, no condition exists that would prevent the Company or Parent from terminating or amending any International Employee Plan at any time for any reason without Liability to the Company or its ERISA Affiliates (other than ordinary administration expenses or routine claims for benefits).

(n) Transfer of Undertakings.

(i) Within the period of one (1) year preceding the date of this Agreement, neither the Company nor any of its ERISA Affiliates has been a party to any “relevant transfer” (which bears the meaning set out in the Transfer of Undertakings (Protection of Employment) Regulations 2006, as enacted and applicable under the laws of England and Wales) nor has the Company nor any of its ERISA Affiliates failed to comply with any duty to inform and consult any appropriate representatives under these regulations or failed to comply with its duty to provide employee liability information under Regulation 11 of the Transfer of Undertakings (Protection of Employment) Regulations 2006.

(ii) No Employee has a right to enhanced benefits on redundancy or benefits on early retirement, or to a set amount of employer contributions, as a result of their employment having previously transferred under the Transfer of Undertakings (Protection of Employment) Regulations 1981 or 2006 (enacted and applicable under the laws of England and Wales).

(o) Redundancy. Within the period of one (1) year preceding the date of this Agreement, neither the Company nor any of its ERISA Affiliates has given notice of any redundancies to the Secretary of State or started consultations with any appropriate representative under the provisions of Part IV of the Trade Union and Labour Relations (Consolidation) Act 1992, nor has the Company nor any of its ERISA Affiliates failed to comply with any such consultation obligation under that statute.

(p) Employee Accrued Bonus Obligations. Schedule 3.23(p) of the Company Disclosure Schedule sets forth all Employee Accrued Bonus Obligations and neither the Company nor any Company Subsidiary has any other Employee Accrued Bonus Obligations.

3.24 Insurance. Schedule 3.24 of the Company Disclosure Schedule lists all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers, and directors of the Company and each of the Company Subsidiaries. There is no claim by the Company or any of the Company Subsidiaries pending under any of such policies or bonds as to which coverage has been questioned, denied, or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid, and the Company and each of the Company Subsidiaries is otherwise in compliance with the terms of such policies and bonds, as the case may be. Neither the Company nor any of the Company Subsidiaries has knowledge of any threatened termination of, or premium increase with respect to, any of such policies. Neither the Company nor any of the Company Subsidiaries has ever been denied insurance coverage, and no insurance policy of the Company or any of the Company Subsidiaries has ever been cancelled for any reason.

3.25 Business Practices; Foreign Corrupt Practices Act and Bribery Act 2010. Neither the Company nor any of the Company Subsidiaries nor any of their respective officers or employees has directly or indirectly given or agreed to give any illegal gift, contribution, payment, or similar benefit to any supplier, customer, governmental official, or employee or other Person who was or is in a position to help or hinder the business of the Company or any of the Company Subsidiaries (or assist in connection with any actual transaction). To the knowledge of the Company, neither the Company nor any of the Company Subsidiaries or any of their respective officers, directors or employees has established or maintained any fund or asset which ought to have been recorded in the books of such Entity but was not, nor has the Company or any of the Company Subsidiaries or any of its officers, directors, or employees intentionally made any materially false entries on any books or records for any purpose. Neither the Company nor any of the Company Subsidiaries (including any of its officers, directors, employees and others acting on behalf of the Company or the Company Subsidiaries) has taken any action which would cause it to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder. No person associated with the Company or any Company Subsidiary (including directors, officers, agents, employees or other persons acting for or on behalf of the Company or any Company Subsidiary) is or has been the subject of any investigation, or enquiry by, or on behalf of, any governmental, administrative or regulatory authority, in respect of any offence or alleged offence under the Bribery Act 2010, or under applicable anti-corruption laws or regulation of any other jurisdiction, and to the Company’s knowledge, there are no circumstances likely to give rise to such investigation or enquiry. The Company and each Company Subsidiary has in place adequate procedures designed to prevent persons associated with them from undertaking conduct which would constitute an offence under the Bribery Act 2010.

3.26 Product Warranties; Defects; Liabilities; Returns; Customers and Suppliers. Each product manufactured, sold, licensed, leased, or delivered by the Company or any of the Company Subsidiaries has been in conformity with all applicable commitments under any Contract and with all express and implied warranties, except where the failure to be in such conformity would not have a Material Adverse Effect on the Company or any Company Subsidiary. Neither the Company nor any of the Company Subsidiaries has any Liability (and to the knowledge of the Company, there is no current reasonable basis for any present or future action, suit, proceeding, hearing, investigation, charge, claim, or demand against it or any Company Subsidiary giving rise to any Liability) for replacement or repair thereof or other damages in connection therewith. No product manufactured, sold, licensed or delivered by the Company or any of the Company Subsidiaries is subject to any guarantee, warranty, or other indemnity beyond the applicable standard terms and conditions of sale, license, or lease made available by Company to Parent. Schedule 3.26 of the Company Disclosure Schedule lists any sale, license or lease agreement that contains uncapped indemnification obligations for any current or potential future Liability of the Company or any of the Company Subsidiaries. To the Company’s knowledge, all products of the Company or any of the Company Subsidiaries that have been shipped or delivered by the Company or any of the Company Subsidiaries to a customer or distributor have been received by such customer or distributor and are not subject to any right of return, right of cancellation, or any penalty or charge for failure to meet the acceptance criteria of such customer or distributor. Since January 1, 2011 to the date of this Agreement, no customer or client of the Company or a Company Subsidiary whose business represents, individually, greater than five percent (5%) of the Company’s annual consolidated revenue, or any material supplier or material vendor to, the Company or any of the Company Subsidiaries has cancelled or otherwise terminated, or made any threat in writing to the Company or any of the Company Subsidiaries to cancel or otherwise terminate, any Contract with the Company or any of the Company Subsidiaries, as the case may be, or its relationship with the Company or any of the Company Subsidiaries.

3.27 No Ex Gratia Arrangements. Neither the Company nor a Company Subsidiary has granted any ex gratia pension or other like payment to any of its past or present officers, employees, consultants or their dependents.

3.28 Minute Books and Records; Complete Copies of Documents. The minute books of the Company and UK Subsidiary provided to counsel for Parent are the only minute books of the Company and UK Subsidiary and contain an accurate summary (in all material respects) of all meetings of directors (or committees thereof) and their stockholders or actions by written consent since the time of incorporation of the Company and the UK Subsidiary, as the case may be. The books and records of the Company and the UK Subsidiary (i) are accurate in all material respects and (ii) are in the Company’s possession or under its control. The register of members and statutory books of the UK Subsidiary contain accurate records of the members of the UK Subsidiary and all the other information which they are required to contain under the Companies Act. All returns, particulars, resolutions and other documents required to be delivered by the UK Subsidiary to the Register of Companies have been duly delivered, and no fines or penalties are outstanding. All documents (including all Material Contracts) that the Company has delivered or made available to Parent or to Parent’s counsel are true, correct and complete copies of such documents. Neither the Company nor any Company Subsidiary has received any notice of any application, nor are they aware of any intended application, for the rectification of UK Subsidiary’s register of members.

3.29 Grants. Neither the Company nor any Company Subsidiary has applied for, received or is entitled to any investment or funding grant, allowance, subsidy or assistance.

3.30 [Intentionally Left Blank]

3.31 Non-binding Documents and Unexecuted Copies of Contracts.

(a) Non-binding Documents. Schedule 3.31(a) of the Company Disclosure Schedule sets forth a list of all documents signed or otherwise entered into, or purported to be signed or otherwise entered into, by or on behalf of the Company or any Company Subsidiary that purport, in whole or in part, to be “non-binding” or otherwise not to create any binding commitment, undertaking, or obligation of any nature, or that the Company believes are, in whole or in part, “non-binding” or otherwise not creating any binding commitment, undertaking, or obligation of any nature (all such documents, whether listed on Schedule 3.31(a) of the Company Disclosure Schedule or not, “Non-binding Documents”). The Company has made available to Parent a true and complete copy of each Non-Binding Document. Except as described in Schedule 3.31(a) of the Company Disclosure Schedule, (i) none of the Non-binding Documents create any binding commitment, undertaking, or obligation of any nature on the Company or any Company Subsidiary, (ii) neither the Company nor any Company Subsidiary has any commitment, undertaking, obligation, or Liability under or arising out of any Non-binding Document, (iii) neither the Company nor any Company Subsidiary has acted or failed to act in any way that could result in any Non-Binding Document becoming binding, including course of performance, and (iv) no Person (including the Company or Company Subsidiary) has claimed or alleged that a Non-binding Document creates any commitment, undertaking, obligation, or Liability for the Company or any Company Subsidiary or for any other.

(b) [Intentionally Left Blank].

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PARENT, UK ACQUIROR, AND MERGER SUB

The Parent, UK Acquiror, and Merger Sub hereby warrant to the Company as follows:

4.1 Organization of Parent, UK Acquiror, and Merger Sub. Parent and Merger Sub are each corporations duly organized, validly existing, and in good standing under the laws of the State of Delaware. Each of Parent and Merger Sub has all requisite corporate power to own, lease, and operate its properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified would have a Material Adverse Effect on Parent and Merger Sub, taken as a whole. UK Acquiror is a corporation duly organized, validly existing, and in good standing under the laws of England and Wales. UK Acquiror has all requisite corporate power and authority to own, lease, and operate its properties and to carry on its business as now being conducted.

4.2 Authority. Parent, UK Acquiror, and Merger Sub have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent, UK Acquiror, and Merger Sub. This Agreement has been duly executed and delivered by Parent, UK Acquiror, and Merger Sub and constitutes a valid and binding obligation of Parent, UK Acquiror, and Merger Sub, enforceable against each in accordance with its terms. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of any provision of the charter documents of, Parent, UK Acquiror, or Merger Sub. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required by or with respect to Parent, UK Acquiror, or Merger Sub in connection with the execution and delivery of this Agreement by Parent, UK Acquiror, and Merger Sub or the consummation by Parent, UK Acquiror, and Merger Sub of the transactions contemplated hereby, except for the filing of the Merger Certificate with the Delaware Secretary and such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state and federal securities laws.

4.3 Issuance of Parent Common. The shares of Parent Common to be issued pursuant to the Merger will be duly authorized, validly issued, fully paid and non assessable and will be free of restrictions on transfer other than restrictions on transfer under this Agreement and under applicable state and federal securities Laws and Legal Requirements.

4.4 SEC Documents; Parent Financial Statements. Parent has filed all forms, reports, and documents required to be filed by it with the SEC and has furnished or made available to each the Company true and complete copies of its Annual Report on Form 10-K for the fiscal year ended September 30, 2011; each Current Report on Form 8-K filed by Parent since September 30, 2011; and Parent’s proxy statement for its 2011 Annual Meeting of Stockholders (collectively, the “SEC Documents”), which SEC Documents Parent has filed with the SEC under the Exchange Act. As of their respective filing dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. The consolidated financial statements of

Parent, including the notes thereto, included in the SEC Documents (the “Parent Financial Statements”) comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with US GAAP consistently applied (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), and fairly present the consolidated financial position of Parent and the results of its operations and cash flows as of the respective dates and for the periods indicated therein (subject, in the case of unaudited statements, to normal audit adjustments). There has been no change in Parent’s accounting policies except as described in the notes to Parent Financial Statements.

4.5 Litigation. Except as described in the SEC Documents, there is no Legal Proceeding pending or, to the knowledge of the Parent, threatened, which is reasonably likely to have a Material Adverse Effect on Parent and its subsidiaries, taken as a whole.

4.6 Capitalization. Parent has authorized and reserved a sufficient number of shares of Parent Common to issue the Parent Stock Amount.

4.7 No Conflict. The execution and delivery of this Agreement by Parent, UK Acquiror, and Merger Sub do not, and the consummation of the transactions contemplated hereby will not, Conflict with (i) any provision of the organizational documents of Parent, UK Acquiror, or Merger Sub or (ii) any Contract, Lien, Law, Legal Requirement, or Governmental Order applicable to Parent, UK Acquiror, or Merger Sub, in the case of (ii) where such Conflict would reasonably be expected to (A) adversely affect the ability of the Parent, UK Acquiror, or Merger Sub to consummate the Merger or the transactions contemplated hereby or (B) have a Material Adverse Effect on Parent and its subsidiaries, taken as a whole.

4.8 Interim Operation of UK Acquiror and Merger Sub. UK Acquiror is a direct, wholly owned subsidiary of Parent, and has no material assets or Liabilities, except for Liabilities of the UK Acquiror arising in connection with the transactions contemplated by this Agreement. Merger Sub is a direct, wholly owned subsidiary of UK Acquiror, and has no material assets or Liabilities.

4.9 Availability of Funds. Parent has provided the Company with a true and complete copy of the executed commitment letter, dated as of the date hereof, among Parent, Merger Sub and Lender (the “Debt Financing Commitment”), regarding the availability of the amounts set forth therein for the purposes of financing the Merger and the other transactions contemplated by this Agreement and related fees and expenses (the “Debt Financing”). The Debt Financing Commitment is in full force and effect as of the date hereof and is the legal, valid and binding obligation of each of Parent and Merger Sub and, to the knowledge of Parent, the other parties thereto, in accordance with the terms and conditions thereof. There are no conditions precedent or other conditions, side agreements or other arrangements or understandings relating to the funding of the Debt Financing or the terms thereof, other than the terms thereof set forth in the Debt Financing Commitment and related fee letter(s) with respect to fees, market flex and related arrangements with respect to the Debt Financing (except for the condition precedent to pay the fees specified in the such fee letter(s) related to the Debt Financing, such fee letter(s) do not relate to the aggregate amount of, conditionality of, or contain any other conditions precedent to, the funding of the Debt Financing). Assuming the Debt Financing Commitment is funded, Parent and Merger Sub will have at and after the Closing funds sufficient to pay the aggregate Cash Amount and to pay all of the fees and expenses relating to the consummation of the Merger and the other transactions contemplated hereby. As of the date hereof, no event has occurred which would result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default) by the Parent or Merger Sub under the Debt Financing Commitment, and neither Parent nor Merger Sub has any reason to believe that any of the conditions to the Debt Financing Commitment will not be satisfied or that the Debt Financing Commitment will not be available to Parent and Merger Sub on the date of the Closing. Parent has fully paid any and all commitment and other fees that have been incurred and are due and payable on or prior to the date hereof in connection with the Debt Financing Commitment and has otherwise satisfied all of the other terms and conditions required to be satisfied pursuant to the terms of the Debt Financing Commitment on or prior to the date hereof, and Parent will pay when due all other commitment fees arising under the Debt Financing Commitment as and when they become payable.

ARTICLE V

SECURITIES ACT COMPLIANCE

5.1 Securities Act Exemption. The Parent Common to be issued pursuant to this Agreement initially will not be registered under the Securities Act in reliance on the exemptions from the registration requirements of Section 5 of the Securities Act set forth in Section 4(2) thereof and/or Regulation S thereunder. Prior to the Closing Date, each of the Stockholders shall have provided Parent such representations, warranties, certifications, and additional information as Parent may reasonably request to ensure the availability of an exemption from the registration requirements of the Securities Act.

5.2 Stock Restrictions. In addition to any legend imposed by applicable state securities laws or by any contract which continues in effect after the Effective Time, the certificates representing the shares of Parent Common issued pursuant to this Agreement shall bear a restrictive legend (and stop transfer orders shall be placed against the transfer thereof with Parent’s transfer agent), stating substantially as follows:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”). THEY MAY NOT BE SOLD,

TRANSFERRED, ASSIGNED, OR HYPOTHECATED EXCEPT IN COMPLIANCE WITH RULE 144 IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO, OR AN OPINION OF COUNSEL, SATISFACTORY TO THE COMPANY, THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE ACT, OR A NO ACTION LETTER FROM THE SECURITIES AND EXCHANGE COMMISSION.

Any shares of Parent Common issued in reliance on the exemption under Regulation S shall bear an appropriate legend referencing the exemption under such regulation.

5.3 Stockholders’ Representations Regarding Securities Law Matters. Each stockholder of the Company, by virtue of the Merger and the conversion into Parent Common of the Company Capital Stock held by such stockholder, shall be bound by the following provisions:

(a) Such stockholder will not offer, sell, or otherwise dispose of any shares of Parent Common except in compliance with the Securities Act and the rules and regulations thereunder.

(b) Such stockholder will not sell, transfer or otherwise dispose of any shares of Parent Common unless (i) such sale, transfer or other disposition is within the limitations of and in compliance with Rule 144 promulgated by the SEC under the Securities Act and the stockholder furnishes Parent with reasonable proof of compliance with such Rule, (ii) in the opinion of counsel, reasonably satisfactory to Parent and its counsel, some other exemption from registration under the Securities Act is available with respect to any such proposed sale, transfer, or other disposition of Parent Common, or (iii) the offer and sale of Parent Common is registered under the Securities Act. Notwithstanding the foregoing, no such registration statement or opinion of counsel shall be necessary for (A) a transfer by a stockholder that is a partnership or limited liability company to a partner of such partnership or a member of such limited liability company or a retired partner of such partnership who retires after the date hereof or a retired member of such limited liability company who retires after the date hereof, or to the estate of any such partner, retired partner, member or retired member; (B) a transfer by a corporation to its subsidiaries or stockholder; (C) a transfer by a publicly traded corporation (or a direct or indirect subsidiary thereof) to any entity under common control with such corporation; or (D) the transfer by gift, will, or intestate succession by any stockholder or any partner or member (current or retired) of a stockholder to his or her spouse or to the siblings, lineal descendants, or ancestors of such stockholder, partner or member (current or retired) or his or her spouse, provided in each case that the transferee agrees in writing to be subject to the terms hereof.

ARTICLE VI

COVENANTS

6.1 Affirmative Covenants. Between the date of this Agreement and the Effective Time, except as expressly contemplated by this Agreement or as set forth in the Company Disclosure Schedule and except as Parent may otherwise consent in writing, the Company and UK Subsidiary shall (and shall cause each of the Additional Subsidiaries to):

(a) conduct its business in the Ordinary Course of Business;

(b) use commercially reasonable, good faith efforts to preserve intact the current business organization of each of the Company, UK Subsidiary, and Additional Subsidiaries, keep available through and after the Effective Time the services of all current employees and consultants, and maintain the relations and goodwill with suppliers, customers, distributors, licensors, licensees, landlords, trade creditors, employees, agents, and others having business relationships with the Company, UK Subsidiary, and the Additional Subsidiary, all with the goal of preserving unimpaired the current status and condition of the Company, UK Subsidiary, and each of the Additional Subsidiaries at the Effective Time for the benefit of Parent;

(c) confer with Parent prior to making or implementing business or operational decisions of a material nature;

(d) Intentionally Left Blank;

(e) maintain the books and records of the Company, UK Subsidiary, and each of the Additional Subsidiaries in the Ordinary Course of Business and in compliance with all Legal Requirements;

(f) report promptly to Parent concerning any material event or occurrence relating to the business of the Company, UK Subsidiary or any of the Additional Subsidiaries that is not in the Ordinary Course of Business, and report promptly to Parent any material event relating to any employee;

(g) file all documents and certificates in connection with any Company Registered Intellectual Property Rights with the relevant patent, copyright, trademark or other authorities in the United States and foreign jurisdictions, that are necessary for the purposes of perfecting, prosecuting and maintaining Company Registered Intellectual Property Rights;

(h) take all other actions, including the payment of any registration, maintenance, or renewal fees or the filing of any responses to office actions, documents, pleadings, applications, or certificates, that are necessary to obtain, maintain, preserve or renew any Company Registered Intellectual Property Right;

(i) promptly notify Parent and keep Parent fully informed of any Legal Proceeding (including all developments) involving any Company Registered Intellectual Property Right; and

(j) diligently prosecute or defend any Legal Proceeding, including any Legal Proceeding related to or arising out of the Company Registered Intellectual Property Rights.

6.2 Negative Covenants. Except as otherwise expressly permitted or required herein, or as set forth on Section 6.2 of the Company Disclosure Schedule, between the date of this Agreement and the Closing Date, neither the Company nor UK Subsidiary will take (and will ensure that none of the Additional Subsidiaries take), without the prior written consent of Parent, any action, or fail or omit to take any reasonable action within its control, as a result of which any of the changes or events described in Section 3.9 of this Agreement would occur. In addition, without the prior written consent of Parent, the Company and UK Subsidiary agree not to do any of the following, and the Company and the UK Subsidiary agree that they will not permit any of the Additional Subsidiaries to do any of the following:

(a) take any action to impair, encumber, create a Lien against, or otherwise adversely affect any assets of the Company, UK Subsidiary, or any of the Additional Subsidiaries;

(b) enter into any Contract(s) if (i) such Contract is outside the Ordinary Course of Business; (ii) such Contract relates to any purchase order or Contract for the purchase of materials, (iii) such Contract is with a new potential supplier or customer of the Company and/or any Company Subsidiary, or (iv) such Contract is not terminable at the will of the Company or any of its Subsidiaries within 90 days without penalty or recourse;

(c) amend, modify, or waive any right with respect to, or breach, violate, or default under any Contract to which the Company, UK Subsidiary, or any of the Additional Subsidiaries is a party or by which any asset of the Company, UK Subsidiary, or any of the Additional Subsidiaries is bound;

(d) sell, lease, license, or otherwise transfer or dispose of any Company Intellectual Property (other than in the Ordinary Course of Business), or purchase, lease, license, or otherwise acquire any Intellectual Property Rights from any Person;

(e) grant to any Person any market, distribution, or similar rights of any type or scope with respect to any product or Technology of the Company, UK Subsidiary, or any of the Additional Subsidiaries;

(f) commence or settle any Legal Proceedings or obtain any release of any threatened Legal Proceedings;

(g) declare, set aside, or pay any dividends on or make any other distributions (whether in cash, stock, or property) in respect of any shares of its capital stock, or split, combine, or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for shares of its capital stock, or repurchase, redeem, or otherwise acquire, directly or indirectly, any shares of its capital stock or any options, warrants, or other rights exercisable therefor;

(h) issue, grant, deliver, or sell or authorize or propose the issuance, grant, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock, except pursuant to exercise of options and warrants, or securities convertible into, or subscriptions, rights, warrants, or options to acquire, or other agreements or commitments of any character obligating it to issue, any such shares or other convertible securities or, in respect of UK Subsidiary, admitting any person whether by subscription or transfer as a new member;

(i) cause or permit any amendment to any of the Company Charter Documents, the UK Charter Documents, or the similar constituent or charter documents of any Additional Subsidiary, or any resolution of UK Subsidiary to be passed;

(j) acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any corporation, partnership, association, or other business organization or division thereof, or otherwise acquire or agree to acquire any assets from any Person;

(k) sell, lease, license, or otherwise transfer or dispose of any of its properties or assets, except in the Ordinary Course of Business;

(l) incur any Indebtedness or guarantee any Indebtedness or issue or sell any debt securities or guarantee any debt securities of any other Person of Additional Indebtedness;

(m) make or grant any loan to any Person or amend the terms of any outstanding Contract relating to Indebtedness;

(n) change or amend the salaries, rates of remuneration, or amount or terms of any bonuses or other benefits or any other terms of the relationship of the Company, UK Subsidiary, or any of the Additional Subsidiaries with any Employee (whether payable in cash, equity compensation, or otherwise) or otherwise amend any Employee Agreement;

(o) grant any severance or termination pay to any Employee (whether payable in cash, equity compensation, or otherwise), offer any retention or other special bonus to any Employee, or adopt any severance, termination, or retention plan, or amend, modify or alter any existing severance or termination or retention plan, agreement, or arrangement relating to any Employee;

(p) adopt or amend any Employee Plan (including taking any action to accelerate or modify the accrual of rights or benefits under any Employee Plan) or, in respect of UK Subsidiary or otherwise in respect of Employees in the United Kingdom, grant any pension rights;

(q) revalue any of its assets;

(r) take any action to accelerate or modify the vesting of any options, warrants, restricted stock, or other rights to acquire shares of the capital stock of the Company or any of the Company Subsidiaries, except as contemplated by Section 2.6(e)(i) of this Agreement;

(s) pay, discharge, or satisfy any Liability not incurred in the Ordinary Course of Business; provided, that, the Company will provide written notice to Parent prior to the payment, discharge or satisfaction of any Liability by the Company and/or any Company Subsidiary in excess of $25,000, individually or in the aggregate;

(t) make or change any election in respect of Taxes, adopt or change any accounting method in respect of Taxes, enter into any closing agreement or Contract, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

(u) enter into any strategic alliance or joint marketing Contract;

(v) hire or terminate any Employee or encourage the resignation of any Employee;

(w) engage in (i) any trade loading practices or any other promotional sales or discount activity with any customers or distributors with any intent of accelerating to prior fiscal quarters (including the current fiscal quarter) sales to the trade or otherwise that would otherwise be expected (based on past practice) to occur in subsequent fiscal quarters; (ii) any practice which would have the effect of accelerating to prior fiscal quarters (including the current fiscal quarter) collections of receivables that would otherwise be expected (based on past practice) to be made in subsequent fiscal quarters; (iii) any practice which would have the effect of postponing to subsequent fiscal quarters payments by the Company or any of the Company Subsidiaries that would otherwise be expected (based on past practice) to be made in prior fiscal quarters (including the current fiscal quarter); or (iv) any other promotional sales or discount activity, in each case in clauses (i) through (iv) in a manner outside the Ordinary Course of Business;

(x) allow any Company Registered Intellectual Property Rights to lapse or to be deemed invalid or unenforceable;

(y) make any material decision regarding any Legal Proceeding;

(z) take any action, or fail or omit to take any action, that would result in any of the representations and warranties of the Company and the UK Subsidiary set forth in Article III ceasing to be true or correct or that would reasonably be expected to result in such representations and warranties not being true and correct on and as of the Effective Time with the same force and effect as if made on the Effective Time;

(aa) take, or agree in writing or otherwise to take, any of the actions described in Sections 6.2(a) through 6.2(z) above, or any other action that would prevent the Company, UK Subsidiary, or any of the Additional Subsidiaries from performing, or cause the Company, UK Subsidiary, or any of the Additional Subsidiaries not to perform, any covenant set forth herein.

6.3 No Solicitation. From and after the date of this Agreement until the earlier to occur of the Effective Time or termination of this Agreement pursuant to its terms, neither of the Company or the UK Subsidiary will directly or indirectly (i) solicit or encourage submission of any Acquisition Proposal (as defined below) by any Person (other than Parent and its affiliates, agents, and representatives) or (ii) participate in any discussions or negotiations with, or disclose any information concerning the Company or any of the Company Subsidiaries to, or afford access to the properties, books, or records of the Company or any of the Company Subsidiaries, or otherwise assist or facilitate, or enter into any Contract with, any Person in connection with any Acquisition Proposal with respect to the Company, UK Subsidiary, or any of the Additional Subsidiaries. For purposes of this Agreement, an “Acquisition Proposal” means any proposal or offer relating to (i) any merger, consolidation, sale or license of substantial assets or similar transactions involving the Company, UK Subsidiary, or any Additional Subsidiaries (other than sales of inventory in the Ordinary Course of Business or as permitted by this Agreement) or (ii) sales by the Company, UK Subsidiary, or the Additional Subsidiaries of any capital stock of the Company, UK Subsidiary, or any of the Company Subsidiaries. The Company, the UK Subsidiary, and the Additional Subsidiaries will immediately cease any and all existing activities, discussions, or negotiations with any Person conducted heretofore with respect to any of the foregoing. The Company, the UK Subsidiary, and the Additional Subsidiaries, as the case may require, will within one (1) Business Day (i) notify Parent if it receives any proposal or written inquiry or written request for information in connection with an Acquisition Proposal or potential Acquisition Proposal and (ii) notify Parent of the significant terms and conditions of any such Acquisition Proposal. In addition, from and after the date of this Agreement, until the earlier to occur of the Closing Date or termination of this Agreement pursuant to its terms, the Company, the UK Subsidiary, and the Additional Subsidiaries will not, and will cause their directors, officers, employees, representatives, investment bankers, agents, and affiliates not to, directly or indirectly, make or authorize any public statement, recommendation, or solicitation in support of any Acquisition Proposal made by any Person (other than Parent).

6.4 Access to Information. The Company and each of the Company Subsidiaries shall afford to Parent and Parent’s accountants, legal counsel, and other representatives reasonable access during normal business hours during the period after the execution of this Agreement and prior to the Effective Time to (i) all of the properties, books, Contracts, and records of the Company, the UK Subsidiary, and each of the Additional Subsidiaries and (ii) all other information concerning the business, properties, and personnel (subject to restrictions imposed by Legal Requirements) of the Company, the UK Subsidiary, or any of the Additional Subsidiaries as Parent may reasonably request. The Company and UK Subsidiary agree to provide Parent and Parent’s accountants, legal counsel, and other representatives copies of internal financial statements or other documentation promptly upon request. No information or knowledge obtained in any investigation pursuant to this Section 6.4 or otherwise pursuant to this Agreement shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

6.5 Confidentiality. The Company and UK Subsidiary further acknowledge and agree, on behalf of themselves and the Additional Subsidiaries, that they shall at all times (and shall cause their directors and employees to, and shall use commercially reasonable efforts to cause their stockholders and other Affiliates to) keep confidential and not divulge, furnish or make accessible to anyone any confidential information concerning or relating to the business or financial affairs of Parent to which the Company has been or shall become privy by reason of this Agreement and the transactions contemplated hereby, discussions or negotiations relating to this Agreement and the transactions contemplated hereby, or the performance of their obligations hereunder; provided, however, that the Company, the UK Subsidiary, and the Additional Subsidiaries (and their respective stockholders) may disclose such confidential information, knowledge, or data (i) with the prior written consent of Parent, or (ii) to their employees, professional advisors, consultants, and authorized representatives but only to the extent that such persons have a reasonable need to know such confidential information and have agreed in writing to maintain such confidential information in confidence, or (iii) where such disclosure is required by Law or Legal Requirement, by a court of competent jurisdiction, by the rules of any stock exchange or by another appropriate regulatory body, provided that all reasonable steps to prevent such disclosure shall be taken, the disclosure shall be of the minimum amount required, and the Company or UK Subsidiary shall first consult Parent on the proposed form, timing, nature, and purpose of the disclosure. For purposes of this Section 6.5, “confidential information” shall mean any information, knowledge, or data concerning or relating to the business or financial affairs of Parent, whether disclosed orally or in writing, excluding information, knowledge, or data that (i) is or becomes generally available to the public through no breach of this Section 6.5; (ii) the Company or any of the Company Subsidiaries can demonstrate by their written records was in their lawful possession prior to disclosure by Parent and which had not been obtained by the Company or any of the Company Subsidiaries under an obligation of confidence; or (iii) subsequently comes into the possession of the Company or any of the Company Subsidiaries from a third party not subject to an obligation of confidentiality.

6.6 Public Disclosure. Subject to applicable Legal Requirements (including, without limitation, applicable federal and state securities Laws) or, as to Parent, the rules and regulations of the Nasdaq Stock Exchange Global Select Market, no disclosure (whether or not in response to an inquiry) of the subject matter of this Agreement (or the terms hereunder) shall be made by any party hereto unless approved by Parent prior to release, provided that such approval shall not be unreasonably withheld. If the Merger is consummated, the Stockholder Representative may, at its option and expense, include Parent and the Company’s names and logos and a statement that the Stockholder Representative has acted in such capacity on its website and in such newspapers and periodicals as it may choose. Notwithstanding anything herein to the contrary, following the

Closing, the Stockholder Representative shall be permitted to disclose information to employees, advisors, or consultants of the Stockholder Representative and the Stockholders in accordance with the terms of that certain nondisclosure agreement dated on or about the date hereof, by and between Parent and the Stockholder Representative.

6.7 Stockholder Approval.

(a) Promptly following the execution and delivery hereof, the Company shall prepare and distribute to persons holding at least the number and class of shares of Company Capital Stock sufficient to provide the Required Stockholder Vote an irrevocable written consent of Stockholders adopting this Agreement, waiving any appraisal rights under Section 262 of Delaware Law with respect thereto and waiving any right of the holders of Company Preferred to receive advance notice with respect to the Merger set forth in the Company Charter Documents, in a form reasonably acceptable to Parent (the “Written Consent”) in accordance with Delaware Law and the Company Charter Documents. The Company shall use its reasonable best efforts to cause such Stockholders to execute the Written Consent and deliver such executed Written Consent to the Company within twenty-four (24) hours following the execution and delivery hereof. Upon obtaining the Required Stockholder Vote, the Company shall so notify Parent and shall provide to Parent a certificate of the Company’s secretary certifying as to such vote.

(b) As promptly as practicable following the receipt by the Company of Written Consents executed by the Stockholders sufficient to satisfy the Required Stockholder Vote, the Company shall, in accordance with applicable Law, including Sections 228 and 262 of Delaware Law, and the Company Charter Documents, promptly send an information statement (the “Information Statement”) to each stockholder of the Company that has not theretofore executed the Written Consent (i) notifying him, her or it that (A) action has been taken by less than unanimous written consent of the stockholders of the Company, (B) this Agreement was duly adopted by the stockholders of the Company and (C) appraisal rights are available pursuant to Section 262 of Delaware Law, and (ii) seeking a waiver of such appraisal rights from such stockholder. The Company shall use commercially reasonable efforts to obtain such waivers from each stockholder of the Company who has not theretofore executed a Written Consent. The Information Statement shall be in a form reasonably acceptable to Parent and shall at all relevant times be in compliance with Section 262 of Delaware Law and applicable Law. The Information Statement shall include the Board Recommendation, and the Company’s Board of Directors shall not withdraw or adversely modify (or propose to withdraw or adversely modify) the Board Recommendation unless required to do so by their fiduciary duties under Delaware Law.

6.8 Securities Law Compliance. The parties hereto shall take all action reasonably required under any applicable Legal Requirements in connection with the issuance of shares of Parent Common pursuant to the Merger.

6.9 Consents. To the extent requested by Parent, the Company and UK Subsidiary shall use their reasonable efforts to obtain the consents, waivers, and approvals under any of the Contracts as may be required in connection with the Merger (all of such consents, waivers, and approvals are set forth in the Company Disclosure Schedule) (collectively, the “Consents”) so as to preserve all rights of, and benefits to the Company thereunder. All such Contracts shall be separately identified on Schedule 6.9.

6.10 FIRPTA. On the Closing Date, the Company shall deliver to Parent a properly executed statement in the form attached hereto as Exhibit F for purposes of satisfying Parent’s obligations under Treasury Regulation Section 1.1445-2(c)(3).

6.11 Commercially Reasonable Efforts; Additional Documents; and Further Assurances. Subject to the terms and conditions provided in this Agreement, each of the parties hereto shall use its commercially reasonable efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable Legal Requirements to consummate the Merger and make effective the transactions contemplated hereby, to obtain all necessary waivers, consents and approvals, and to effect all necessary registrations and filings, and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement. Each party hereto, at the request of the other party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be reasonably necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

6.12 Notification of Certain Matters. The Company and UK Subsidiary, on the one hand, and Parent, on the other hand, shall give prompt notice to the other party, of (i) the occurrence or non-occurrence of any event which is likely to cause any representation or warranty of any of the Company, the UK Subsidiary, or any of the Additional Subsidiaries, or Parent or Merger Sub, respectively, contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time and (ii) any failure of the Company, the UK Subsidiary, or any of the Additional Subsidiaries, or Parent or Merger Sub, respectively, to comply with or satisfy in any material respect any covenant, condition, or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.12 shall not limit or otherwise affect any remedies available to the party receiving such notice.

6.13 Update Company Disclosure Schedule. On the close of business on the day that is one (1) Business Day prior to the Effective Time, the Company will update the Company Disclosure Schedule to reflect then current circumstances and any resulting additions, deletions, or modifications to the Company Disclosure Schedule as delivered contemporaneously with the execution of this Agreement; provided, however, that the delivery of any such updates pursuant to this Section 6.13 shall not affect the accuracy of such representations and warranties as of the date hereof. Such additions, deletions, or modifications to the Company Disclosure Schedule set forth herein shall be separately transmitted by facsimile to Parent and its counsel on such date and to the extent practicable shall be clearly marked to indicate the changes made to the then existing Company Disclosure Schedule.

6.14 Declaration of Registration Rights. On the Closing Date, the Parent shall provide to the Consideration Recipients the registration rights set forth in the Declaration of Registration Rights in the form attached hereto as Exhibit G.

6.15 Continuing Employees. The Company and UK Subsidiary shall (and shall cause the Additional Subsidiaries to), to the extent reasonably requested by Parent, cooperate with Parent and use commercially reasonable efforts to ensure that each of the Employees listed on Schedule 6.15 of the Company Disclosure Schedule executes and delivers employment agreements with Parent, the Surviving Corporation, or a subsidiary corporation thereof, such employment agreements to be effective as of the Closing.

6.16 Termination of Company Investor Rights. The Company shall procure and deliver to Parent prior to Closing the written termination as of the Closing of all Contracts with Stockholders providing for rights of co sale, voting, registration, first refusal, board observation or information, or similar rights of operational covenants.

6.17 Amendment to IA Agreement. The Company and UK Subsidiary shall use their respective reasonable best efforts to finalize and enter into as soon as reasonably practicable following the date hereof an amendment (the “IA Amendment”) to that certain agreement set forth on Schedule 6.17 of the Company Disclosure Schedule (the “IA Agreement”), in form and substance reasonably satisfactory to Parent, providing that (i) the maximum liability of UK Subsidiary for all indemnification obligations under the IA Agreement shall not exceed the lesser of (A) $5 million or (B) the aggregate amount paid by IPA to UK Subsidiary for products covered under the IA Agreement (as amended) during the 36 month period immediately prior to an indemnity claim brought by IPA against UK Subsidiary pursuant to the terms of the IA Agreement (as amended); (ii) UK Subsidiary shall have no indemnification obligation or other Liability to IPA with respect to claims based on products furnished by UK Subsidiary under the IA Agreement (as amended) in combination with software or hardware not furnished by UK Subsidiary, (iii) neither the Company, any Additional Subsidiary, Parent, or Merger Sub shall have any Liability to indemnify any Person under the IA Agreement; (iv) the UK Subsidiary shall not be subject to any “most favored nations” or similar provisions for the benefit of IPA and (v) such amended IA Agreement shall be retroactive in the cases of clauses (i), (ii) and (iii) above to December 14, 2007, the original effective date of the IA Agreement.

6.18 Listing. Prior to the Effective Time, Parent shall take such actions, if any, as may be necessary to list the shares of Parent Common issuable in connection with the Merger for trading on the Nasdaq Stock Exchange Global Select Market.

6.19 Termination of Company Options and Company Warrants. Prior to the Effective Time, Company shall take such steps as may be reasonably necessary to provide for the termination as of the Closing of the Option Plan, each outstanding Company Option, and each outstanding Company Warrant.

6.20 US Financial Statements. Not less than five (5) days prior to the Effective Time, the Company shall deliver to Parent a true and correct copy of each of the US Financial Statements. The US Audited Financial Statements shall be prepared by the Company and audited by Deloitte in each case in accordance with US GAAP; the US Interim Financial Statements shall be prepared by the Company in accordance with US GAAP and reviewed by Deloitte in accordance with US GAAP and SAS 100; and the US Financial Statements shall in all cases be prepared in a form suitable for filing with the SEC under Applicable Legal Requirements. The US Financial Statements shall be accompanied by a certificate, signed by the Chief Executive Officer and Chief Financial Officer of the Company and the Company Secretary of UK Subsidiary, making representations with respect to the US Financial Statements in form and substance equivalent to those set forth in Section 3.6, Section 3.7, and Section 3.8, provided that appropriate adjustments shall be made to reflect that the US Financial Statements are prepared in accordance with US GAAP rather than UK GAAP.

6.21 Termination of 401(k) Plans. Company agrees to terminate its 401(k) plan, if applicable, prior to Closing. Company’s Board of Directors shall have adopted resolutions to terminate all 401(k) plans (the form and substance of which resolutions shall be subject to review and approval of Parent), effective no later than the tenth Business Day preceding the Closing Date.

6.22 Indemnification of Directors and Officers of the Company.

(a) For six years after the Effective Time, Parent will and will cause the Surviving Corporation to fulfill and honor in all respects the obligations of the Company, in any case as in effect on the date of this Agreement, pursuant to the indemnification provisions of the Company Charter Documents and the UK Charter Documents and pursuant to the indemnification agreements delivered to Parent (collectively, the “Company Indemnification Provisions”) among the Company and the present and former directors and officers of the Company listed on Schedule 6.22(a) of the Company Disclosure Schedule (the “D&O Indemnified Parties”), with respect to (i) claims arising out of matters existing or occurring at or prior to the Effective Time which are asserted after the Effective Time and (ii) as to the Company’s directors only, claims asserted before or after the

Effective Time which challenge the validity of or seek to enjoin the operation of Section 6.3 (No Solicitation) or Section 6.7(a) (Stockholder Approval). In connection therewith, Parent shall advance expenses to the D&O Indemnified Parties as incurred to the fullest extent provided for under the Company Indemnification Provisions, provided that the Person to whom expenses are advanced provides an undetertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification. Parent shall ensure that the organizational documents of the Surviving Corporation shall contain indemnification provisions in favor of the D&O Indemnified Parties that are comparable in all material respects to those set forth in the Company Charter Documents as in effect on the date of this Agreement. Any claims for indemnification made under this Section 6.22 on or prior to the sixth anniversary of the Effective Time shall survive such anniversary until the resolution thereof. The foregoing covenants under this Section 6.22, however, shall not apply to any claim or matter that relates to a willful or intentional breach of a representation, warranty, or covenant made by the Company, UK Subsidiary, or any Additional Subsidiary in connection with this Agreement or the transactions contemplated hereby.

(b) In connection with the Closing, the Company shall, at its own expense, purchase a directors’ and officers’ liability insurance or tail insurance policy (the “D&O Policy”), that provides coverage for acts or omissions of the D&O Indemnified Parties occurring on or prior to the Effective Time. The premium for the D&O Policy shall be paid at the Closing, and Parent shall maintain such D&O Policy in effect for the full term thereof.

6.23 Revenue Earnout Payment.

(a) Definitions. For purposes of this Section 6.23, the following terms shall have the following ascribed meanings.

(i) “Acceleration Date” shall mean the closing date on which any transaction or series of related transactions has resulted in an Event of Acceleration.

(ii) “Acceleration Factor” shall mean the quotient determined by dividing the Days Elapsed by 366, rounded up to the nearest whole one-hundredth.

(iii) “Acceleration Period” shall mean the period beginning on the Closing Date and ending on the Acceleration Date, if any.

(iv) “Adjusted Maximum Revenue Target” shall mean the product of the Maximum Revenue Earnout Target and the Acceleration Factor (rounded up to the nearest whole dollar).

(v) “Adjusted Maximum Revenue Earnout Payment” shall mean the product of the Maximum Revenue Earnout Payment and the Acceleration Factor.

(vi) “Adjusted Minimum Revenue Target” shall mean the product of the Minimum Revenue Earnout Target and the Acceleration Factor (rounded up to the nearest whole dollar).

(vii) “Adjusted Revenue Earnout Payment” shall mean an amount equal to the product of (i) one and three-tenths (1.3), (ii) the Acceleration Factor, and (iii) the amount of Revenue, if any, recognized by Parent during the Acceleration Period that is in excess of the Adjusted Minimum Revenue Target and less than or equal to the Adjusted Maximum Revenue Target.

(viii) “Days Elapsed” shall mean the number of whole days elapsed from the Closing Date through and including the Acceleration Date, if any.

(ix) “Event of Acceleration” shall mean the sale or transfer of the Surviving Corporation and the Company Subsidiaries (whether by sale of stock, sale of assets, merger or otherwise) to a third party (other than an affiliate of Parent); provided, however, that, for the avoidance of doubt, in no event shall a sale, merger, business combination or other change of control of Parent constitute an Event of Acceleration.

(x) “Maximum Revenue Earnout Payment” shall mean THIRTEEN MILLION DOLLARS ($13,000,000).

(xi) “Maximum Revenue Earnout Target” shall mean THIRTY FIVE MILLION DOLLARS ($35,000,000).

(xii) “Minimum Revenue Earnout Target” shall mean TWENTY FIVE MILLION DOLLARS ($25,000,000).

(xiii) “Products” shall mean those products of the Company, UK Subsidiary, and the Additional Subsidiaries set forth on Schedule 6.23 of the Company Disclosure Schedule (each referred to individually as a “Product”).

(xiv) “Revenue” shall mean the cumulative net revenue generated by any sales of Products anywhere in the world, based on US GAAP and recognized by Parent in accordance with US GAAP during the Revenue Earnout Period and consistent with Parent’s revenue recognition policies in effect for purposes of filing its financial statements with the SEC; provided that (i) in no event shall any amounts attributable to sales by the Company, UK Subsidiary, and the Additional Subsidiaries that occurred prior to the beginning of the Revenue Earnout Period and that Parent reflects as “deferred revenue” on its consolidated balance sheet in accordance with U.S. GAAP be deemed “Revenues” for purposes of this definition (notwithstanding any subsequent recognition as revenue by Parent of all or any portion of such amounts reflected as “deferred revenue”); (ii) to the extent Parent reflects as deferred revenue on its consolidated balance sheet in accordance with U.S. GAAP any amounts relating to sales occurring after the beginning of the Revenue Earnout Period and on or before the last day of the Revenue Earnout Period, such amounts shall only be deemed “Revenue” for the purpose of this Section 6.23 if and to the extent Parent actually recognizes revenue on Parent’s consolidated income statement in accordance with U.S. GAAP during the Revenue Earnout Period; and (iii) no amount shall be deemed “Revenue” for the purpose of this Section 6.23 if the gross margin on such revenue, inclusive of software sales, is not at least fifty-five percent (55%) as calculated in a manner consistent with Parent’s practice and in accordance with US GAAP.

(xv) “Revenue Earnout Payment” shall mean an amount equal to the product of (A) one and three-tenths (1.3) multiplied by (B) the amount of Revenue, if any, recognized by Parent during the Revenue Earnout Period that is in excess of the Minimum Revenue Earnout Target and less than or equal to the Maximum Revenue Earnout Target. In no event shall the Revenue Earnout Payment be in excess of the Maximum Revenue Earnout Payment. The Revenue Earnout Payment, if any, shall be paid in either cash or, subject to the Nasdaq Limitation Rule, shares of Parent Common, or any combination thereof, at the sole discretion of UK Acquiror at the Revenue Earnout Payment Date. In the event any portion of the Revenue Earnout Payment is paid in shares of Parent Common Stock, the number of shares paid shall be equal to the quotient obtained by dividing the Revenue Earnout Payment by the Parent Earnout Price and rounding down to the nearest whole share.

(xvi) “Revenue Earnout Payment Date” shall mean such Business Day between January 1, 2013 and March 31, 2013 as Parent may elect; provided, however, that the Revenue Earnout Payment Date shall be the same date as the Production Earnout Payment Date, the Milestone Earnout Payment Date, and the Key Customer Earnout Payment Date, as applicable.

(xvii) “Revenue Earnout Period” shall mean the period beginning on the Closing Date and ending on December 31, 2012.

(b) Procedure for Determining Revenue Earnout Payment. No later than forty-five (45) days after the last day of the Revenue Earnout Period, Parent shall determine the cumulative amount of Revenue for the period beginning on the first day of the Revenue Earnout Period and ending on the last day of the Revenue Earnout Period and shall deliver written notice of such determination to the Stockholder Representative (the “Final Revenue Certification”). To the extent any Revenue are attributable to sales of Products in any currency other than the U.S. Dollars, such Revenue shall be converted into U.S. Dollars based on applicable exchange rates and procedures for currency conversion under U.S. GAAP.

(c) Calculation and Payment.

(i) In the event that the cumulative Revenue for the Revenue Earnout Period exceeds the Minimum Revenue Earnout Target, then on the Revenue Earnout Payment Date, the Consideration Recipients shall be entitled to receive, and UK Acquiror shall pay, the Revenue Earnout Payment to the Consideration Recipients. Notwithstanding the foregoing, in no event shall UK Acquiror be obligated to make any Revenue Earnout Payment pursuant to this Section 6.23(c)(i) that totals in the aggregate more than the Maximum Revenue Earnout Payment or that relates to Revenue actually recognized in any period before the beginning or after the termination of the Revenue Earnout Period.

(ii) The Revenue Earnout Payment, if any, shall be allocated in accordance with the provisions of Section 2.6(g).

(d) Audit Right. The Final Revenue Certification under this Section 6.23 shall be accompanied by a written computation showing in reasonable detail the basis on which the payment was calculated, consistent with the requirements of this Agreement. The Stockholder Representative may, within thirty (30) days following receipt of the Final Revenue Certification, request in writing an audit of the calculations used to determine the amount of the Revenue Earnout Payment. Following delivery of such request, and upon no less than fifteen (15) days prior written notice, the Stockholder Representative may cause the Independent Accountants to audit the records of Parent reasonably related to the calculation of such Revenue Earnout Payment. Such audit shall be conducted during Parent’s normal business hours. The fees charged by the Independent Accountants in connection with such audit shall be paid (i) by the Consideration Recipients (to be allocated among them on the basis of each such Person’s Pro Rata Share) in the event the applicable deficiency, if any, is equal to or less than five percent (5%) of the Revenue Earnout Payment made by UK Acquiror and (ii) by Parent in the event any deficiency exceeds five percent (5%) of such amount. Within ten (10) days following completion of the audit, UK Acquiror shall pay to the Consideration Recipients any deficiency discovered during the audit in accordance with Section 6.23(c)(ii) above; provided, however, that if there is any dispute regarding the computation of the payment, the matter shall be referred to arbitration in accordance with the provisions of Section 2.7(d) above.

(e) Conduct of the Business. Parent shall use its good faith efforts during the Revenue Earnout Period to market and sell the Products and shall not, during the Revenue Earnout Period, deliver written or oral notice to any customer of a last time buy opportunity with respect to any Product; provided, however, that Parent’s and UK Acquiror’s obligation under this section shall be subject in all respects to the prudent business judgment of Parent’s management in connection with the business and operations of Parent and its subsidiaries (including the Surviving Corporation) taken as a whole.

(f) Event of Acceleration. If (i) an Event of Acceleration has occurred and (ii) cumulative Revenue during the Acceleration Period exceeds the Adjusted Minimum Revenue Target, then, within forty-five (45) days after the end of the quarterly financial reporting period in which the Acceleration Date fell, UK Acquiror shall pay the Adjusted Revenue Earnout Payment to the Consideration Recipients and in no event shall UK Acquiror be obligated to make any Adjusted Revenue Earnout Payment pursuant to this Section 6.23(f) that totals in the aggregate more than the Adjusted Maximum Revenue Earnout Payment or that relates to Revenue actually recognized in any period before the beginning or after the termination of the Acceleration Period. Notwithstanding the foregoing in this Section 6.23(f), if (i) an Event of Acceleration has occurred, (ii) the cumulative Revenue during the Acceleration Period exceeds the Minimum Revenue Target, and (iii) the amount of the Revenue Earnout Payment exceeds the Adjusted Revenue Earnout Payment, then, within forty-five (45) days after the end of the quarterly financial reporting period in which the Acceleration Date fell, UK Acquiror shall pay the Revenue Earnout Payment (in lieu of, and not in addition to, the payment of the Adjusted Revenue Earnout Payment pursuant to the first sentence of this Section 6.23(f)) to the Consideration Recipients and in no event shall (x) UK Acquiror be obligated to make any Revenue Earnout Payment that totals in the aggregate more than the Maximum Revenue Earnout Payment or that relates to Revenue actually recognized in any period before the beginning or after the termination of the Acceleration Period and (y) the Consideration Recipients’ right to receive any Earnout Payment under this Section 6.23 shall automatically terminate. The audit rights specified in Section 6.23(d) shall apply to any payments owed or claimed to be owed pursuant to this Section 6.23(f).

6.24 Production Earnout Payment.

(a) Definitions. For purposes of this Section 6.24, the following terms shall have the following ascribed meanings:

(i) “Earnout Production Products” shall mean the Products specified on Schedule 6.24(a) of the Company Disclosure Schedule.

(ii) “Production Date” shall mean the date of the production release of the Earnout Production Products by Parent or any of its subsidiaries (including the Surviving Corporation).

(iii) “Production Earnout Payment” shall mean an amount equal to TWO MILLION FIVE HUNDRED THOUSAND DOLLARS ($2,500,000) less all amounts paid to the entities set forth on Schedule 6.24(a)(iii) of the Company Disclosure Schedule by Company, any Company Subsidiary, Parent or UK Acquiror for any license to a software tool that Parent believes in its sole discretion is required for the Company or any Company Subsidiary to achieve the production release of the Earnout Production Products in accordance with this Section 6.24 on or before the Production Supply Date. The Production Earnout Payment, if any, shall be paid in either cash or, subject to the Nasdaq Limitation Rule, shares of Parent Common, or any combination thereof, at the sole discretion of UK Acquiror at the Production Earnout Payment Date. In the event any portion of the Production Earnout Payment is paid in shares of Parent Common, the number of shares paid shall be equal to the quotient obtained by dividing the Production Earnout Payment by the Parent Earnout Price and rounding down to the nearest whole share.

(iv) “Production Earnout Payment Date” shall mean such Business Day between January 1, 2013 and March 31, 2013 as Parent may elect; provided, however, that the Production Earnout Payment Date shall be the same date as the Revenue Earnout Payment Date, the Milestone Earnout Payment Date, and the Key Customer Earnout Payment Date, as applicable.

(v) “Target Production Date” shall mean September 30, 2012.

(b) Calculation and Payment.

(i) If the Production Date occurs on or before the Target Production Date, UK Acquiror shall pay the Production Earnout Payment to the Consideration Recipients on the Production Earnout Payment Date in accordance with paragraph (ii) below and Article II of this Agreement.

(ii) The Production Earnout Payment, if any, shall be allocated in accordance with the provisions of Section 2.6(g).

(c) Conduct of the Business. Parent shall use its good faith efforts to achieve the production release of the Earnout Production Products in accordance with this Section 6.24 on or before the Production Supply Date; provided, however, that Parent’s and UK Acquiror’s obligation under this section shall be subject in all respects to the prudent business judgment of Parent’s management in connection with the business and operations of Parent and its subsidiaries (including the Surviving Corporation) taken as a whole.

6.25 Milestone Earnout Payment.

(a) Definitions. For purposes of this Section 6.25, the following terms shall have the following ascribed meanings:

(i) “Earnout Technology” shall mean the Company’s technology as set forth on Schedule 6.25(a) of the Company Disclosure Schedule.

(ii) “Milestone Date” shall mean the date as set forth on Schedule 6.25(a) of the Company Disclosure Schedule.

(iii) “Milestone Earnout Payment” shall mean an amount equal to TWO MILLION FIVE HUNDRED THOUSAND DOLLARS ($2,500,000). The Milestone Earnout Payment, if any, shall be paid in either cash or, subject to the Nasdaq Limitation Rule, shares of Parent Common, or any combination thereof, at the sole discretion of UK Acquiror at the Milestone Earnout Payment Date. In the event any portion of the Milestone Earnout Payment is paid in shares of Parent Common Stock, the number of shares paid shall be equal to the quotient obtained by dividing the Milestone Earnout Payment by Parent Earnout Price and rounding down to the nearest whole share.

(iv) “Milestone Earnout Payment Date” shall mean such Business Day between January 1, 2013 and March 31, 2013 as Parent may elect; provided, however, that the Milestone Earnout Payment Date shall be the same date as the Revenue Earnout Payment Date, the Production Earnout Payment Date, and the Key Customer Access Earnout Payment Date, as applicable.

(v) “Target Integration Date” shall mean March 31, 2012.

(b) Calculation and Payment.

(i) If the Milestone Date occurs on or before the Target Integration Date, UK Acquiror shall pay the Milestone Earnout Payment to the Consideration Recipients on the Milestone Earnout Payment Date in accordance with paragraph (ii) below and Article II of this Agreement.

(ii) The Milestone Earnout Payment, if any, shall be allocated in accordance with the provisions of Section 2.6(g).

(c) Conduct of the Business. Parent shall use its good faith efforts to achieve the Integration Date prior to the Target Integration Date; provided, however, that Parent’s and UK Acquiror’s obligation under this section shall be subject in all respects to the prudent business judgment of Parent’s management in connection with the business and operations of Parent and its subsidiaries (including the Surviving Corporation) taken as a whole.

6.26 Key Customer Access Earnout Payment.

(a) Definitions. For purposes of this Section 6.26, the following terms shall have the following ascribed meanings:

(i) “Design Win” shall have meaning set forth on Schedule 6.26 of the Company Disclosure Schedule.

(ii) “Design Win Date” shall mean the date Parent or any of its subsidiaries (including the Surviving Corporation) have achieved the conditions of the Design Win.

(iii) “Key Customer Access Earnout Payment” shall mean an amount equal to SEVEN MILLION DOLLARS ($7,000,000). The Key Customer Access Earnout Payment, if any, shall be paid in either cash or, subject to the Nasdaq Limitation Rule, shares of Parent Common, or any combination thereof, at the sole discretion of UK Acquiror at the Key Customer Access Earnout Payment Date. In the event any portion of the Key Customer Access Earnout Payment is paid in shares of Parent Common Stock, the number of shares paid shall be equal to the quotient obtained by dividing the Key Customer Access Earnout Payment by Parent Earnout Price and rounding down to the nearest whole share.

(iv) “Key Customer Access Earnout Payment Date” shall mean such Business Day between January 1, 2013 and March 31, 2013 as Parent may elect; provided, however, that the Key Customer Access Earnout Payment Date shall be the same date as the Revenue Earnout Payment Date, the Production Earnout Payment Date, and the Milestone Earnout Payment Date, as applicable.

(v) “Target Design Date” shall mean on or prior to December 31, 2012.

(b) Calculation and Payment.

(i) If the Design Win Date occurs on or before the Target Design Win Date, UK Acquiror shall pay the Key Customer Access Earnout Payment to the Consideration Recipients on the Key Customer Access Earnout Payment Date in accordance with paragraph (ii) below and Article II of this Agreement.

(ii) The Key Customer Access Earnout Payment, if any, shall be allocated in accordance with the provisions of Section 2.6(g).

(c) Conduct of the Business. Parent shall use its good faith efforts prior to the Target Design Win Date to achieve the Design Win; provided, however, that Parent’s and UK Acquiror’s obligation under this section shall be subject in all respects to the prudent business judgment of Parent’s management in connection with the business and operations of Parent and its subsidiaries (including the Surviving Corporation) taken as a whole.

6.27 Offset Amount for Post-Closing Employee Termination Liability. UK Acquiror shall have the right to offset from one or more Earnout Payment(s), an amount equal to up to fifty percent (50%) of the Post-Closing Employee Termination Liability (the “Offset Amount”); provided, however, in no event shall the total Offset Amount exceed SEVEN HUNDRED FIFTY THOUSAND DOLLARS ($750,000). Parent agrees to use commercially reasonable efforts to effect any such terminations in compliance with all applicable Legal Requirements.

6.28 UK Tax Credit. If the Merger is consummated and if and when UK Subsidiary receives any amounts in respect of the UK Tax Credit (such aggregate amount shall be referred to herein as the “UK Tax Credit Amount”), then, as soon as reasonably practicable (and in any event within ten (10) Business Days from UK Subsidiary’s receipt of such UK Tax Credit Amount), the UK Acquiror shall pay or cause to be paid the UK Tax Credit Amount to the Primary Escrow Fund and the Consideration Recipients shall be entitled to receive the UK Tax Credit Amount from the Primary Escrow Fund in accordance with the provisions of Section 2.6(f) and Section 8.3. In furtherance of obtaining the UK Tax Credit, the parties hereto agree as follows:

(a) The Stockholder Representative, at the sole cost and expense of the Consideration Recipients and with proceeds from the Stockholder Representative Escrow Amount (except to the extent that such costs have been included as Closing Liabilities in the Closing Net Assets Adjustment), will be responsible for preparing and finalizing the audited accounts and corporation tax return of UK Subsidiary for the 2011 fiscal year (the “Tax Documents”), including engaging appropriate finance personnel to assist in such preparation of the Tax Documents. Parent will reasonably cooperate with the Stockholder Representative with respect to the engagement of finance personnel to assist in preparation of the Tax Documents; provided, however, that such cooperation shall not require Parent to incur any out of pocket costs or expenses.

(b) Parent shall allow, and shall cause the UK Subsidiary to allow, the Stockholder Representative and its representatives and agents reasonable access, during normal business hours, to the UK Subsidiary’s books, accounts, records and finance personnel of the UK Subsidiary in order for the Stockholder Representative to prepare and finalize the audited accounts and corporation tax return of UK Subsidiary for the 2011 fiscal year (including the applicable books, records and relevant accruals of the Company and the Company Subsidiaries that was used in connection with the Net Assets Calculation). Parent shall have the opportunity to provide comments on the Tax Documents within fifteen (15) calendar days of its receipt of such Tax Documents, and the Stockholder Representative shall procure that all such reasonable comments are reflected in the Tax Documents.

(c) Parent shall cause the UK Subsidiary to submit such Tax Documents to HM Revenue & Customs as soon as reasonably practicable following their receipt of the final Tax Documents from the Stockholder Representative.

(d) Parent shall provide to Stockholder Representative copies of all correspondence from HM Revenue & Customs which relate to or which could affect the UK Tax Credit within five (5) days of Parent’s receipt. The Stockholder Representative shall prepare all communication documents to HM Revenue & Customs which relates to or which could affect the UK Tax Credit, and the Parent shall have an opportunity to comment on such communication. The Stockholder Representative will take into account and reflect any reasonable comments from the Parent. Parent shall cause the UK Subsidiary to submit any such communication documents to HM Revenue & Customs as soon as reasonably practicable following their receipt of the applicable communication from the Stockholder Representative.

(e) If Stockholder Representative disagrees with the amount of UK Tax Credit which HM Revenue & Customs determine is payable to UK Subsidiary, Stockholder Representative shall be entitled, at the sole cost and expense of the Consideration Recipients and with proceeds from the Stockholder Representative Escrow Amount, to take such action as the Stockholder Representative reasonably believes appropriate to dispute, resist, or appeal such determination and, at the request of the Stockholder Representative, Parent and UK Subsidiary shall reasonably cooperate with the Stockholder Representative in connection with any such dispute, resist or appear, at the sole cost and expense of the Consideration Recipients and with proceeds from the Stockholder Representative Escrow Amount. Parent shall reasonably cooperate with the Stockholder Representative with respect to reasonable efforts by the Stockholder Representative to complete and expedite any audit with respect to the UK Tax Credit provided that such reasonable cooperation does not materially interrupt the normal business of Parent and its subsidiaries, taken as a whole, and that the Stockholder Representative has and will continue to satisfy its obligations under this Section 6.28.

(f) Notwithstanding the foregoing in this Section 6.28, neither of Parent nor the UK Subsidiary shall be responsible for taking any action or position with HM Revenue & Customs that they determine, in their reasonable discretion, would be materially detrimental to the best interests of Parent, the UK Subsidiary, or Parent’s stockholders, and in such event, the Stockholder Representative will not take any action or assert any position with HM Revenue & Customs that is contrary to or inconsistent with the decision of Parent.

(g) Neither the Parent, UK Acquiror, the Surviving Corporation nor any Company Subsidiary (including the UK Subsidiary) shall have any Liability to any Consideration Recipient or the Stockholder Representative with respect to any determination or decision of the HM Revenue & Customs with respect to the UK Tax Credit.

(h) The Stockholder Representative is explicitly authorized to engage Deloitte with respect to preparation of the Tax Documents and related correspondence (at the sole cost and expense of the Consideration Recipients and with proceeds from the Stockholder Representative Escrow Amount), and Parent, UK Acquiror, the Company and the UK Subsidiary hereby waive all conflicts in connection therewith. If required by Deloitte as a condition to cooperating with the Stockholder Representative, the Parent will (or will instruct UK Subsidiary to) instruct Deloitte to be engaged by the Stockholder Representative (at the sole cost and expense of the Consideration Recipients and with proceeds from the Stockholder Representative Escrow Amount), and Parent will (or will instruct UK Subsidiary to) instruct Deloitte to be engaged by the Stockholder Representative and authorize Deloitte to take direction from the Stockholder Representative with respect to the preparation of the Tax Documents. The Stockholder Representative is expressly authorized to engage Iain Silvester and/or other former personnel of the UK Subsidiary as may be reasonably required to prepare the Tax Documents and related correspondence (at the sole cost and expense of the Consideration Recipients and with proceeds from the Stockholder Representative Escrow Amount).

6.29 Financing.

(a) Parent shall use its commercially reasonable best efforts to: (i) negotiate definitive agreements with respect to the Debt Financing on the terms and conditions contemplated by the Debt Financing Commitment (other than changes to such terms and conditions as a result of the exercise of any lender flex provisions contained in any fee letter or other changes that would not reasonably be expected to materially impede the ability of Parent and Merger Sub to timely consummate the transactions contemplated by this Agreement in accordance with the terms hereof); (ii) satisfy on a timely basis all conditions set forth in such Debt Financing Commitment applicable to Parent and Merger Sub that are within their control; (iii) in the event that all conditions to the Debt Financing Commitment have been satisfied, consummate the Debt Financing at or prior to the Closing Date; and (iv) fully enforcing the Lender’s obligations (and the rights of Parent and Merger Sub) under the Debt Financing Commitment. If any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Financing Commitment, Parent shall use its commercially reasonable best efforts to arrange to obtain alternative bank term loan financing (“Alternative Financing Commitment”) in an amount sufficient to consummate the transactions contemplated hereby from alternative banks that customarily provide leveraged financing for transactions similar to the transactions contemplated by this Agreement on terms not materially less favorable, in the aggregate, to Parent (as determined in the reasonable judgment of Parent) than the terms of the Debt Financing Commitment as promptly as practicable following the occurrence of such event. Parent shall give the Company prompt notice of any material breach by any party to the Debt Financing Commitment, of which Parent becomes aware, or any termination of the Debt Financing Commitment.

(b) The Company shall use commercially reasonable best efforts to, and shall cause its Company Subsidiaries and its and their respective officers, directors, employees, affiliates, investment bankers, attorneys, accountants, or other agents, advisors or representatives to use commercially reasonable best efforts to, provide on a timely basis all such reasonable assistance and cooperation in connection with commitments for and the arrangement of the Debt Financing, as may be reasonably requested by Parent. Such commercially reasonable best efforts shall include, without limitation, (i) making senior management of the Company and the Company Subsidiaries reasonably available for customary lender meetings and “roadshow” presentations and cooperating with prospective lenders in performing their due diligence, (ii) providing due diligence materials to potential financing sources, (iii) furnishing all financial statements and financial and other information that are reasonably required in connection with such Debt Financing, (iv) assisting Parent and its debt financing sources in the preparation of, and executing, if applicable, an offering document and definitive transaction documents for such Debt Financing, (v) cooperating with the marketing efforts of Parent and its debt financing sources for such Debt Financing, (vi) providing such other documents as may be reasonably requested by Parent (and reasonably available to the Company) in connection therewith, and (vii) facilitating the pledge of collateral (including the release of any Liens on the assets of the Company and its Company Subsidiaries) to secure the Debt Financing at and after the Closing Date.

(c) Neither Parent nor Merger Sub shall amend, modify, alter, waive, replace or agree to amend, modify, alter, waive or replace (in any case whether by action or inaction), any term of the Debt Financing Commitment if such amendment, modification, waiver or replacement (x) reduces the aggregate amount of the Debt Financing (including by increasing the amount of fees to be paid or original issue discount of the Debt Financing) beyond what is contemplated under the Debt Financing Commitment (other than as a result of the exercise of any lender flex provisions contained in any fee letter entered into by Parent or Merger Sub in connection with such Debt Financing Commitment (provided that no such exercise shall result in a reduction of the aggregate committed amount of financing under the Debt Financing Commitment)) if such reduction could reasonably be expected to hinder or delay the Closing Date or (y) imposes new or additional conditions or otherwise expands, amends or modifies any of the conditions to the receipt of the Debt Financing in a manner that would reasonably be expected to (I) delay or prevent the Closing Date, (II) make the funding of the Debt Financing (or satisfaction of the conditions to obtaining the Debt Financing) less likely to occur or (III) adversely impact the ability of Parent or Merger Sub, as applicable, to enforce its rights against other parties to the Debt Financing Commitment or the definitive agreements with respect thereto.

(d) Notwithstanding anything in this Agreement to the contrary, but subject to its compliance with Sections 6.29(a) – (c), after the date of this Agreement but prior to the Effective Time, Parent may replace, amend or supersede the Debt Financing Commitment to add lenders, lead arrangers, bookrunners, syndication agents or similar entities who are not parties to the Debt Financing Commitment as of the date of this Agreement, or otherwise by agreements (the “New Financing Commitments”) which replace, amend or supersede the existing Debt Financing Commitment and/or contemplate co-investment by or financing from one or more other or additional parties; provided, that the terms of the New Financing Commitment shall not impose new or additional conditions or otherwise expand, amend or modify any of the conditions to the receipt of the Debt Financing in a manner that would reasonably be expected to (I) delay or prevent the Closing Date, (II) make the funding of the Debt Financing (or satisfaction of the conditions to obtaining the Debt Financing) less likely to occur or (III) adversely impact the ability of Parent or Merger Sub, as applicable, to enforce its rights against other parties to the Debt Financing Commitment or the definitive agreements with respect thereto.

(e) As used in this Section 6.29, (x) the term “Debt Financing Commitment” shall be deemed to include the Debt Financing Commitment to the extent it is not so superseded at the time in question and any Alternative Financing Commitment and New Financing Commitment to the extent then in effect, and (y) the term “Debt Financing” as used herein shall mean the debt financing contemplated by the Debt Financing Commitment as modified pursuant to the foregoing clause (x).

6.30 Voting Agreement. Concurrently with the execution of this Agreement, the Company will cause the Stockholders set forth on Schedule 6.30 of the Company Disclosure Schedule to execute the Voting Agreement.

6.31 MTB Letter Agreements. The Company and UK Subsidiary shall use their respective reasonable best efforts to cause each of the MTB Plan Participants to enter into as soon as reasonably practicable following the date hereof an acknowledgment and release agreement with the Company with respect to each MTB Plan Participant’s rights in and to the Management Transaction Bonus Plan (the “MTB Letter Agreements”), in form and substance reasonably satisfactory to Parent, providing for (i) an acknowledgement by each such MTB Plan Participant that the amount set forth in such MTB Plan Participant’s MTB Letter Agreement represents the entire amount that such MTB Plan Participant is entitled to receive in connection with the Management Transaction Bonus Plan and (ii) a customary and full release in favor of the Company and UK Subsidiary with respect to such MTB Plan Participant’s rights under the Management Transaction Bonus Plan or any similar bonus plan implemented in connection with the transactions contemplated by this Agreement.

ARTICLE VII

CONDITIONS TO THE MERGER

7.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

(a) Stockholder Approval. This Agreement and the Merger shall have been adopted and approved by the Required Stockholder Vote of the stockholders of the Company in accordance with applicable Law and the Company Charter Documents.

(b) Government Approvals. All authorizations, consents, orders or approvals of, or declarations or filings with, or expiration of waiting periods imposed by, any Governmental Entity necessary for the consummation of the transactions contemplated by this Agreement including, but not limited to, the filing of the Merger Certificate with the Delaware Secretary and Legal Requirements under applicable state and federal securities laws that must be satisfied prior to the Effective Time, shall have been filed, occurred, or been obtained, other than filings with and approvals by foreign Governmental Entities relating to the Merger if failure to make such filings or obtain such approvals would not be materially adverse to (i) the Company, UK Subsidiary, or any Additional Subsidiary or (ii) Parent.

(c) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction, or other order issued by any Governmental Entity or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect (provided that at all times prior to any termination of this Agreement pursuant to Section 9.1, the parties shall use their commercially reasonable efforts to cause any such decree, judgment, injunction, or order to be vacated or lifted), nor shall any proceeding brought by a Governmental Entity be pending; nor shall there be any action taken, or any Law or Legal Requirement enacted, entered, enforced or deemed applicable to the Merger, which would make the consummation of the Merger illegal.

7.2 Additional Conditions to Obligations of the Company and UK Subsidiary. The obligations of the Company and UK Subsidiary to consummate the Merger and the transactions contemplated by this Agreement shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, which may be waived, in writing, exclusively by the Company:

(a) Representations, Warranties, and Covenants. The representations and warranties of Parent and Merger Sub contained in this Agreement that are not qualified by materiality or Material Adverse Effect shall be true and correct in all material respects, and the representations and warranties that are so qualified shall be true and correct, in each case on the date of this Agreement and as of the Closing Date, except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date), and Parent and Merger Sub shall have performed or complied in all material respects with all covenants, obligations, and conditions of this Agreement required to be performed or complied with by them on or prior to the Closing Date. The Company shall have been provided with a certificate confirming the foregoing executed on behalf of Parent by an authorized officer.

(b) No Material Adverse Effect. No event, circumstance, or condition of any character shall have occurred since the date of this Agreement, or shall exist as of the Effective Time, that has resulted in a Material Adverse Effect to Parent and its subsidiaries, taken as a whole.

(c) Declaration of Registration Rights. Parent shall have delivered to the Consideration Recipients an executed copy of the Declaration of Registration Rights.

(d) Listing. The shares of Parent Common issuable in connection with the Merger shall be listed for trading on the Nasdaq Stock Exchange Global Select Market.

7.3 Additional Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger and the transactions contemplated by this Agreement shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

(a) Representations and Warranties. The representations and warranties of the Company and UK Subsidiary contained in this Agreement that are not qualified by materiality or Material Adverse Effect shall be true and correct in all material respects, and the representations and warranties that are so qualified shall be true and correct, in each case on the date of this Agreement and as of the Closing Date, except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date), and the Company and UK Subsidiary shall have performed or complied in all material respects with all covenants, obligations, and conditions of this Agreement required to be performed on or complied with by them on or prior to the Closing Date. Parent shall have been provided with a certificate confirming the foregoing executed on behalf of each of the Company and UK Subsidiary by their respective Chief Executive Officers and by its Chief Financial Officers.

(b) Legal Opinion. Parent shall have received a legal opinion from Fenwick & West LLP, legal counsel to the Company, in substantially the form attached hereto as Exhibit E.

(c) Voting Agreement. Parent shall have received a fully executed copy of the Voting Agreement from all Stockholders set forth on Schedule 6.30, which shall be in full force and effect.

(d) No Material Adverse Effect. No event, circumstance, or condition of any character shall have occurred since the date of this Agreement, or shall exist as of the Effective Time, that has resulted in a Material Adverse Effect to the Company, UK Subsidiary and Additional Subsidiaries, taken as a whole.

(e) Employment. Parent shall have received executed copies of an employment agreement in form and substance acceptable to Parent duly executed by each of the Continuing Employees, and each such employment agreement shall be in full force and effect with no actual or threatened breach by any such Continuing Employee.

(f) Appraisal Rights. Stockholders of not more than ten percent (10%) of the outstanding shares of Company Capital Stock shall have exercised, nor shall they have any continued right to exercise, appraisal rights under Delaware Law with respect to the transactions contemplated by this Agreement.

(g) Termination of Stockholder Rights. Parent shall have been furnished evidence satisfactory to it that all rights granted by the Company to its stockholders and in effect prior to the Closing, including but not limited to rights of co sale, voting, registration, first refusal, board observation or information or operational covenants, shall have terminated as of the Effective Time and without limiting the foregoing, the Parent shall have been furnished evidence satisfactory to it that the Stockholders Agreement shall have been terminated in full.

(h) Termination of Company Options and Company Warrants. The Option Plan and each outstanding Company Option shall have been terminated effective immediately prior to the Effective Time and each outstanding Company Warrant shall have been terminated (and in connection with the termination or exercise of all warrants issued by the Company to ETV Capital SA or any Affiliate thereof (collectively, “ETV”), ETV shall acknowledge and confirm that the termination or exercise of such warrants represents the entirety of such warrants issued by the Company to ETV to the reasonable satisfaction of Parent).

(i) Payoffs and Release of Liens. The Company shall have delivered to Parent payoff letters or other evidence of payment reasonably satisfactory to Parent with respect to payment, contemporaneously with the Closing, of the MTB Initial Aggregate Amount, the Debt Payment Amount (and in connection with the payoff of the SVB UK Subsidiary Loan, Silicon Valley Bank shall also provide its written consent to the transactions contemplated by this Agreement and release all claims that it has or may have in connection with the SVB UK Subsidiary Loan to the reasonable satisfaction of Parent), the Employee Accrued Bonus Payments, and the Company Transaction Expenses. The Company and UK Subsidiary shall have further provided for and provided (i) evidence of payment of all other Indebtedness of the Company, UK Subsidiary, or any Additional Subsidiaries and (ii) evidence of release of all Liens affecting any of the assets of the Company, the UK Subsidiary, or any Additional Subsidiaries.

(j) Employee Accrued Bonus Payment Waivers and Releases. Parent shall have received evidence satisfactory to it that all employees or other service providers of the Company or any Company Subsidiary that receive an Employee Accrued Bonus Payment agree that such Employee Accrued Bonus Payment constitutes the entire consideration payable to such individual in respect to the Company or the Company Subsidiary’s obligations to such person with respect thereto and such person shall provide full and irrevocable waivers and releases in connection therewith.

(k) Consents. Parent shall have received evidence satisfactory to it that each of the Consents set forth on Schedule 7.3(k) of the Company Disclosure Schedules has been obtained.

(l) Parent Acquisition Financing. Parent shall have received the proceeds from the Debt Financing contemplated by the Debt Financing Commitment.

(m) UK Subsidiary Statutory Books. The Company shall have delivered to Parent’s UK counsel the true, correct and complete statutory and minute books of UK Subsidiary written up to immediately prior to the Closing and any company seal(s), certificates of incorporation, certificates of incorporation on change of name, all share certificates in respect of the issued share capital of UK Subsidiary, and all unused share certificates of UK Subsidiary.

(n) Letters of Resignation. The Company shall have delivered to Parent signed letters of resignation in a form satisfactory to Parent in respect of each of all of the directors and officers of the Company and all of the directors (except for Nigel Toon) and the company secretary of UK Subsidiary, in each case, who will resign at Closing.

(o) Compromise Agreements. The Company shall have delivered to Parent signed compromise agreements in a form satisfactory to Parent in respect of each of Iain Silvester and Jacqueline Barker complying with the provisions of section 203 of the Employment Rights Act 1996 and signed by the solicitor to each of the above named individuals.

(p) Auditors. The Company shall have delivered to the Parent the resignation of UK Subsidiary’s auditors together with a statement from such auditors under section 519 of the Companies Act that none of the circumstances mentioned in that section exist and that there are no fees or other payments due to them from the Company or any Company Subsidiary.

(q) Title Deeds and Documents. The Company shall have delivered the title deeds and documents relating to the UK Subsidiary’s Properties (including any original leases), which items may be delivered directly to Parent’s UK counsel.

(r) Deed of Release. The Company shall have delivered a signed deed of release and letter of non-crystallisation executed by Silicon Valley Bank in agreed form in respect of Liens affecting UK Subsidiary.

(s) UK Subsidiary Board Resolutions. The Company shall procure the holding of a meeting of the board of directors of UK Subsidiary or the passing of written resolutions of the directors of UK Subsidiary to: (i) appoint the persons nominated by Parent as directors and the secretary (if any); (ii) accept the resignations referred to in Section 7.3(n) and Section 7.3(p); (iii) approve this Agreement and other transaction documents to which UK Subsidiary is a party and authorise one or more of the directors referred to in (i) above to execute them on behalf of UK Subsidiary; (iv) approve the amendment to the IA Agreement; (v) change the registered office to 5 New Street Square, London, EC4A 3TW; (vi) cancel the existing bank mandates of UK Subsidiary and replace them with new mandates as requested by Parent; (vii) approve delivery to Parent of UK Subsidiary’s company authentication code to Parent; and (viii) approve the filing of the new articles of association of the UK Subsidiary.

(t) UK Subsidiary Articles. The Company shall have passed resolutions of UK Subsidiary adopting new articles of association of UK Subsidiary in a form satisfactory to the Parent, to be effective as at the Closing Date.

(u) Amendment to IA Agreement. Parent shall have been provided evidence to its satisfaction that the IA Amendment shall have been fully executed by the parties thereto.

(v) US Financial Statements. Parent shall have received a true and correct copy of each of the US Financial Statements in accordance with the terms and conditions of Section 6.20.

(w) Cronin Agreement. Parent shall have been provided evidence to its satisfaction that the Cronin Agreement shall have been terminated in full, neither the Company nor any Company Subsidiary has any obligation or Liability thereunder and Cronin Business Solutions Ltd. shall have provided a customary release in favor of the Company of all claims under the Cronin Agreement (except for Cronin Business Solutions Ltd.’s right to receive consideration under the Management Transaction Bonus Plan).

(x) MTB Letter Agreements. Parent shall have been provided evidence to its satisfaction that the MTB Letter Agreements shall have been fully executed by the parties thereto.

(y) Employees. At least ninety percent (90%) of the engineering employees of the Company and the Company Subsidiaries employed as of the date of this Agreement shall remain employed by the Company or the applicable Company Subsidiary (and shall not have provided notice of resignation to the Company or any Company Subsidiary) as of the Closing.

(z) Invention and IP Assignment Agreement. Parent shall have been provided evidence to its reasonable satisfaction that all current employees of the Company and the Company Subsidiaries as of the Closing (and all former employees of the Company or any Company Subsidiary named on patent filings of the Company or any Company Subsidiary) shall have executed and delivered invention and intellectual property assignment agreements, in form and substance reasonably satisfactory to Parent.

ARTICLE VIII

SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION AND ESCROW

8.1 Survival of Representations, Warranties, and Covenants. The representations, warranties, covenants and agreements of the Company and UK Subsidiary and of Parent, UK Acquiror, and Merger Sub contained in this Agreement or in any certificate or other agreement instrument delivered pursuant to this Agreement shall survive until 11:59 p.m. in Newport Beach, California on June 30, 2013 (other than covenants that would by their terms survive for a longer period); provided, however, that in the case of fraud or willful and knowing misrepresentation or willful and knowing breach, such representations, warranties, covenants, and agreements shall survive until the expiration of the applicable statute of limitations. The expiration of such period ending 11:59 p.m. in Newport Beach, California on June 30, 2013 or longer period, as applicable, is referred to as the “Survival Period.” Neither the Survival Period nor the Liability of any Indemnifying Party (as defined below) shall be reduced by any investigation made at any time by or on behalf of the Company or Parent. If a written notice of claim pursuant to this Article VIII and the Escrow Agreement has been given prior to the end of the Survival Period by Parent, then the relevant representations, warranties, covenants, and agreements shall continue to survive only as to such claim until the claim has been finally resolved. It is the express intent of the parties that, if the applicable Survival Period for an item as contemplated by this Section 8.1 is shorter than the statute of limitations that would otherwise have been applicable to such item, then, by contract, the applicable statute of limitations with respect to such item shall be reduced to the shortened Survival Period contemplated hereby.

8.2 Indemnification. If the Merger is consummated, each Stockholder receiving any portion of the Merger Consideration (except such Stockholders, if any, as shall have perfected their appraisal rights under Delaware Law) (each, an “Indemnifying Party” and collectively, the “Indemnifying Parties”) shall, severally and not jointly (and solely in proportion to their respective Pro Rata Share), indemnify and hold Parent and its officers, directors, agents and Affiliates (including UK Acquiror, the Surviving Corporation and the Company Subsidiaries) (the “Indemnified Parties”), harmless against all claims, losses, Liabilities, damages, deficiencies, costs and expenses, including reasonable attorneys’ fees and expenses of investigation and defense (hereinafter individually a “Loss” and collectively “Losses”) incurred or sustained by the Indemnified Parties, or any of them, directly or indirectly, as a result of (i) any breach or inaccuracy of (or any claim by any third party alleging, constituting, or involving an inaccuracy in or breach of) any representation or warranty of the Company or the UK Subsidiary contained in this Agreement or in any certificate delivered pursuant to this Agreement (provided, that, with respect to any breach or inaccuracy of the AR Collectability Representation, an Indemnified Party may only claim a Loss with respect to those accounts receivable of the Company or any Company Subsidiary that were included as Qualified Trade Accounts Receivables for purposes of the Closing Net Assets Adjustment); (ii) any failure by the Company, the UK Subsidiary, or any Additional Subsidiary to perform or comply with any covenant made by any of them contained in this Agreement; (iii) the [***] Litigation (including in connection with indemnification obligations under the [***] Agreement); (iv) the amount, if any, by which the Actual Closing Net Assets Adjustment exceeds the Closing Net Assets Adjustment; (v) any inaccuracies or misrepresentations or omissions in the Closing Estimates Certificate to the extent not otherwise deducted in the calculation of the Cash Amount; (vi) any commitment, undertaking, obligation or Liability of Parent, UK Acquiror, the Surviving Corporation and/or any Company Subsidiary under any Non-binding Document; (vii) breach or inaccuracy of (or any claim by any third party alleging, constituting, or involving an inaccuracy in or breach of) any representation or warranty of the Company or the UK Subsidiary contained in Section 3.31(b) of this Agreement, including, but not limited to any Losses incurred or sustained by the Parent, UK Acquiror, the Surviving Corporation and the Company Subsidiaries, or any of them, directly or indirectly, as a result of obtaining or seeking to obtain replacement Intellectual Property for Intellectual Property that was not validly acquired or licensed by such Person under any such Unexecuted Binding Contract; (viii) any Contract Consent Payment paid after the Closing (to the extent not otherwise deducted from the Cash Amount or reflected in the Closing Net Assets Adjustment at Closing); (ix) the Company or any Company Subsidiary’s failure to withhold as required under applicable Law in connection with the MTB Initial Cash Amount or the Company or any Company Subsidiary’s failure to pay any Transaction Payroll Taxes as required under applicable Law in connection with the MTB Initial Cash Amount to the extent not otherwise deducted in the calculation of the Cash Amount; (x) any out-of-pocket costs and expenses incurred by any Indemnified Party in connection with any audit, inquiry or other Legal Proceeding by any Governmental Authority with respect to any and all UK Tax Credit Amounts received or claimed by the UK Subsidiary, including, without limitation, all

[***] Confidential portions of this document have been redacted and filed separately with the Commission.

costs and expenses of accountants or legal counsel incurred by any Indemnified Party in connection therewith (the “UK Tax Credit Losses”); (xi) “most favored nations” or other similar provisions for the benefit of IPA under the IA Agreement; (xii) any breach or inaccuracy of (or any claim by any third party alleging, constituting, or involving an inaccuracy in or breach of) any representation or warranty of the Company or the UK Subsidiary contained in Section 3.10(xxv) of this Agreement; (xiii) (A) any threatened or actual Legal Proceeding made or brought by any Stockholder or any Affiliate thereof against the Parent, UK Acquiror, the Company, and/or any Company Subsidiary in connection with or arising from this Agreement, the Merger, and/or the transactions contemplated by this Agreement and/or any equity and/or debt financing consummated by the Company and/or any Company Subsidiary on or prior to the Closing Date, including, without limitation, any such Legal Proceedings relating to claims for breach of fiduciary duty or (B) any payments with respect to Dissenting Shares to the extent that such payments, in the aggregate, exceed the value of the amounts that otherwise would have been payable pursuant to Section 2.6 upon the exchange of such Dissenting Shares, plus all Losses associated with defending any threatened or actual Legal Proceedings (including demands for appraisal rights with the Delaware Court of Chancery) made or brought by any Stockholder or any Affiliate thereof in connection with any such Dissenting Shares held by such Stockholder; (xiv) any threatened or actual Legal Proceeding in connection with or arising from the Trademark Opposition Matter; and (xv) any breach or inaccuracy of (or any claim by any third party alleging, constituting, or involving an inaccuracy in or breach of) any representation or warranty of the Company or the UK Subsidiary contained in Section 3.14(m) of this Agreement. The categories of Losses and matters addressed in clauses (iii) through (xv) of the preceding sentence are referred to as “Special Liability Losses.” For purposes of determining the accuracy of any representation or warranty pursuant to this Agreement, any update, or supplement to, or modification of the Company Disclosure Schedule made or purported to be made after the date of this Agreement shall be disregarded, regardless of whether such update, supplement, or modification is otherwise required pursuant to this Agreement. The calculation of Losses pursuant to this Section 8.2 shall be made without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth in this Agreement or in any other agreement, certificate, instrument, or document delivered pursuant to this Agreement; provided, however that such limitations as to “materiality” and “Material Adverse Effect” shall be taken into account in determining whether a breach of such representation, warranty, covenant, or agreement exists. For purposes of this Article VIII, “damages” with respect to punitive damages, shall only include amounts actually paid to a third party.

8.3 Escrow Arrangements

(a) By virtue of this Agreement and as security for the indemnity provided for in Section 8.2 hereof, promptly after the Effective Time, UK Acquiror will deposit (or cause to be deposited) the (i) Primary Escrow Amount (provided that with respect to the UK Tax Credit Amount portion of the Primary Escrow Amount, such amount will be deposited as and when received by UK Subsidiary pursuant to Section 6.28) with the Escrow Agent, without any act of any Stockholder, to constitute an escrow fund for the Primary Escrow Amount (the “Primary Escrow Fund”) and (ii) Secondary Escrow Amount with the Escrow Agent, without any act of any Stockholder, to constitute a separate escrow fund for the Secondary Escrow Amount (the “Secondary Escrow Fund” and together with the Primary Escrow Fund, the “Escrow Funds”) to be governed by the terms set forth in this Agreement and the Escrow Agreement. The Escrow Funds shall be available to compensate the Indemnified Parties for any claims by such parties for any Losses suffered or incurred by them and for which they are entitled to recovery under this Article VIII and the Escrow Agreement; provided, that, the Indemnified Parties shall first seek recourse against the Primary Escrow Fund for any and all Losses for which Indemnified Parties are entitled to recovery under this Article VIII until the Primary Escrow Fund has been depleted in full (subject to any amounts reserved in the Primary Escrow Fund for the UK Tax Credit) in accordance with the terms of this Agreement and the Escrow Agreement and following the time, if ever, that the Primary Escrow Fund has been so depleted in full (subject to any amounts reserved in the Primary Escrow Fund for the UK Tax Credit), Indemnified Parties shall then seek recourse against the Secondary Escrow Fund with respect to any and all Secondary Covered Losses. The Indemnified Parties may recover from the Escrow Funds all Losses for which there is no objection from the Stockholder Representative or for which any objection has been resolved in accordance with this Article VIII and the Escrow Agreement. The procedures for the Indemnified Parties to make claims against the Escrow Funds, for the Stockholder Representative to object to such claims, and for the Indemnified Parties to resolve any such objections shall be as set forth in the Escrow Agreement. It is intended that any distributions received by the Indemnifying Parties from the Escrow Funds shall, except to the extent required to be treated as imputed interest, be eligible for installment method reporting pursuant to Section 453 of the Code. UK Acquiror shall be treated as the owner of the Escrow Funds for all Tax purposes and shall report as income all interest and other income earned with respect thereto.

(b) As soon as reasonably practicable (but in any event within three Business Days) following the expiration of the Escrow Period, Parent, UK Acquiror and the Stockholders’ Representative shall cause the Escrow Agent to distribute to the Consideration Recipients all of the remaining Primary Escrow Fund, less the sum of (A) in the event that the UK Tax Credit Audit Period has not expired, the UK Tax Credit Amount and (B) if any claims are unresolved before the expiration of the Escrow Period (collectively, the “Unresolved Claims”), an amount equal to the total amount of Losses then being claimed by the Indemnified Parties with respect to such Unresolved Claims. As soon as reasonably practicable (but in any event within three Business Days) following resolution of any such Unresolved Claim, Parent, UK Acquiror and the Stockholder Representative shall cause the Escrow Agent to distribute to the Consideration Recipients all remaining Primary Escrow Fund, if any, not required to satisfy any then still Unresolved Claims; provided, that, until the expiration of the UK Tax Credit Audit Period, in no event shall the remaining Primary Escrow Fund following any distribution of Primary Escrow Funds pursuant to this sentence be less than the sum of (A) the UK Tax Credit Amount (or if the amounts that then remains in the Primary Escrow Fund is less than the UK Tax Credit Amount pursuant to the terms of this Article VIII and the Escrow Agreement, then such amount that then remains in the Primary Escrow Fund) and (B) and the total amount of Losses then being claimed by the Indemnified Parties with respect to Unresolved Claims. As soon as reasonably practicable (but in any event within three Business Days) following the expiration of the UK Tax Credit Audit Period, Parent, UK Acquiror and the Stockholder Representative shall cause the Escrow Agent to distribute to the Consideration Recipients an amount of Primary Escrow Funds equal to the amount of the UK Tax Credit Amount, less the sum of (i) any amount of the UK Tax Credit Amount for which HM Revenue & Customs finally determines that UK Subsidiary is not so legally entitled to receive or retain, (ii) the UK Tax Credit Losses (if any) and (iii) the total amount of Losses then being claimed by the Indemnified Parties with respect to Unresolved Claims (including any pending claims by any Governmental Entity with respect to the UK Tax Credit).

(c) As soon as reasonably practicable (but in any event within three Business Days) following the expiration of the Escrow Period, Parent, UK Acquiror and the Stockholders’ Representative shall cause the Escrow Agent to distribute to the Consideration Recipients all of the remaining Secondary Escrow Fund, less an amount equal to the total amount of Secondary Covered Losses then being claimed by the Indemnified Parties with respect to such Unresolved Claims. As soon as reasonably practicable (but in any event within three Business Days) following resolution of any such Unresolved Claim, Parent, UK Acquiror and the Stockholder Representative shall cause the Escrow Agent to distribute to the Consideration Recipients all remaining Secondary Escrow Funds, if any, not required to satisfy any then still Unresolved Claims.

(d) All Primary Escrow Fund and Secondary Escrow Fund amounts released to the Consideration Recipients pursuant to Section 8.3(b) and Section 8.3(c) shall be referred to as “Released Escrow Amounts” and shall be allocated pursuant to Section 2.6(f) above. Notwithstanding anything contained in this Section 8.3, the parties hereto acknowledge and agree that the Escrow Agent will distribute a portion of any Released Escrow Amount to the UK Acquiror or its designee in an amount necessary for the UK Acquiror to satisfy its or its Affiliate’s obligations under the Management Transaction Bonus Plan and the Barclays Letter with respect to such Released Escrow Amount.

(e) Notwithstanding anything contained herein to the contrary (but subject to Section 8.7(b) and Section 8.7(c)), with respect to any and all UK Tax Credit Losses for which the Escrow Funds were insufficient to provide the Indemnified Parties with full recourse for such UK Tax Credit Losses, the Indemnified Parties shall have the right to seek recourse for such unrecouped UK Tax Credit Losses directly against the Indemnifying Parties on a several and not joint basis (and solely in proportion to their respective Pro Rata Share). In the event of any breach or inaccuracy of any representation, warranty, covenant or agreement of any Stockholder contained in the letter of transmittal delivered by any such Stockholder in connection with the transactions contemplated by this Agreement (any such Loss arising from this sentence shall be referred to as an “LT Loss”), then the Indemnified Parties may seek recourse for such Loss directly against the applicable Stockholder whose breach resulted in such LT Loss, subject to Section 8.7(b) and Section 8.7(c).

(f) The term “UK Tax Credit Audit Period” shall mean the time period commencing on the Effective Time and ending the earlier of (x) the last day of the period of time for which HM Revenue & Customs has the right to audit the UK Tax Credit under applicable Law in relation to the relevant accounting period in respect of which the UK Tax Credit has been claimed or (y) the final and binding resolution of any such audit by HM Revenue & Customs of the UK Tax Credit in relation to the relevant accounting period in respect of which the UK Tax Credit has been claimed.

8.4 Loss Thresholds. Notwithstanding any provision of this Agreement to the contrary, and except as set forth in the second sentence of this Section 8.4, the Indemnified Parties may not recover any Losses under Section 8.2 until the total of all Losses exceeds TWO HUNDRED THOUSAND DOLLARS ($200,000.00) in the aggregate (the “Losses Threshold”), in which case, subject to the other limitations contained in this Agreement, the Indemnified Parties may recover all Losses from the first dollar of Losses, including those used to compute the Losses Threshold. Notwithstanding the foregoing, the Losses Threshold shall not apply with respect to Special Liability Losses.

8.5 Third Party Claims. In the event Parent becomes aware of a third-party claim (a “Third-Party Claim”) which Parent reasonably believes may result in a claim for indemnification for Losses pursuant to this Article VIII and the Escrow Agreement, Parent shall promptly notify the Stockholder Representative of such claim, and the Stockholder Representative shall be entitled, at the expense of the Indemnifying Parties (with the understanding that the Escrow Funds will not be used by the Stockholder Representative and/or the Indemnifying Parties to fund such expenses), to participate in, but not to determine or conduct, the defense of such claim. The Stockholder Representative shall have the right to receive copies of all pleadings, notices and communications with respect to the Third-Party Claim to the extent that receipt of such documents by the Stockholder Representative does not affect any privilege relating to Parent. Parent shall have the right in its sole discretion to conduct the defense of and to settle any such Third-Party Claim; provided, however, that except with the consent of the Stockholder Representative, no settlement of any such Third-Party Claim shall be determinative of the amount of Losses or the indemnification obligation of the Indemnifying Parties with respect to such Losses. In the event that the Stockholder Representative consents to any such settlement of a Third-Party Claim, no Indemnifying Party shall have any power or authority under this Article VIII or the Escrow Agreement to object to the amount of Parent’s claim for Losses against the Escrow Funds with respect thereto.

8.6 Stockholder Representative.

(a) In the event that the Merger is approved, effective upon such vote, and without further act of any Stockholder, Shareholder Representative Services LLC, a Colorado limited liability company shall be appointed as agent and attorney-in-fact (the “Stockholder Representative”) for each Stockholder (except such Stockholders, if any, as shall have perfected their appraisal rights under Delaware Law), for and on behalf of such Stockholders, to take all actions required or permitted by this Agreement or the Escrow Agreement, including without limitation to give and receive notices and communications, to authorize payment to Parent of funds from the Escrow Funds in satisfaction of claims by Parent, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of Stockholder Representative for the accomplishment of the foregoing. Such agency may be changed by the Stockholders from time to time upon not less than thirty (30) days prior written notice to Parent and Escrow Agent; provided that the Stockholder Representative may not be removed unless holders of a majority–in–interest of the Escrow Funds agree to such removal and to the identity of the substituted agent. If the Stockholder Representative shall resign or there is otherwise any vacancy in the position of Stockholder Representative, such vacancy may be filled by approval of the holders of a majority–in–interest of the Escrow Funds. No bond shall be required of the Stockholder Representative, and the Stockholder Representative shall not receive compensation for his, her or its services other than pursuant to the terms of the Stockholder Representative Agreement entered into between Shareholder Representative Services LLC, the Company and certain of the Stockholders on or about the date hereof. Notices or communications to or from the Stockholder Representative shall constitute notice to or from each of the Stockholders for purposes of claims against the Escrow Funds under this Agreement and the Escrow Agreement.

(b) The Stockholder Representative shall not be liable for any act done or omitted hereunder as Stockholder Representative while acting in good faith and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith.

(c) Notwithstanding anything to the contrary contained herein, each Indemnifying Party shall severally and not jointly (and solely in proportion to their respective Pro Rata Share) indemnify and hold harmless and reimburse the Stockholder Representative from and against any and all Losses suffered or incurred by the Stockholder Representative arising out of or resulting from any action taken or omitted to be taken by the Stockholder Representative under this Agreement (collectively, the “Stockholder Representative Expenses”) provided that in the event it is finally adjudicated that a Stockholder Representative Expense or any portion thereof was primarily caused by the gross negligence, bad faith or willful misconduct of the Stockholder Representative, the Stockholder Representative will reimburse the Indemnifying Parties the amount of such indemnified Stockholder Representative Expense attributable to such gross negligence, bad faith or willful misconduct. At the Closing, UK Acquiror shall deposit an amount equal to the Stockholder Representative Escrow Amount to an account designated in writing by the Stockholder Representative, to be held by the Stockholder Representative for the payment of expenses incurred by the Stockholder Representative in performing his, her or its duties pursuant to this Agreement. The Stockholder Representative Escrow Amount shall be held by the Stockholder Representative as agent and for the benefit of the Indemnifying Parties in a segregated client account and shall be used for the purposes of paying directly, or reimbursing the Stockholder Representative for, any Stockholder Representative Expenses. The Stockholder Representative will hold these funds separate from its corporate funds, will not use these funds for its operating expenses or any other corporate purposes and will not voluntarily make these funds available to its creditors in the event of bankruptcy. The Indemnifying Parties shall not receive interest or other earnings on the Stockholder Representative Escrow Amount and the Indemnifying Parties irrevocably transfer and assign to the

Stockholder Representative any ownership right that they may have in any interest that may accrue on the Stockholder Representative Escrow Amount. The Indemnifying Parties acknowledge that the Stockholder Representative is not providing any investment supervision, recommendations or advice. The Stockholder Representative shall have no responsibility or liability for any loss of principal of the Stockholder Representative Escrow Amount other than as a result of its gross negligence, bad faith or willful misconduct. For tax purposes, the Stockholder Representative Escrow Amount shall be treated as having been received and voluntarily set aside by the Indemnifying Parties at the time of Closing.

(d) Any of the Stockholder Representative Escrow Amount originally deposited with the Stockholder Representative at the Closing that has not been expended or that the Stockholder Representative is not permitted to otherwise retain pursuant to the terms of this Agreement as soon as practicable following the latest of (i) the end of the Escrow Period, (ii) the date on which all indemnification claims of the Indemnified Parties outstanding at the end of such period have been discharged in full and (iii) the date on which all earn-out matters shall have been fully resolved, shall be returned by the Stockholder Representative to the Escrow Agent and will constitute a “Released Escrow Amount” and will be allocated in accordance with the provisions of Section 2.6(f). Parent shall have no Liability relating to the administration of the Stockholder Representative Escrow Amount. Additionally, following the termination of the Escrow Period, or, with respect to any portions of the Escrow Funds retained beyond the Escrow Period for pending claims, following the date on which such indemnification claims of the Indemnified Parties outstanding at the end of such period have been discharged in full, with respect to any Stockholder Representative Expenses that are not reimbursed by any Indemnifying Party as provided for herein, the Stockholder Representative shall be entitled to set off such Stockholder Representative Expenses against the Escrow Amount that would otherwise have been distributed to such Indemnifying Parties pursuant to the terms hereof at the time of distribution in accordance with written instructions delivered by the Stockholder Representative to the Escrow Agent; provided, however, that no such Stockholder Representative Expenses shall be set off against the Escrow Funds prior to the date(s) on which funds from the Escrow Funds would otherwise be distributable to the Indemnifying Parties as provided for herein, and no Stockholder Representative Expenses shall be reimbursed from or set off against the Escrow Funds if the aggregate Losses of the Indemnifying Parties hereunder exceed the Escrow Funds. For the avoidance of doubt, while this section allows the Stockholder Representative to be paid from the Stockholder Representative Escrow Amount, this does not relieve the Indemnifying Parties from their obligation to promptly pay any Stockholder Representative Expenses as they are suffered or incurred, nor does it prevent the Stockholder Representative from seeking any remedies available to it at law or otherwise against the Indemnifying Parties.

(e) A decision, act, consent, or instruction of the Stockholder Representative with respect to the Escrow Funds shall constitute a decision of all the Stockholders for whom a portion of the Escrow Amount otherwise issuable to them is deposited in the Escrow Funds and shall be final, binding, and conclusive upon each of such Stockholders with respect to the Escrow Funds, and the Escrow Agent and Parent may rely upon any such decision, act, consent or instruction of the Stockholder Representative as being the decision, act, consent or instruction of each and every such Stockholder. The Escrow Agent and Parent are hereby relieved from any Liability to any Person for any acts done by them in accordance with such decision, act, consent, or instruction of the Stockholder Representative.

(f) Following the delivery of each indemnification claim notice and the Final Revenue Certification, the Stockholder Representative and its representatives and agents shall be given all such access (including electronic access, to the extent available) as they may reasonably require to the books and records of the Surviving Corporation and access to such personnel or representatives of the Surviving Corporation and Parent, including but not limited to the individuals responsible for preparing the Final Revenue Certification or the individuals responsible for the matters that are subject of such claim notice, as the case may be, as they may reasonably require for the purposes of investigating or resolving any disputes or responding to any matters or inquiries raised in such Final Revenue Certification or claim notice, as applicable.

(g) Notwithstanding any other provisions of this Section 8.6, the authority of the Stockholder Representative is limited as follows: (i) the Stockholder Representative may not agree to any amendment, modification or waiver of this Agreement or the Escrow Agreement which would decrease the aggregate amount payable to any Stockholder pursuant to this Agreement without the consent of such Stockholder; (ii) the Stockholder Representative may not agree to any amendment, modification or waiver of this Agreement or the Escrow Agreement which would result in the amounts payable by the UK Acquiror or Merger Sub as consideration for the issued and outstanding shares of Company Capital Stock represented by the Certificates being distributed in any manner other than as set forth in this Agreement, without the consent of all of the Consideration Recipients; (iii) the Stockholder Representative may not agree to any amendment, modification or waiver of this Agreement or the Escrow Agreement which would result in an increase of any Stockholder’s indemnity or other obligations or liabilities under this Agreement or the Escrow Agreement without the consent of such Stockholder; and (iv) the Stockholder Representative may not agree to any amendment, modification or waiver to this Agreement or the Escrow Agreement which provides for any increase in the amount of the Escrow to be provided by any Consideration Recipient, or any decrease in the amount of consideration to be received by any Consideration Recipient, or any extension of the time period for when any monies receivable by a Consideration Recipient will actually be received by such Consideration Recipient, without the prior written consent of such Consideration Recipient.

8.7 Nature of Remedy; Limitations of Liability.

(a) Except as set forth in Section 8.7(b), Section 8.7(c) and Section 8.3(e), recourse against the Escrow Funds shall be the sole and exclusive remedy of the Indemnified Parties against the Indemnifying Parties with respect to indemnification claims pursuant to Article VIII of this Agreement and the Escrow Agreement.

(b) Notwithstanding anything to the contrary set forth in this Agreement, (i) the maximum Liability of a Stockholder arising out of or pursuant to this Agreement and the Escrow Agreement (other than for Losses directly resulting from the fraud or willful and knowing misrepresentation or willful and knowing breach committed by such Stockholder as set out in

Section 8.7(b)(ii) below) shall not exceed the portion of Merger Consideration actually received by such Stockholder, which for the avoidance of doubt shall be calculated as (aa) the amount of any cash Merger Consideration actually received in cleared funds by such Stockholder and (bb) any amount of Parent Common actually received by such Stockholder provided that where such Stockholder has received an amount of Parent Common it may elect, in its sole discretion, to either return up to a maximum of the same number of Parent Common shares that it received to Parent or up to a maximum of the net cash proceeds that it actually received from the sale of such Parent Common in full and final satisfaction of any Liability in relation to such Parent Common (or in the case of a Stockholder that is a limited partnership that has distributed any shares of Parent Common to its limited partners, the value of each such share of Parent Common so distributed solely for purposes of calculating such Stockholder’s maximum Liability under this clause (i) with respect to shares of Parent Common so received shall equal the closing sales price of Parent Common in trading on the Nasdaq Global Select Market on such distribution date (or if such distribution date is not a Trading Day, then the Trading Day immediately prior to such distribution date)); (ii) nothing in this Agreement shall limit the Liability of any Stockholder (and the Escrow Funds shall not be the exclusive remedy and the Indemnified Parties shall have the right to seek recourse directly against such Stockholder) in respect of Losses directly resulting from any fraud or willful and knowing misrepresentation or willful and knowing breach committed by such Stockholder; and (iii) no Stockholder shall be liable with respect to the fraud or willful and knowing misrepresentation or willful and knowing breach of any other Stockholder.

(c) Subject to Section 8.7(b)(i) above, with respect to any Losses arising out of (A) any fraud or willful and knowing misrepresentation or willful and knowing breach committed by the Company or UK Subsidiary or (B) UK Tax Credit Losses, the Escrow Funds shall not be the exclusive remedy and the Indemnified Parties shall have the right to seek recourse directly against such Stockholder solely on a several basis and in proportion to such Stockholder’s respective Pro Rata Share.

ARTICLE IX

TERMINATION, AMENDMENT, AND WAIVER

9.1 Termination. Except as provided in Section 9.2 below, this Agreement may be terminated and the Merger and the other transactions contemplated hereby abandoned at any time prior to the Effective Time:

(a) by the mutual written agreement of the Company and Parent, duly authorized and approved by the Board of Directors of both Parent and the Company;

(b) by either Parent or the Company, by written notice to the other, if:

(i) the Effective Time has not occurred by March 31, 2012 (provided that the right to terminate this Agreement under this Section 9.1(b)(i) shall not be available to any party whose willful failure to fulfill any obligation hereunder has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date);

(ii) there shall be a final nonappealable order of a federal or state court in effect preventing consummation of the Merger; or

(iii) there shall be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Entity that would make consummation of the Merger illegal.

(c) by Parent, by written notice to the Company, if:

(i) there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger, by any Governmental Entity, which would: (i) prohibit Parent’s or the Company’s ownership or operation of any portion of the business of the Company or (ii) compel Parent or the Company to dispose of or hold separate, as a result of the Merger, any portion of the business or assets of the Company or Parent;

(ii) there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the Company or UK Subsidiary and as a result of such breach the conditions set forth in Section 7.3(a) would not then be satisfied; provided, however, that if such breach is curable by the Company or UK Subsidiary, as applicable, within ten (10) days through the exercise of its reasonable best efforts, then for so long as the Company or UK Subsidiary, as applicable, continues to exercise such reasonable best efforts, Parent may not terminate this Agreement under this Section 9.1(c)(ii) unless such breach is not cured within such ten (10) day period (but no cure period shall be required for a breach which by its nature cannot be cured); or

(iii) the Company has not received the Required Stockholder Vote within twenty-four (24) hours following the execution and delivery of this Agreement.

(d) by the Company, by written notice to Parent, if: there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Parent, UK Acquiror or Merger Sub and as a result of such breach the conditions set forth in Section 7.2(a) would not then be satisfied; provided, however, that if such breach is curable by Parent, UK Acquiror or Merger Sub within ten (10) days through the exercise of its reasonable best efforts, then for so long as Parent, UK Acquiror or Merger Sub continues to exercise such reasonable best efforts, the Company may not terminate this Agreement under this Section 9.1(d) unless such breach is not cured within such ten (10) day period (but no cure period shall be required for a breach which by its nature cannot be cured).

Where action is taken to terminate this Agreement pursuant to this Section 9.1, it shall be sufficient for such action to be authorized by the Board of Directors of the party taking such action.

9.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith become void, and there shall be no liability or obligation on the part of Parent, UK Acquiror, Merger Sub, or the Company or UK Subsidiary, or their respective officers, directors, or stockholders, provided that (i) the provisions of Section 6.5 (Confidentiality), Section 6.6 (Public Disclosure), Article IX (Termination, Amendment and Waiver), and Article X (General Provisions) shall remain in full force and effect and survive any termination of this Agreement and (ii) the termination of this Agreement shall not relieve any party from any liability for any willful and knowing breach of this Agreement.

9.3 Amendment. Except as is otherwise required by applicable Law, prior to the Closing, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed by Parent and the Company or UK Subsidiary and, in respect of matters under this Agreement that expressly relate to the Stockholder Representative, the Stockholder Representative. Except as is otherwise required by applicable Law, after the Closing, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed by Parent and by the Stockholders who receive more than 50% of the Merger Consideration issued or to be issued pursuant to Section 2.6. Notwithstanding the foregoing provisions of this Section 9.3, (i) any amendment of this Agreement which would decrease the aggregate amount payable to any Stockholder pursuant to this Agreement shall require the written consent of each such Stockholder; (ii) any amendment of this Agreement which would result in the amounts payable by the Parent or Merger Sub as consideration for the issued and outstanding shares of Company Capital Stock represented by the Certificates being distributed in any manner other than as set forth in this Agreement, shall not be made without the written consent of all of the Consideration Recipients; (iii) any amendment of this Agreement which would result in an increase of any Stockholder’s indemnity or other obligations or liabilities under this Agreement shall require the written consent of each such Stockholder; and (iv) any amendment to this Agreement which provides for any increase in the amount of the Escrow Funds to be provided by any Consideration Recipient, or any decrease in the amount of consideration to be received by any Consideration Recipient, or any extension of the time period for when any monies receivable by a Consideration Recipient will actually be received by such Consideration Recipient, shall require the written consent of each such Consideration Recipient.

9.4 Extension; Waiver. At any time prior to the Effective Time, Parent and Merger Sub, on the one hand, and the Company, on the other, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations of the other party hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

ARTICLE X

GENERAL

10.1 Notices. Any request, communication, or other notice required or permitted hereunder shall be in writing and shall be deemed to have been duly given if sent by facsimile or delivered by international courier service or personal delivery (as the situation may require) at the respective address or facsimile number of the party receiving notice as set forth below. Any party hereto may, by notice so given, change its address or facsimile number for future notice hereunder. All such notices and other communications hereunder shall be deemed given (i) upon confirmation of delivery, if sent by facsimile or (ii) upon delivery, if sent by recognized overnight or international courier service or personal delivery:

(a)	if to Parent, UK Acquiror, or Merger Sub to:

Mindspeed Technologies, Inc.

4000 MacArthur Blvd., East Tower

Newport Beach, California, 92660

U.S.A.

Attn: Vice President, General Counsel, and Secretary

Telephone No.: 1 949 579 3000

Facsimile No.: 1 949 579 3010

with copies (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati, P.C.

12235 El Camino Real, Suite 200

San Diego, California 92130 U.S.A.

Attn: Robert F. Kornegay

Telephone No.: 1 858 350 2300

Facsimile No.: 1 858 350 2399

(b)	if to the Company or UK Subsidiary, to:

Picochip Ltd.

Upper Borough Court

Upper Borough Walls

Bath BA1 1RG

United Kingdom

United Kingdom

Attn: Company Secretary

Telephone No.: +44 1225 469 744

Facsimile No.: +44 1225 469 767

with a copy (which shall not constitute notice) to:

Fenwick & West LLP

Silicon Valley Center

801 California Street

Mountain View, California 94041

Attn: Richard Dickson

Telephone No.: 1 650 335 7679

Facsimile No.: 1 650 938 5200

(c)	if to the Stockholder Representative, to:

Shareholder Representative Services LLC

601 Montgomery Street, Suite 2020

San Francisco, CA 94111

Attn: Managing Director

Email: deals@shareholderrep.com

Telephone No.: 1 415 367 9400

Facsimile No.: 1 415 962 4147

in all cases, with a copy (which shall not constitute notice) to:

Fenwick & West LLP

Silicon Valley Center

801 California Street

Mountain View, California 94041

Attn: Richard Dickson

Telephone No.: 1 650 335 7679

Facsimile No.: 1 650 938 5200

(d)	if to the Escrow Agent or Exchange Agent, to:

The Bank of New York Mellon

480 Washington Boulevard, 29th Floor

Jersey City, NJ 07310

Attn: Jaddiel Ramos

Telephone No.: (201) 680-4364

Facsimile No.: (201) 680-6579

10.2 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that no two parties need sign the same counterpart.

10.3 Entire Agreement; Assignment; No Third Party Beneficiaries. This Agreement, the Company Disclosure Schedule, the exhibits and schedules hereto and thereto, and the other documents and instruments and other agreements among the parties hereto referenced herein and therein (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; (b) are not intended to confer upon any other person any right or remedy hereon (except that Section 6.21 is intended to benefit the D&O Indemnified Parties); and (c) shall not be assigned by operation of Law or otherwise by any party, provided that Parent may assign its rights and delegate its obligations hereunder to any subsidiary or affiliate corporation of Parent or any successor-in-interest to Parent or Parent’s business by way of merger, acquisition, consolidation, amalgamation, or any similar transaction (in any or all of which cases Parent shall remain responsible for the performance of all of its obligations hereunder). This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

10.4 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void, or unenforceable, the remainder of this Agreement will continue in full force and effect, and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business, and other purposes of such void or unenforceable provision.

10.5 Expenses. In the event the Merger is not consummated, all fees and expenses incurred in connection with the Merger, including, without limitation, all legal, accounting, financial advisory, consulting, and other fees and expenses of third parties incurred (collectively, “Third Party Expenses”) by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, shall be the obligation of the respective party incurring such fees and expenses.

10.6 Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

10.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof. Each of the parties hereto agrees that process may be served upon them in any manner authorized by Delaware Law for such persons and waives and covenants not to assert or plead any objection that they might otherwise have to such jurisdiction and such process.

10.8 Consent to Jurisdiction. Each of the parties hereto irrevocably consents, for and on behalf of itself and any of its properties and assets, to the service of the summons and complaint and any other process in any action or proceeding relating to this Agreement or the transactions contemplated hereby in accordance with Section 10.1 or in such other manner as may be permitted by applicable Law or Legal Requirement, and nothing in this Section 10.8 shall affect the right of any party to serve legal process in any other manner permitted by applicable Law or Legal Requirement. Each of the parties to this Agreement irrevocably and unconditionally (a) consents and submits itself and its properties and assets in any action or proceeding to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, only if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware) in the event any dispute or controversy arises out of this Agreement or the transactions contemplated hereby; (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (c) agrees that any actions or proceedings arising in connection with this Agreement or the transactions contemplated hereby shall be brought, tried, and determined only in the Court of Chancery of the State of Delaware (or, only if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware); (d) waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (e) agrees that it will not bring any action relating to this Agreement or the transactions contemplated hereby in any court other than the aforesaid courts. Each of Parent, Merger Sub, the Company, and UK Subsidiary agrees that a final judgment in any action or proceeding in such courts as provided above shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law or Legal Requirement.

10.9 Specific Performance. The parties hereto agree that irreparable damage will occur in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state thereof having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity (subject to the provisions of this Agreement).

10.10 Waiver of Jury Trial. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY ANCILLARY OR OTHER AGREEMENT REFERENCED HEREIN AND DELIVERED IN CONNECTION WITH THIS AGREEMENT, OR ANY ACTION OR OMISSION TO ACT BY ANY OF PARENT, THE COMPANY, UK SUBSIDIARY, OR MERGER SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE, AND ENFORCEMENT HEREOF OR THEREOF.

10.11 Parent Assurance. Parent hereby assures any and all payment obligations of UK Acquiror to the Consideration Recipients under this Agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, Parent, UK Acquiror, Merger Sub, the Company, the UK Subsidiary and the Stockholder Representative have caused this Agreement to be signed by their duly authorized respective officers, all as of the date first written above.

MINDSPEED TECHNOLOGIES, INC. a Delaware corporation		PICOCHIP INC. a Delaware corporation

By:	/s/ Raouf Y. Halim	By:	/s/ Nigel Toon
	President and Chief Executive Officer		President and Chief Executive Officer

PICOCHIP LTD. a private company registered in England and Wales		PLATINUM ACQUISITION CORPORATION a Delaware corporation

By:	/s/ Nigel Toon	By:	/s/ Raouf Y. Halim
	Director		Chief Executive Officer

PLATINUM ACQUISITION (UK) LIMITED a private company registered in England and Wales

By:	/s/ Raouf Y. Halim
Director

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

IN WITNESS WHEREOF, Parent, UK Acquiror, Merger Sub, the Company, the UK Subsidiary and the Stockholder Representative have caused this Agreement to be signed by their duly authorized respective officers, all as of the date first written above.

STOCKHOLDER REPRESENTATIVE:

SHAREHOLDER REPRESENTATIVE SERVICES LLC, a Colorado limited liability company, solely in its capacity as the Stockholder Representative: (as to the provisions of Sections 2.7, 6.6, 6.23, 6.28 and Article VIII only)

By:	/s/ Paul Koenig
Name:	Paul Koenig
Title:	Managing Director

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

EXHIBIT A

FORM OF VOTING AGREEMENT

EXHIBIT B

FORM OF ESCROW AGREEMENT

EXHIBIT C

FORM OF CERTIFICATE OF MERGER

EXHIBIT D

FORM OF LETTER OF TRANSMITTAL

EXHIBIT E

FORM OF LEGAL OPINION

EXHIBIT F

FORM OF FIRPTA CERTIFICATE

EXHIBIT G

FORM OF DECLARATION OF REGISTRATION RIGHTS